Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234343

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2019

Preliminary Prospectus Supplement

(To prospectus dated November 7, 2019)

$

    % Senior Unsecured Notes due 2024

Global Ship Lease, Inc. is offering $                 aggregate principal amount of its     % Senior Unsecured Notes due 2024 (the “Notes”), as described in this prospectus supplement. The Notes will bear interest from                  at a rate of     % per year. Interest on the Notes will accrue from                 , 2019 and will be paid quarterly in arrears on the last day of February, May, August and November of each year, commencing on February 29, 2020 and at maturity. The Notes will mature on December 31, 2024. We may redeem the Notes for cash, in whole or in part, at any time at our option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption, as described under “Description of the Notes—Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time prior to December 31, 2021, at our option, at a redemption price of 104% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, upon the occurrence of certain change of control events, as described under “Description of the Notes—Optional Redemption in Case of Change of Control.”

The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. The Notes will be issued in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

We have applied to list the Notes on the New York Stock Exchange (the “NYSE”), under the symbol “GSLD.” If the application is approved, trading of the Notes on the NYSE is expected to commence within 30 days after the Notes are first issued.

An investment in the Notes involves a high degree of risk. Before you make an investment in the Notes, you should carefully consider the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement, and other risk factors contained in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public offering price	$	$
Underwriting discount and commission(1)	$	$
Proceeds to us, before expenses	$	$

(1)	See “Underwriting” for a description of all underwriting compensation payable in connection with this offering.
(2)	Assumes that the Underwriters do not exercise their option to purchase additional Notes.

As part of this offering, certain members of our executive management have expressed an interest to purchase Notes at the public offering price with an aggregate principal amount of approximately $300,000. Such indications of interest are not binding agreements or commitments to purchase Notes and such executive management may choose not to purchase, and we may choose not to sell, such Notes in the amount indicated or at all. The underwriters will not receive any commission for Notes sold to our executive management.

We have granted the underwriters the option, exercisable during the 30-day period beginning on the date of this prospectus supplement, to purchase up to an additional $                 aggregate principal amount of the Notes.

We expect that delivery of the Notes will be made to investors on or about                 , 2019, through the book-entry system of The Depository Trust Company for the accounts of its participants.

Joint Book-Running Managers

B. Riley FBR	Ladenburg Thalmann	Clarksons Platou Securities AS

Janney Montgomery Scott	William Blair	Fearnley Securities

Co-Managers

National Securities Corp.	Wedbush Securities	Incapital	Boenning and Scattergood, Inc.

The date of this prospectus supplement is                 , 2019.

Prospectus Supplement

Base Prospectus

S-i

ABOUT THIS PROSPECTUS

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Notes and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference therein. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the Notes being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying base prospectus together with additional information described under the heading, “Where You Can Find Additional Information” before investing in the Notes.

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and accompanying base prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of the Notes. Our business, financial condition and results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” or “Global Ship Lease” refer to Global Ship Lease, Inc., “CMA CGM” refers to CMA CGM S.A., currently our principal charterer, “Poseidon Containers” refers to Poseidon Containers Holdings LLC and K&T Marine LLC, collectively, with whom we completed a strategic combination on November 15, 2018, Technomar Shipping Inc. (“Technomar”) refers to our ship technical manager (“Technical Manager”), ConChart Commercial Inc. (“Conchart”) refers to our commercial ship manager (“Commercial Manager”, and together with Technomar the “Managers”), and “MSI” refers to Maritime Strategies International Limited, our industry expert. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars. We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. Unless otherwise indicated, we calculate the average age of our ships on a weighted average basis, based on TEU capacity. References to our “2018 Annual Report” refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2018, that was filed with the Commission on March 29, 2019, which is incorporated herein by reference.

On March 25, 2019, we effected a one-for-eight reverse stock split of our Class A common shares. All share and per share amounts disclosed in this prospectus have been retroactively adjusted to reflect the reverse stock split.

S-ii

PROSPECTUS SUMMARY

This section summarizes some of the key information that is contained or incorporated by reference in this prospectus supplement. It may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. As an investor or prospective investor, you should review carefully the entire prospectus, any free writing prospectus that may be provided to you in connection with the offering of the Notes and the information incorporated by reference in this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement, on page 3 of the accompanying base prospectus, and in our 2018 Annual Report.

Our Company

Global Ship Lease, Inc. is a Republic of the Marshall Islands corporation that owns a fleet of mid-sized and smaller containerships which are chartered out under fixed-rate charters to reputable container shipping companies (“liner companies” or “liner operators”).

We were formed in 2007 to purchase and charter back 17 containerships owned or to be purchased by CMA CGM, then the third largest containership operator in the world by number of ships.

On August 14, 2008, we merged indirectly with Marathon Acquisition Corp. (“Marathon”), a company then listed on the American Stock Exchange. Under the merger agreement, Marathon, a U.S. corporation, first merged with its wholly-owned Marshall Islands subsidiary, GSL Holdings, Inc. (“Holdings”), with Holdings continuing as the surviving company. Global Ship Lease, Inc., at that time a subsidiary of CMA CGM, then merged with Holdings, with Holdings again being the surviving company. Holdings was renamed Global Ship Lease, Inc. and became listed on the NYSE on August 15, 2008.

On November 15, 2018, we completed a transformative transaction and acquired Poseidon Containers’ 20 containerships, one of which, the Argos, was contracted to be sold, which sale was completed in December 2018, which we refer to herein as the “Poseidon Transaction”. References herein to the “GSL Fleet” are to the 19 ships that were owned by us prior to the consummation of the Poseidon Transaction. On the closing of the Poseidon Transaction, we issued to the Poseidon unitholders 3,005,603 Class A common shares and 250,000 Series C Preferred Shares, which are convertible to an aggregate of 12,955,187 Class A common shares in certain circumstances, and assumed the debt of Poseidon Containers, which amounted to $509.7 million as of November 15, 2018.

Following the announcement of the Poseidon Transaction on October 29, 2018, we have agreed to multiple new charters in an improving market over multi-year durations, to renew or replace expiring charters, that have resulted in material improvements to key performance metrics, such as:

•

Increased remaining contract duration: Since the announcement of the Poseidon Transaction, we have agreed to 31 new charters with an aggregate contract duration of 70 years, resulting in TEU-weighted average remaining contract duration for our entire fleet, as of September 30, 2019 and including subsequent announcements of new charters and options to extend which are under our control, and assuming the mid-point of the redelivery period, of 2.6 years, or 2.9 years also including options to extend which are under the charterers’ control and assuming the latest redelivery date.

•

Significant new contracted revenue: Since announcing the Poseidon Transaction, we have entered into charters, both as charter renewals, new charters, and for ship acquisitions, which are expected to generate $522 million contracted revenue (measured over the term of the charter to the mid-point of redelivery including options to extend these new charters which are under our control). Contracted future revenue was $778 million, as of September 30, 2019 and including subsequent agreements of new charters (assuming the mid-point of redelivery under charters and including options to extend which are under our control). We estimate that our contracted revenue represents 99% of Adjusted EBITDA for 2019, 88% for 2020 and 68% for 2021 on the assumption that ships coming off charter are re-employed at 10-year historical average rates, less 5% commissions.

As of the date of this prospectus, we owned 41 mid-sized and smaller containerships and have agreed to acquire two further ships. Nine ships (representing 31% of our current fleet by TEU capacity) are new-design, high-specification, fuel-efficient, and wide-beam. Our fleet, excluding the two vessels we have agreed to acquire, has a total capacity of 224,162 TEU, making us the 13th largest non-operating owner of containerships as of September 30, 2019, according to MSI. As of September 30, 2019, the charter-attached value of our fleet of 41 vessels (not including the two ships scheduled to be delivered in December 2019 and January 2020) was $1.29 billion and the charter-free value of our fleet was $1.13 billion.

With the inclusion of the two ships we have agreed to acquire, which are scheduled to be delivered in December 2019 and January 2020, our fleet size would increase to 43 ships, with a total capacity of 237,462 TEU, with an average size of 5,522 TEU and a TEU-weighted average age of 12.4 years.

All of our ships are chartered out on time charters, representing contracted future revenue of $778 million as of September 30, 2019, including subsequent new charters (including those on the two ships to be acquired) and options to extend which are under our control, and assuming the mid-point of redelivery, over a TEU-weighted average remaining term of 2.6 years. Contracted future revenue was $862 million on the same basis, but also including options to extend which are under the charterers’ control and assuming the latest redelivery date, over a TEU-weighted average remaining term of 2.9 years. By applying the Adjusted EBITDA Margin of 62% for the nine months ended September 30, 2019 to contracted future revenue, this would imply Contracted Adjusted EBITDA of $482 million on our contracted future revenue of $778 million (to the mid-point of redelivery and including options to extend charters which are under our control) and $534 million on our future contracted revenue of $862 million (also including options to extend which are under the charterers’ control and assuming the latest redelivery). Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA are non-U.S. GAAP measures. For a description of Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA and a reconciliation of these measures to net income, the most directly comparable U.S. GAAP financial measure, please see “Summary Financial Data—Non-U.S. GAAP Financial Measures” below.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that differentiate us and will allow us to capitalize on opportunities in the containership sector, including:

Experienced Management Team. Members of our management team, board of directors and Managers have extensive experience in the container shipping industry and have long-term relationships with companies, individuals and institutions within the wider shipping industry. Our Executive Chairman, George Giouroukos, has more than 25 years of leadership and shipping industry experience, while our Chief Executive Officer, Ian Webber, has 30 years of shipping industry experience, 12 of which serving as our Chief Executive Officer. We believe that we will be able to capitalize on the experience and relationships of our management, board of directors and Managers to identify future acquisitions and charter opportunities beyond those widely and publicly marketed, expand our customer base, and finance these acquisitions and refinance our debt. See “Management.”

Significant Contracted Revenue. All of our ships are chartered out on time charters, representing contracted future revenue of $778 million as of September 30, 2019, including subsequent new charters (including those on the two ships to be acquired) and options to extend which are under our control, and assuming the mid-point of redelivery, over a TEU-weighted average remaining term of 2.6 years. Contracted future revenue was $862 million on the same basis, but also including options to extend which are under the charterers’ control and assuming the latest redelivery date, over a TEU-weighted average remaining term of 2.9 years. Our contracted revenue mostly consists of revenue generated by our larger ships as these have higher daily charter rates and longer charter durations provides substantial forward visibility on earnings. Our smaller, lower-earning ships are mostly employed on shorter term contracts, which we believe will provide upside earnings potential in what we anticipate will be a firming charter market after a protracted downturn. Since announcing the Poseidon Transaction, we have entered into charters, both as charter renewals and for ship acquisitions, which are expected to generate $522 million contracted revenue (measured over the term of the charter to the mid-point of redelivery including options to extend these new charters which are under our control).

Diversified Portfolio of Charterers. As of September 30, 2019, charterers of our ships included Maersk Line, MSC, COSCO-OOCL, CMA CGM, Hapag-Lloyd and ZIM. In addition, our Commercial Manager has established relationships with, and has previously arranged charters with, many other reputable liner operators, such as ONE, Wan Hai, Evergreen, Seaboard Marine and X-Press Feeders. We expect to continue to capitalize on our senior management’s and Commercial Manager’s long-standing relationships with leading liner companies. We believe that the experience of our senior management team, coupled with our Technical Manager’s extensive experience and reputation, will continue to assist us in securing high employment coverage for our ships to facilitate our future growth.

Focused Fleet Composition. Our fleet is focused on high specification, mid-sized and smaller ships, which we believe are undersupplied in the market and have multiple deployment opportunities. We own and operate 43 containerships, including the two ships that will be delivered to us in December 2019 and January 2020, respectively, ranging in size between 2,207 TEU and 11,040 TEU, built at reputable shipyards, with high specifications, and which are well-maintained. Such mid-size and smaller ships are operationally flexible and are core to servicing multiple non-arterial, intermediate, and intra-regional container trades which, in aggregate, represented over 70% of global containerized trade volumes in 2018. Limited investment by the industry in recent years in mid-sized and smaller containerships has resulted in a small orderbook to be delivered over the next two-three years (the orderbook to fleet ratio for 2,000—10,000 TEU ships was 2.6% as of September 30, 2019, versus an overall ratio of 10.6%) and an aging global fleet, with limited availability of latest-generation ships in these segments.

Fleet with High Technical Specifications. Value-adding attributes that render our ships attractive to our customers, the liner operators, include capacity to carry a large number of temperature-controlled containers (“reefers”), wide-beam and fuel-efficient designs, and onboard cranes (“gear”) for cargo handling. We believe that these features enable our fleet to achieve higher levels of employment and earnings against ships with lower specifications. 73% of our fleet capacity is made up of Post-Panamax containerships larger than 5,500 TEU, which provide enhanced ship stability and thus greater cargo carrying capacity. Cargo carrying capacity is an important selection criterion for liner operators as it reduces slot cost, which is calculated for any given ship as daily fuel cost plus daily charter hire divided by standardized loadable capacity. Nine of our Post-Panamax ships are also latest-generation, fuel efficient “Eco” ships, which further enhance slot cost economics for liner operators and command an earnings premium in the charter market versus non-Eco ships and have the potential to provide longer term charters. Fuel efficiency becomes even more valuable as fuel prices rise, as is anticipated with the introduction of industry-wide emission control regulations from January 2020 (“IMO 2020”), with which the vast majority of ships will comply by burning higher cost, low sulfur fuel. Furthermore, we believe there is a clear correlation between low slot costs and low emissions per TEU, favoring our low slow cost fleet.

Capitalize on Cascade. The shipping industry up-sizes ships over time in order to capture economies of scale by increasing the carrying capacity of ships. This up-sizing is also referred to as the “cascade,” and involves larger ships progressively displacing smaller ships into other trade lanes. Non-mainlane, intermediate, and intra-regional trades are of fundamental importance to global containerized trade—representing, in aggregate, over 70% of global containerized trade volumes in 2018—and are predominantly served by mid-size and smaller ships, which we believe are supply-constrained. We also believe that our fuel-efficient, low slot cost ships position us to capitalize on cascading opportunities in these markets. As of September 30, 2019, according to MSI, 42.0% of the global fleet (by number of ships) was comprised of ships of 2,000 TEU or smaller, providing significant cascading opportunities for even the smallest ships in our fleet (2,200 TEU).

Efficient Ship Operations. We believe that our Technical Manager’s experience in the technical management of containerships, and their reputation in the shipping industry as operators with high safety and operating standards, are important in servicing our charterers, who depend on reliable ships and responsible containership owning companies to meet their exact and demanding ship scheduling requirements. Our Technical Manager has been managing ships successfully since 1994 and this depth of experience not only provides our customers with a high level of service quality and confidence but also gives us competitive average daily operating costs. Despite significant drydocking of our ships for regulatory surveys and upgrades, utilization for the nine months ended September 30, 2019 was 96.0%. In addition, our Technical Manager has experience in upgrading ships, including reefer capacity and fuel efficiency and in the efficient design of scrubbers, all of which raise our ships to higher commercial standards enhancing their marketability and earning capacity.

Growth Track Record. We have a proven ability to grow by purchasing, or agreeing to purchase, five ships with pre-agreed charters that are immediately accretive to cashflow and earnings, while concurrently putting in place competitively-priced and conservatively-structured debt to facilitate such growth. Our Executive Chairman, George Giouroukos, has structured and concluded over 250 secondhand and newbuilding ship transactions. The strategic combination between GSL and Poseidon Containers in November 2018 also demonstrates our capacity to successfully execute transformative corporate transactions. We believe that our senior management team’s extensive knowledge of, and contacts within, the container shipping industry will allow us to continue to add value-accretive ships and charters to our portfolio.

Multiple Financing Sources. Access to cost-effective capital is important in the container shipping industry. As a publicly listed company with a business model primarily oriented towards providing medium-term charters to reputable counterparties, we can potentially access equity and debt markets, both private and public, on a recurrent basis. In a capital-constrained environment, we believe that being a publicly listed company with a high level of transparency and reporting is an advantage in competing with other containership owning companies, which are predominantly private and do not have access to such diverse sources of capital. In addition, our management team has extensive and long-standing relationships with commercial banks that provide us with access to the traditional secured loan bank market. Specifically, since the Poseidon Transaction, our significantly expanded banking relationships now include Citi, Credit Agricole, Deutsche Bank, ABN Amro, DVB, CIT, Entrust, ATB, Hellenic Bank and Siemens, most of which participated in our new syndicated $268.0 million senior secured credit facility.

Our Business Strategies

Our primary objective is to maximize value for our shareholders by pursuing the following strategies:

Maintain Fleet Focus. We intend to maintain our focus on containerships of 2,000 – 11,000 TEU, weighted towards wide-beam, high-reefer, fuel-efficient ships of 5,500 – 10,000 TEU. We believe the cost-return characteristics of ships in this size segment are attractive. Specifically, they are sought after by charterers given their operational flexibility and low slot costs and should thereby allow us to manage our fleet deployment effectively, locking in upside earnings potential for shareholders by securing longer-term charters generating contracted cashflows. Furthermore, due to scarce capital being disproportionately allocated to the construction of the largest containerships for the main East-West trades lanes, such as Asia – Europe, the order-book for containerships below 10,000 TEU is at historically low levels and, according to MSI, there are no ships on order in our area of focus, the 4,000 TEU and 9,999 TEU segment, which, combined with reasonable demand growth for container shipping services, particularly in the trade lanes where our ships are best deployed, is expected to result in continuing improvements in charter rates and hence asset values, over time. We expect supply to tighten further for these ship segments with the implementation on January 1, 2020 of the new industry-wide emission controls under IMO 2020, which we believe may prompt liner operators to slow down their ships in order to reduce fuel burn and thus cost, reducing effective supply.

Optimize Charter Portfolio. We intend to proactively manage our portfolio of charters to lock in upside earning potential, while also providing downside protection through charter cover. This provides significant forward visibility of stable cashflows, while preserving the flexibility to capitalize on potentially rising charter rates. We currently charter most of our high revenue producing ships under medium term time charters of between three to five years, with staggered maturities, while the remainder of the fleet, mostly our smaller ships, are on shorter term charters of less than 12 months to position us to benefit from market increases in charter rates. Additionally, we will continue to charter our ships to reputable charterers, such as our long-standing clients Maersk Line, MSC, COSCO-OOCL, CMA CGM, Hapag Lloyd and ZIM, and will continue to expand the number of leading liner companies chartering our ships in order to further diversify our portfolio of charters from customer, geographic and maturity perspectives.

Moderate Leverage Level and Reduced Cost of Debt. Our mandatory debt repayment profile will result in substantial debt reduction over the next few years. We believe that reducing our leverage and maintaining debt at a moderate level will enable us to reduce our overall cost of debt, enhance our financial flexibility and allow us to make opportunistic acquisitions consistent with our strategy. We expect to finance future ship acquisitions, with cash on hand, borrowings under new credit facilities, or subject to favorable market conditions, public debt or equity offerings, or a combination thereof.

Implement Disciplined Growth. We intend to continue to grow and renew our fleet mainly by acquiring second-hand containerships with high specifications and fuel efficiency, that are already employed on charters or that can be so employed immediately following their acquisition, as market conditions allow. When evaluating these future acquisitions, we will consider, among other things, fundamental developments in the container shipping industry, the value of the ship compared to historical levels, the cash flow expected to be earned by the ship in relation to its value, the credit quality of the charterer and duration and terms of charter contracts, its condition and technical specifications, as well as the overall diversification of our fleet and customer portfolio. We believe that attractive, counter-cyclical investment opportunities are available in the market. These may include both structured sale and leaseback transactions with liner companies and the acquisition of selected, attractively-priced ships, in the sale and purchase market. In addition, we will evaluate and consider strategic corporate acquisitions on a selective and prudent basis.

Leverage Our Managers’ Experience. We intend to leverage our Technical Manager’s expertise to continue to manage our ships efficiently and reliably at a low daily operating cost, as well as support future growth. We believe that our Technical Manager is able to oversee the technical management of our fleet at a cost than is lower than we could achieve in-house and which is competitive compared to other independent ship management companies. Additionally, we believe that our outsourced management arrangements provide scalability to facilitate growth without the incurrence of significant additional overheads. In addition, our Technical Manager has experience in upgrading the reefer capacity and fuel efficiency of ships, and in the efficient design of scrubbers, as well as other characteristics that raise our ships to higher commercial standards enhancing their marketability and earning capacity. Moreover, our Commercial Manager has direct relationships with liner companies as evidenced by multiple long-term contracts, including repeat business, secured since the completion of the Poseidon Transaction.

Our Fleet

The table below provides information about our fleet of 43 containerships as of November 12, 2019:

Ship Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date		Latest Charter Expiry Date		Daily Charter Rate $
CMA CGM Thalassa	11,040	38,577	2008	CMA CGM	4Q25		1Q26		47,200
UASC Al Khor(1)	9,115	31,764	2015	Hapag-Lloyd	1Q22		2Q22		34,000
Anthea Y(1)	9,115	31,890	2015	COSCO	2Q20		3Q20		39,200
Maira XL(1)	9,115	31,820	2015	COSCO	2Q20		3Q20		39,200
MSC Tianjin	8,667	34,243	2005	MSC	2Q24		3Q24	(2)	—	(2)
MSC Qingdao	8,667	34,305	2004	MSC	2Q24		3Q24	(2)	—	(2)
GSL Ningbo	8,667	34,243	2004	Maersk	3Q20		4Q20		18,000
GSL Kalliopi	7,849	29,105	2004	Maersk	3Q22		4Q24	(3)	—	(3)
GSL Grania	7,849	—	2004	Maersk	3Q22		4Q24	(3)	—	(3)
GSL Eleni	7,849	29,261	2004	Maersk	2Q24		3Q24	(3)	—	(3)
Mary(1)	6,927	23,424	2013	CMA CGM	3Q23		4Q23		25,910
Kristina(1)	6,927	23,424	2013	CMA CGM	2Q24		3Q24		25,910
Katherine(1)	6,927	23,424	2013	CMA CGM	1Q24		2Q24		25,910
Alexandra(1)	6,927	23,424	2013	CMA CGM	1Q24		2Q24		25,910
Alexis(1)	6,882	23,919	2015	CMA CGM	1Q24		2Q24		25,910
Olivia I(1)	6,882	23,864	2015	CMA CGM	1Q24		2Q24		25,910
New Purchase One	6,650	27,999	2002	Confidential	2Q20		4Q20		—	(11)
New Purchase Two	6,650	27,999	2002	Confidential	1Q20		2Q20		—	(11)
CMA CGM Berlioz	6,621	26,776	2001	CMA CGM	2Q21		4Q21		34,000
Agios Dimitrios	6,572	24,746	2011	MSC	3Q19		4Q23		12,500	(4)
Tasman	5,936	25,010	2000	Maersk	1Q22		3Q22	(5)	12,500	(5)
Dimitris Y	5,936	25,010	2000	ZIM	2Q21		3Q21		14,500
Ian H	5,936	25,128	2000	ZIM	1Q21		2Q21		14,500
Dolphin II	5,095	20,596	2007	HMM	4Q19	(6)	4Q19	(6)	11,500	(6)
Orca I	5,095	20,696	2006	Maersk	2Q20	(7)	2Q21	(7)	9,000	(7)
CMA CGM Alcazar	5,089	20,087	2007	CMA CGM	4Q20		2Q21		33,750
CMA CGM Château d’If	5,089	20,100	2007	CMA CGM	4Q20		2Q21		33,750
CMA CGM Jamaica	4,298	17,272	2006	CMA CGM	3Q22		1Q23		25,350
CMA CGM Sambhar	4,045	17,355	2006	CMA CGM	3Q22		1Q23		25,350
CMA CGM America	4,045	17,355	2006	CMA CGM	3Q22		1Q23		25,350
GSL Valerie	2,824	11,971	2005	MSC	2Q20		3Q20		9,000
Athena	2,762	13,538	2003	MSC	1Q20		2Q20		9,000
Maira	2,506	11,453	2000	MSC	1Q20		2Q20		8,500
Nikolas	2,506	11,370	2000	MSC	1Q20		2Q20		9,000
Newyorker	2,506	11,463	2001	MSC	1Q20		2Q20		9,000
CMA CGM La Tour	2,272	11,742	2001	CMA CGM	4Q19		4Q19		15,300
CMA CGM Manet	2,272	11,742	2001	CMA CGM	4Q19		4Q19		15,300
CMA CGM Matisse	2,262	11,676	1999	CMA CGM	4Q19		4Q19		15,300
CMA CGM Utrillo	2,262	11,676	1999	CMA CGM	1Q20		1Q20		8,500
GSL Keta	2,207	11,731	2003	OOCL	4Q19		4Q19		8,700	(8)
GSL Julie	2,207	11,731	2002	CMA CGM	4Q19		4Q19	(9)	7,200	(9)
Kumasi	2,207	11,731	2002	CMA CGM	4Q19		1Q21	(10)	9,800	(10)
Marie Delmas	2,207	11,731	2002	CMA CGM	4Q19		1Q21	(10)	9,800	(10)

(1)	Modern design, high reefer capacity fuel efficient ships.
(2)	Five year charter at implied Adjusted EBITDA of $25.6 million per ship for the period.
(3)

GSL Eleni was delivered in 2Q19, GSL Grania was delivered in 3Q19 and GSL Kalliopi was delivered in October 2019. GSL Eleni is chartered for five years; GSL Kalliopi and GSL Grania are chartered for three years plus two successive periods of one year at option of the charterer. Implied Aggregate Adjusted EBITDA of $32.0 million for firm periods, increasing to $47.0 million if all options are exercised.

(4)	Thereafter, the Company has the option, callable in 4Q19, to extend for four years at $20,000 per day.
(5)	Additional 12—month extension at charterer’s option, for an additional $4.4 million implied Adjusted EBITDA.
(6)	Thereafter, 8-12 months to Feedertech at $12,500 per day commencing November 15, 2019.
(7)	Rate increases to $10,000 per day from June 3, 2020.
(8)	Thereafter, 100—180 days to OOCL at $9,400 per day commencing October 28, 2019.
(9)	Option for six months plus or minus 30 days extension at $8,500 per day from October 16, 2019 has been exercised by the charterer.
(10)	The Company has the option to extend to December 31, 2020 plus or minus 90 days, at $9,800 per day.
(11)	New Purchase One is expected to be delivered in December 2019 and New Purchase Two in January 2020. Implied Aggregate Adjusted EBITDA of $2.8 million for median period.

Employment of Our Fleet

We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, the ship owner provides and bears the cost of crew, lubricating oil and all maintenance and other services related to the ship’s operation, the cost of which is recovered from the daily charter rate. We are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship’s voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums.

The term for a time charter commences on the ship’s delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship may be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.

Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to re-chartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.

Management of our Ships

Technomar provides day-to-day technical ship management services for all of our ships.

Global Ship Lease Services Limited, our wholly-owned subsidiary, is the commercial manager for 18 of our ships. It has entered into a Commercial Advisory Services and Exclusive Brokerage Services Agreement (“EBSA”) with Conchart, whereby Conchart is appointed to provide commercial advisory and exclusive brokerage services. The remaining 23 ships in our fleet are or will be subject to a commercial management agreement directly with Conchart, on terms substantially similar to those of the EBSA.

For more information regarding management of our ships, please see “Item 4. Information on the Company-B. Business Overview-Ship Management” in our 2018 Annual Report, which is incorporated herein by reference.

Risk Factors

We face a number of risks associated with our business and shipping industry and must overcome a variety of challenges to utilize our strengths and implement our business strategies. These risks relate to, among others, changes in the shipping industry, including supply and demand, charter rates, ship values, a downturn in the global economy, operational hazards inherent in container shipping industry and operations resulting in liability for damage to or destruction of property and equipment, pollution or environmental damage, inability to comply with covenants in our current indebtedness and borrowings we may enter into in the future, inability to finance capital projects, and inability to successfully employ our ships at the expiration of current charters.

You should carefully consider these risks, the risks described in “Risk Factors” and the other information in this prospectus and our 2018 Annual Report before deciding whether to invest in the Notes.

CORPORATE INFORMATION

We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings Inc.

The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.

OTHER INFORMATION

We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as a Noteholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

THE OFFERING

The summary below describes the principal terms of the Notes. Certain terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms and conditions of the Notes, see “Description of the Notes.”

Issuer	Global Ship Lease, Inc.

Securities Offered	$ aggregate principal amount of % Senior Unsecured Notes due 2024 (or $ aggregate principal amount of % Senior Unsecured Notes due 2024 if the underwriters exercise their option to purchase additional Notes in full). As part of this offering, certain members of our executive management have expressed an interest to purchase approximately $300,000 aggregate principal amount of Notes. Such indications of interest are not binding agreements or commitments to purchase such Notes.

Issue Date	, 2019

Offering Price	100% of the principal amount.

Maturity	The Notes will mature on December 31, 2024, unless redeemed prior to maturity.

Interest Rate and Payment Dates	% interest per annum on the principal amount of the Notes, payable quarterly in arrears on the last day of February, May, August and November of each year, commencing February 29, 2020.

Guarantors	None.

Ranking	The Notes will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated in right of payment to our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

Optional Redemption

We may redeem the Notes for cash, in whole or in part, at any time at our option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption, as described under “Description of the Notes—Optional Redemption.” In addition, we may redeem the Notes, in whole, but not in part, at any time prior to December 31,

2021, at our option, at a redemption price equal to 104% of the aggregate principal amount to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, if there occurs a change of control of us, as described under “Description of the Notes—Optional Redemption in Case of Change of Control.”

Conflicts of Interest	B. Riley Financial, Inc., the parent company of B. Riley FBR, Inc. (“B. Riley FBR”), is the beneficial owner of approximately 11% of our outstanding Class A common shares. In addition, B. Riley Financial, Inc. has the right to designate an observer to our Board of Directors if B. Riley Financial, Inc. and its affiliates own more than 5% of the outstanding voting power of the Company. Under FINRA Rule 5121(f)(6), a beneficial owner of 10% or more of the outstanding equity of an entity is deemed to “control” such entity. As a result, B. Riley FBR is deemed to have a “conflict of interest” within the meaning of Rule 5121, and this offering will be conducted in accordance with the requirements of Rule 5121(a). That rule requires that a “qualified independent underwriter” meeting specified requirements must participate in the preparation of this prospectus and exercise its usual standard of due diligence with respect thereto. Ladenburg Thalmann & Co. Inc. has agreed to act as the qualified independent underwriter for this offering. See “Underwriting (Conflict of Interest)” beginning on page S-92.

Sinking Fund	The Notes will not be subject to any sinking fund (i.e. no amounts will be set aside by us to ensure repayment of the Notes at maturity).

Use of Proceeds	We intend to use the net proceeds from the sale of the Notes, which are expected to total approximately $ million after deducting underwriting discounts and commission and estimated offering expenses (or approximately $ million if the underwriters exercise their option to purchase additional Notes in full), to repay a portion of our 9.875% First Priority Secured Notes due 2022.

Events of Default	Events of default generally will include (i) failure to pay principal or interest, (ii) failure to observe or perform any other covenant or warranty in the Notes or in the Indenture that governs the notes, and (iii) certain events of bankruptcy, insolvency or reorganization.

Certain Covenants	The Indenture that governs the Notes contains certain covenants, including, but not limited to, restrictions on our ability to merge or consolidate with or into any other entity.

Additional Notes	We may “reopen” the Notes at any time without the consent of the holders of the Notes and issue additional notes with the same terms as the Notes (except the issue price, issue date and initial interest payment date), which will thereafter constitute a single fungible series with the Notes, provided that if the additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

Ratings	The Notes will not be rated by any nationally recognized statistical rating organization.

No Financial Covenants	The Indenture that governs the Notes does not contain any financial covenants.

Defeasance	The Notes are subject to legal and covenant defeasance by us.

Listing	We have applied to list the Notes for trading on the NYSE under the symbol “GSLD.” If the Notes are approved for listing, we expect trading in the Notes to begin within 30 days after the original issue date of the Notes. The underwriters have advised us that they intend to make a market in the Notes prior to commencement of any trading on NYSE. However, the underwriters will have no obligation to do so, and no assurance can be given that a market for the Notes will develop prior to commencement of trading on NYSE or, if developed, will be maintained.

Form and Denomination	The Notes will be issued in book-entry form in minimum denominations of $25.00 and integral multiples in excess thereof. The Notes will be represented by a permanent global certificate deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trustee	Wilmington Savings Fund Society, FSB

Governing Law	The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Risk Factors	An investment in the Notes involves significant risks. Please refer to the section entitled “Risk Factors” beginning on page S-18 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

SUMMARY FINANCIAL DATA

The following table sets forth summary consolidated financial and other data of the Company for the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 which is derived from our audited consolidated financial statements included in our 2018 Annual Report, incorporated by reference herein. The summary consolidated financial and other data of the Company as of December 31, 2016, 2015 and 2014 and for the years ended December 31, 2015 and 2014, is derived from our audited consolidated financial statements not incorporated by reference herein but publicly available at www.sec.gov. The table also sets forth unaudited summary consolidated financial and other data of the Company as of September 30, 2019 and 2018 and for the nine month periods ended September 30, 2019 and 2018 which is derived from our unaudited consolidated financial statements and the notes thereto, included in our Report on Form 6-K that was filed with the Commission on November 7, 2019, which is incorporated by reference herein.

The summary financial data set forth below should be read in conjunction with, and are qualified in their entirety by reference to, (i) our audited consolidated financial statements, including the related notes thereto, and “Item 5. Operating and Financial Review and Prospects,” as presented in our 2018 Annual Report, incorporated by reference herein, and (ii) our interim unaudited consolidated financial statements and the notes thereto as presented in our Report on Form 6-K, filed with the Commission on November 7, 2019, incorporated by reference herein. The summary historical financial information provided below does not purport to indicate results of operations as of any future date or for any future period.

CONSOLIDATED FINANCIAL DATA

	Nine months ended September 30, (unaudited)		Year ended December 31,
Summary Consolidated Statements of Income Data:	2019	2018	2018	2017	2016	2015	2014
	(Expressed in millions of U.S. dollars, except for per share data)
Statements of Income
Operating revenues:
Time charter revenue	$193.5	$107.1	$157.1	$159.3	$166.8	$165.3	$138.7
Operating expenses:
Vessel operating expenses	(63.3)	(31.2)	(49.3)	(42.7)	(45.4)	(48.9)	(47.6)
Time charter and voyage expenses	(6.0)	(0.6)	(1.6)	(1.0)	(0.7)	(1.6)	(1.3)
Depreciation and amortization	(32.9)	(24.7)	(35.5)	(38.0)	(42.8)	(44.9)	(41.1)
Impairment of vessels	—	—	(71.8)	(87.6)	(92.4)	(44.7)	—
General and administrative expenses	(7.1)	(4.6)	(9.2)	(5.4)	(6.2)	(6.5)	(7.0)
Total operating expenses	(109.3)	(61.1)	(167.4)	(174.7)	(187.5)	(146.6)	(97.0)
Operating income (loss)	84.2	45.9	(10.3)	(15.4)	(20.7)	18.7	41.7
Non-operating income (expense)
Interest income	1.2	1.0	1.4	0.5	0.2	0.1	0.1
Interest and other finance expenses	(56.5)	(32.5)	(48.7)	(59.4)	(44.8)	(48.2)	(43.9)
Gain on redemption of Series A Preferred Shares	—	—	—	—	—	—	8.6
Realized loss on interest rate derivative	—	—	—	—	—	—	(2.8)
Unrealized gain on interest rate derivative	—	—	—	—	—	—	1.9
Other income, net	2.1	—	0.3	0.1	0.2	0.6	0.6
Income (loss) before income taxes	31.1	14.4	(57.3)	(74.2)	(65.1)	(28.8)	6.2
Income taxes	—	—	—	—	—	—	(0.1)

	Nine months ended September 30, (unaudited)		Year ended December 31,
Summary Consolidated Statements of Income Data:	2019	2018	2018	2017	2016	2015	2014
	(Expressed in millions of U.S. dollars, except for per share data)
Net income (loss)	31.1	14.4	(57.3)	(74.2)	(65.1)	(28.8)	6.1
Earnings allocated to Series B Preferred Shares	(2.3)	(2.3)	(3.1)	(3.1)	(3.1)	(3.1)	(1.1)
Net income (loss) available to common shareholders	28.8	12.1	(60.4)	(77.3)	(68.2)	(31.9)	5.0
Net income (loss) per Class A common share, in $
Basic	1.26	2.00	(7.42)	(12.89)	(11.39)	(5.36)	0.8
Diluted	1.24	2.00	(7.42)	(12.89)	(11.39)	(5.36)	0.8
Weighted average number of Class A common shares outstanding
Basic in millions	9.9	6.0	6.5	6.0	6.0	6.0	6.0
Diluted in millions	10.1	6.0	6.5	6.0	6.0	6.0	6.0
Net income per Class B common share, in $
Basic and diluted	N/A	Nil	Nil	Nil	Nil	Nil	Nil
Weighted average number of Class B common shares outstanding
Basic and diluted in millions	Nil	0.9	0.9	0.9	0.9	0.9	0.9
Dividend per Class A common share in $	—	—	—	—	—	0.02	—
Weighted average number of Class C preferred shares outstanding
Basic and diluted in millions	13.0	Nil	1.6	Nil	Nil	Nil	Nil
Net income (loss) per Class C preferred share, in $
Basic	1.26	Nil	(7.4)	Nil	Nil	Nil	Nil
Diluted	1.24	Nil	(7.4)	Nil	Nil	Nil	Nil
Statement of cash flow
Net cash from Operating Activities	$73.6	$41.5	$47.7	$66.9	$71.6	$62.3	$60.9
Net cash (used in)/ provided by Investing Activities	(52.2)	(13.7)	24.3	(4.9)	(6.9)	(101.2)	(80.1)
Net cash (used in) provided by Financing Activities	(13.6)	(6.0)	(55.2)	(42.9)	(64.1)	59.2	27.9

	As of September 30, (unaudited)		As of December 31,
	2019	2018	2018	2017	2016	2015	2014
Balance sheet data (at period end)
Total current assets	111.0	105.6	99.0	77.4	57.1	57.6	36.7
Total vessels in operation	1,129.8	587.2	1,112.8	586.5	707.3	838.4	826.2
Total assets	1,262.5	693.3	1,233.5	675.9	777.2	904.9	873.7
Debt (current and non-current portion)	868.7	399.9	877.2	398.5	419.9	478.1	401.9
Series B and C Preferred Shares	—	—	—	—	—	—	—
Class A and B common shares	0.1	0.1	0.1	0.1	0.1	0.1	0.1
Shareholders’ equity	345.6	264.0	316.4	251.6	328.9	395.8	438.1
Other data
Number of vessels in operation at period end	41	19	38	18	18	18	18
Ownership days	10,522	5,019	7,675	6,570	6,588	6,893	6,270
Utilization	96.0%	98.8%	98.7%	98.4%	98.4%	99.6%	98.0%

(1)

On November 15, 2018, we completed a strategic combination with Poseidon Containers, acquiring 20 containerships, one of which, the Argos, was contracted to be sold which sale was completed in December 2018 (the “Poseidon Transaction”). The consideration given for the acquisition of the net assets was 3,005,603 Class A common shares and 250,000 Series C perpetual convertible preferred shares of par value $0.01 (the “Series C Preferred Shares”). Each Series C preferred share carries 38.75 votes and they are convertible in certain circumstances to 12,955,187 Class A common shares.

(2)

On January 2, 2019, as a consequence of the completion of the Poseidon Transaction, all of our issued and outstanding Class B common shares converted one-for-one into Class A common shares. On March 25, 2019, we effected a one-for-eight reverse stock split of our Class A common shares, which our shareholders authorized at our special meeting of shareholders held on March 20, 2019. There was no change to the trading symbol, number of authorized shares, or par value of our Class A common shares in connection with the reverse stock split. All share and per share amounts disclosed in this prospectus give effect to the reverse stock split retroactively, for all periods presented.

Non-U.S. GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, we use certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the SEC. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We believe that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations, and therefore a more complete understanding of factors affecting our business than U.S. GAAP measures alone. In addition, we believe that the presentation of these matters is useful to investors for period-to-period comparison of results as the items may reflect certain unique and/or non-operating items such as impairment charges, contract termination costs or items outside of our control.

We believe that the presentation of the following financial measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA are not defined in U.S. GAAP and should not be considered to be an alternative to net income or any other financial metric required by such accounting principles.

Non-U.S. GAAP measures

Adjusted EBITDA and Contracted Adjusted EBITDA are presented herein both on a historic basis and on a forward-looking basis in certain instances. We have not provided a reconciliation of any such forward looking non-U.S. GAAP financial measure to the most directly comparable U.S. GAAP measure because such U.S. GAAP financial measures on a forward-looking basis are not available to us without unreasonable effort.

Adjusted EBITDA

Adjusted EBITDA represents net income available to common shareholders before interest income and interest and other financial expense, income taxes, depreciation and amortization and earnings allocated to preferred shares. Adjusted EBITDA is a non-U.S. GAAP quantitative measure used to assist in the assessment of our operations. We believe that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

(Expressed in millions of U.S. dollars)
		Nine months ended
		September 30,	September 30,
		2019	2018
Net income available to Common Shareholders		$28.8	$12.1
Adjust:	Depreciation and amortization	32.9	24.7
	Interest income	(1.2)	(1.0)
	Interest expense	56.5	32.5
	Income tax	(0.0)	(0.0)
	Earnings allocated to preferred shares	2.3	2.3

Adjusted EBITDA		119.2	70.7

Adjusted EBITDA Margin

Adjusted EBITDA Margin represents the Adjusted EBITDA for a period expressed as percentage of operating revenue for the same period.

(Expressed in millions of U.S. dollars)
September 30, 2019
Operating Revenues	$193.5
Adjusted EBITDA	119.2

Adjusted EBITDA margin	62%

Contracted Adjusted EBITDA

Contracted Adjusted EBITDA represents our contracted revenue multiplied by the Adjusted EBITDA Margin.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements appear in a number of places in this prospectus and in our 2018 Annual Report, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, including, without limitation, in the sections entitled “Business Overview,” “Management’s Discussion and Analysis of Financial Conditions and Operations,” and “Dividend Policy.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

RISK FACTORS

An investment in the Notes involves substantial risks. Before making an investment in the Notes, you should carefully consider the risks described below, as well as the other information included in this prospectus supplement and the accompanying base prospectus, including those in “Item 3. Key Information—D. Risk Factors” in our 2018 Annual Report, filed with the Commission on March 29, 2019, as updated by annual, quarterly and other reports and documents that we file with the Commission after the date of this prospectus supplement that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations and could affect the value of the Notes being offered by this prospectus supplement.

Risks Related to Investing in the Notes and Risks Related to our Other Indebtedness

Your investment in the Notes is subject to our credit risk.

The Notes are unsubordinated unsecured general obligations of ours and are not, either directly or indirectly, obligations of any third party. The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations, except as such obligations may be preferred by operation of law. Any payment to be made on the Notes, including the return of the principal amount at maturity or any redemption date, as applicable, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are effectively subordinated to any secured indebtedness we may incur and are structurally subordinated to all of the obligations of our subsidiaries, including trade payables, which may limit our ability to satisfy our obligations under the Notes.

The Notes will not be secured by any of our assets and will be effectively subordinated to any secured indebtedness that we incur (including the secured indebtedness of our subsidiaries) to the extent of the value of the collateral securing such indebtedness. The Indenture will not prohibit us or our subsidiaries from incurring secured indebtedness or from pledging any of our or their assets as collateral for any of our or their other indebtedness. As of September 30, 2019, we had $882.0 million of consolidated indebtedness outstanding, including $340.0 million on our Senior Secured 9.875% Notes due 2022 (the “2022 notes”), all of which was secured (including the secured indebtedness of our subsidiaries). In the event of the bankruptcy, liquidation, dissolution, reorganization or a similar proceeding of us or our subsidiaries, we will not be able to use any assets pledged as collateral for our or their existing or future secured indebtedness to pay the Notes until we or they, as applicable, have paid the holders of such secured indebtedness in full, and our and their existing indebtedness contains, and our and their future secured indebtedness will likely contain, certain limitations on our and their ability to use the collateral securing such indebtedness outside of such a proceeding.

Our ability to service our debt, including the Notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise. However, the Notes are our obligations exclusively and are not guaranteed by any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the Notes or to make any funds available for that purpose. In addition, dividends, loans, advances or other distributions to us from such subsidiaries may be subject to statutory, contractual and other restrictions and are subject to other business considerations.

Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the Notes to participate in those assets, will be structurally subordinated to any and all debt and other obligations that such subsidiary may incur (including trade payables). In the event of a bankruptcy, liquidation, dissolution, reorganization or of a similar proceeding with respect to any of our subsidiaries, we, as a common equity owner of such subsidiary (and, therefore, indirectly, the holders of the Notes) will rank behind such subsidiary’s creditors, including such subsidiary’s trade creditors. Even if we were a creditor of one of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary, any indebtedness of that subsidiary and any equity interests in that subsidiary that are senior to that held by us.

We are highly leveraged and subject to restrictions in our financing agreements that impose constraints on our operating and financial flexibility.

We are highly leveraged. As of September 30, 2019, we had $882.0 million of outstanding indebtedness, including $340.0 million on our 2022 notes. Subject to the restrictions contained in our existing and future debt instruments, we may incur additional indebtedness in connection with financing acquisitions, strategic transactions or other purposes, which indebtedness may rank senior to the Notes. The Indenture does not limit the amount of debt that we may incur. Our indebtedness increases the risk that we may be unable to generate enough cash to pay amounts due in respect of our indebtedness, including the Notes.

Our indebtedness could have important consequences to you and significant effects on our business. For example, it could:

•

make it more difficult for us to satisfy our debt obligations, including the Notes, the 2022 notes and our secured loan facilities, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture governing the Notes, the indenture governing the 2022 notes and the agreements governing such other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require a substantial portion of our cash flows from operations to be dedicated to the payment of interest on our indebtedness, amortization payments for our 2022 notes and our secured loan facilities, and, under certain circumstances, principal payments through a cash sweep mechanism in certain of our secured loan facilities, therefore reducing our ability to use our cash flows to fund operations, capital expenditure and future business opportunities;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	place us at a competitive disadvantage compared to our competitors that have less indebtedness;

•	limit our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•

limit our flexibility in planning for, or reacting to, changes in our business or market conditions and place us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage may prevent us from exploiting.

In addition, our secured loan facilities and the indenture for our 2022 notes subject us to limitations on our business and future financing activities, including but not limited to, incurring additional indebtedness or issuing certain preferred stock; making substantial changes to the general nature of our business; paying dividends on or repaying or distributing any dividends on our capital stock; and redeeming or repurchasing our capital stock. Due to these restrictions, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may differ from ours and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interests.

Despite our indebtedness levels, we may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

We may be able to incur substantial additional indebtedness in the future. Although the indenture governing the 2022 notes and the agreements covering our secured loan facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. In addition, the indenture governing the 2022 notes and the agreements governing our secured loan facilities will not prevent us from incurring obligations that do not constitute indebtedness thereunder. Our covenants also permit us to incur substantial non-recourse indebtedness in subsidiaries that do not guarantee our obligations under our 2022 notes. If we incur substantially more indebtedness, the risks associated with our indebtedness as described above could be exacerbated.

The Notes are not protected by restrictive financial covenants, which in turn may allow us to engage in a variety of transactions that may impair our ability to fulfill our obligations under the Notes.

The Indenture governing the Notes will not contain any financial covenants and will not restrict us from paying dividends, incurring debt or issuing or repurchasing our other securities. Because the Indenture will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us, including as a result of a change in financial condition or a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us, except to the extent described under “Description of the Notes—Merger, Consolidation or Sale of Assets” we may engage in transactions that could impair our ability to fulfill our obligations under the Notes.

There is currently no established trading market for the Notes, and an active public trading market for the Notes may not develop or, if it develops, be maintained or be liquid. The failure of an active public trading market for the Notes to develop or be maintained is likely to adversely affect the market price and liquidity of the Notes.

The Notes are a new issue of securities, and there is currently no existing trading market for the Notes.

We have applied to list the Notes for trading on the NYSE under the symbol “GSLD,” but there can be no assurance that the NYSE will accept the Notes for listing. We cannot guarantee that an active public trading market will develop for the Notes and, even if one develops, it may not be maintained or be liquid. If an active public trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes could be adversely affected and holders may not be able to sell their Notes at desired times and prices or at all. After purchase, the Notes may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of us and our subsidiaries, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control. Market volatility could materially and adversely affect the Notes, regardless of our or our subsidiaries’ financial condition, results of operations, business, prospects or credit quality. The Notes have a number of features that may adversely affect the value and trading price of the Notes, including the lack of financial covenants. We have been advised by the underwriters that they intend to make a market in the Notes pending any listing of the Notes on the NYSE, but they are not obligated to do so and may discontinue market-making at any time without notice.

The Notes have not been rated, and ratings of any of our other securities may affect the trading price of the Notes.

We have not sought to obtain a credit rating for the Notes, and the Notes may never be so rated. It is possible, however, that one or more credit rating agencies might independently determine to assign a rating to the

Notes or that we may elect to obtain a rating of the Notes in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, or if ratings for such other securities would imply a lower relative value for the Notes, could adversely affect the market for, or the market value of, the Notes. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Notes may not reflect all risks related to us and our business, or the structure or market value of the Notes.

Because the Notes will be issued in book-entry form, holders must rely on DTC’s procedures to receive communications relating to the Notes and exercise their rights and remedies.

We will issue the Notes in the form of a global note registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global note will be shown on, and transfers of the global note will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue certificated notes. See “Description of the Notes—Book-Entry Issuance.” Accordingly, if you own a beneficial interest in a global note, then you will not be considered an owner or holder of the Notes. Instead, DTC or its nominee will be the sole holder of the global note. Unlike persons who have certificated notes registered in their names, owners of beneficial interests in the global note will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from holders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in a global note to vote on any requested actions on a timely basis. In addition, notices and other communications relating to the Notes will be sent to DTC. We expect DTC to forward any such communications to DTC participants, which in turn would forward such communications to indirect DTC participants, but we can make no assurances that you will timely receive any such communications.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands, our principal executive offices are located outside of the United States, a majority of our directors and officers reside outside of the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving us or any of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have no operations in the United States. If we become a debtor under U.S. bankruptcy law, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States, or that a U.S. bankruptcy court would be entitled to, or accept, jurisdiction over such a bankruptcy case, or that courts in other countries that have jurisdiction over us and our operations would recognize a U.S. bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

Redemption may adversely affect your return on the Notes.

Beginning December 31, 2021, we have the right to redeem some or all of the Notes prior to maturity, as described under “Description of the Notes—Optional Redemption.” Prior to December 31, 2021, we have the right, but not the obligation, to redeem the Notes in whole, but not in part, at any time at our option, at a redemption price equal to 104% of the aggregate principal amount to be redeemed, if a change of control occurs, as described under “Description of the Notes—Optional Redemption in Case of Change of Control.” We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Notes.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $        million (or $        million if the underwriters exercise their option to purchase additional Notes in full), after deducting underwriting discounts and commissions and estimated offering expenses, from this offering. We intend to use the net proceeds from this offering to repay a portion of our 9.875% First Priority Secured Notes due 2022. For details regarding our 9.875% First Priority Secured Notes due 2022, please see “Description of Other Indebtedness—Notes—9.875% First Priority Senior Notes due 2022.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2019, on an:

•	actual basis;

•

as adjusted basis to give effect to the issuance of 7,613,788 Class A common shares on October 1, 2019, at a public offering price of $7.25 per share, for gross proceeds of $55.2 million and net proceeds, after deducting underwriting discounts and commissions and expenses, of approximately $50.7 million; and

•

as further adjusted basis to give effect to (i) the issuance of the Notes and (ii) the application of the net proceeds of this offering as described under “Use of Proceeds. ” The information set forth in the table assumes that the underwriters’ option to purchase additional Notes is not exercised. You should read the information below together with the sections of this prospectus supplement and accompanying base prospectus entitled “Use of Proceeds” and “Risk Factors,” in addition to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2018 Annual Report, as well as the financial statements and related notes which are incorporated by reference into this prospectus.

There have been no other material adjustments to our capitalization since September 30, 2019, as so adjusted.

	As of September 30, 2019
(In Thousands of U.S. Dollars)	Actual	As Adjusted	As Further Adjusted
Total Cash(1)(2)(4)	$97,754	$148,471	$

Debt (secured)
Poseidon-DVB Credit Facility	$47,088	$47,088	$
Poseidon-Syndicated Senior Secured Credit Facility	230,000	230,000
New Junior Facility	38,500	38,500
Poseidon- Deutsche, CIT, Entrust Credit Facility and Poseidon-Blue Ocean Credit Facility	169,336	169,336
2022 notes	340,000	340,000
Notes offered hereby(2)	—	—
CITI Credit Facility	24,800	24,800
Hayfin Credit Facility	7,775	7,775
Hellenic Credit Facility	24,550	24,550

Total Debt(3)	$882,049	$882,049	$

Shareholders’ equity:
Class A common shares-authorized 214,000,000 shares with a $0.01 par value 9,942,950 shares issued and outstanding (as adjusted 17,556,738 shares issued and outstanding)	99	176
Series B Preferred shares-authorized 16,100 shares with a $0.01 par value 14,000 shares issued and outstanding	—	—
Series C Preferred shares-authorized 250,000 shares with a $0.01 par value 250,000 shares issued and outstanding(5)	3	3
Additional paid-in capital(4)	512,811	563,452
Accumulated deficit	(167,321)	(167,321)

Total stockholders’ equity	345,592	396,310

Total Capitalization	$1,227,641	$1,278,359	$

(1)	Cash and cash equivalents, including restricted cash of $11,057.
(2)	The Notes offered hereby, excluding net offering costs of $ .
(3)	Aggregated principal amount outstanding, excluding unamortized deferred financing costs of $11,268 and unamortized original issue discount on our 2022 notes of $2,052 as of September 30, 2019.
(4)

Additional paid-in capital reflects the estimated net proceeds from the issuance of Class A common stock on October 1, 2019, of $50.7 million, after deducting underwriting discount and commissions and other estimated offering expenses.

(5)	Series C Preferred shares convert to 12,955,187 Class A common shares in certain circumstances.

THE INTERNATIONAL CONTAINER SHIPPING AND CONTAINERSHIP LEASING INDUSTRY

Maritime Strategies International Ltd. (“MSI”) has provided certain statistical and graphical information contained in this prospectus supplement under the caption “The International Container Shipping and Containership Leasing Industry.” MSI has advised that (i) some information in MSI’s database is derived from estimates derived from industry sources or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in MSI’s database, (iii) whilst MSI has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors, (iv) MSI, its agents, officers and employees cannot accept liability for any loss suffered in consequence of reliance on such information or in any other manner, and (v) the provision of such information does not obviate any need to make appropriate further enquiries.

Industry Overview

Containerization is the most convenient and cost-effective way to transport a wide range of cargoes, predominantly a diverse selection of consumer, manufactured, and semi-manufactured goods. Furthermore, emissions per ton-mile of cargo carried compare favorably to other existing modes of transport. The first containerized cargoes were shipped in the mid-1950s; global containerized trade volumes for 2018 are estimated to be 208 million TEU.

The containerized supply chain extends throughout the world. The Mainlane trades are those linking the major manufacturing economies in Asia with the major consumer economies in North America and Europe and the trans-Atlantic trade. However, over 70% of global containerized trade volumes are in the non-Mainlane trades, with intra-regional trades alone representing almost 39%. Indeed, the largest trade grouping comprises the intra-Asian trades connecting that region’s rapidly growing markets.

Growth in containerized trade is linked to consumer-led demand for manufactured goods and thereby to regional economic growth. Historically, underlying growth has been boosted by both the containerization of breakbulk goods, including refrigerated cargoes, and the relocation of manufacturing from developed economies such as those in Europe and North America, to lower cost regions, most notably in Asia. Of these, the continued containerization of refrigerated (or ‘reefer’) cargoes is expected to outpace overall container trade growth and drive fast growth on certain trade routes.

From 1993 to 2008, containerized trade grew at a compound annual rate of over 9.0%, driven by China’s infrastructural investment growth and integration into the global trade system, macroeconomic and construction booms in the United States and Western Europe, the off-shoring of production, and the expansion of global supply chains. 2009, due to the global financial crisis and recession, was the only year of negative growth in the industry’s history, with volumes shrinking 8.0%. Volumes recovered in 2010, with growth of 15.0%.

Between 2011 and 2018 average compound annual growth of containerized trade was 3.5%. More recently, over the first nine months of 2019 estimated growth in primary container trade was just over 3.0%. Full-year growth in 2019 is expected to be 2.5%, while growth is forecast to accelerate in 2020 to 3.7%.

The rapid expansion in containerized trade has also led to a rapid expansion in the global containership fleet, of which the vast majority of vessels are fully cellular containerships: vessels specialized for the transport of containers and fitted with cell guides throughout the ship to optimize container stowage and significantly enhance the efficiency of load and discharge operations. Between 1995 and 2008, the nominal carrying capacity of the industry-wide fully cellular fleet grew by a compound annual rate of 11.4%; and from 2009 through 2018 at 6.1%, as the industry digested the legacy, pre-crisis orderbook. As at September 30, 2019, industry-wide fleet capacity stood at 22.7 million TEU, aboard a total of 5,182 vessels.

Demand Growth v. Supply Growth, Including 2019 and 2020 Forecasts

Containerships have been upsized over time to carry increasing cargo volumes and reduce unit costs. Whereas in 1995 the largest vessel in the global fleet had a nominal capacity of 5,344 TEU, as at September 30, 2019, the largest vessel had a nominal capacity of 23,756 TEU. Over the same period, average containership nominal capacity across the industry increased from 1,020 TEU to 4,360 TEU.

Within the container shipping industry, key participants include shippers, liner companies and charter-owners. Shippers are the senders and receivers of containerized cargo (Walmart is a typical example). Liner companies (also referred to as lines or operators) are logistics service providers responsible for the seaborne, and often also inland, transportation of containerized goods; they negotiate freight rates with shippers themselves, or with third parties such as freight forwarders/consolidators. Liner companies either operate vessels that they themselves own, or lease vessels from charter-owners. Charter-owners (also referred to as containership owners and containership lessors) provide the function of owning containerships and leasing, or chartering, them out to liner companies. In 1995, approximately 16.0% of operated capacity across the industry was provided by charter-owners. As at September 30, 2019, 53.0% of the industry-wide operated fleet by TEU capacity and 54.2% by number of ships, was provided by charter-owners. Within the sub-10,000 TEU fleet, 57.9% of the operated fleet by TEU capacity and 55.1% by number of ships was provided by charter-owners.

In the containership charter market, leases are most often structured as time charters. Under a time charter, with the exception of fuel (which is paid for by the lessee), the operating costs of the vessel—and freight-related risks—are borne by the lessor. Charter periods can vary in length: the spot market generally refers to charter fixtures of 12 months or less, while term charters cover longer fixtures, with periods of five years or more not uncommon. Charter terms of more than seven years are normally associated with the provision of hitherto off-balance-sheet finance supporting investment in newbuild vessels.

The containership market is currently undergoing a major structural shift as a result of changes to the global regulations that govern vessel Sulphur emissions. Sulphur Dioxide (SOx) is produced as a by-product of burning conventional bunker fuels, and successive rounds of legislation set by the International Maritime Organisation have focused upon reducing the associated air pollution. Under regulations in place prior to January 1, 2020, vessels can consume bunker fuel with a maximum Sulphur content of 3.5% (except in certain coastal areas, where the limit is 0.1% Sulphur content). From January 1, 2020, the maximum Sulphur content of bunker fuel will be reduced to 0.5%. This applies across the merchant shipping fleet, and not only to containerships.

Vessel operators have three broad options to comply with the new regulations. Each option will involve increased expenditure, and how different operators choose among the options will influence the overall supply of the containership fleet and the relative competitiveness between individual vessels.

First, vessel owners can choose to switch to alternative fuels. At present the primary such alternative is Liquefied Natural Gas (LNG), which produces no Sulphur Dioxide and as of Q3 2019 offered lower daily fuel costs than conventional bunker fuels. Installing LNG bunkering infrastructure is highly capital intensive, however, and retrofitting the technology onto existing vessels is perceived as economically non-viable. So far, the only global liner operator to have committed to this technology in a significant way is CMA CGM, which has a 14-vessel newbuilding plan of LNG-fueled tonnage, ranging from vessels of 15,000 TEU to 23,000 TEU.

Second, vessel operators can choose to install exhaust gas cleaning technology (‘scrubbers’) that removes (or ‘scrubs’) the Sulphur Dioxide content from a vessel’s exhaust emissions. This has proven a popular option, as installing a scrubber will allow vessel operators to continue to burn High Sulphur Fuel Oil (HSFO) after January 1, 2020, capitalizing on the pricing arbitrage expected in the short to medium term between the price of High Sulphur and Low Sulphur fuels.

Installing a scrubber requires upfront capital expenditure, approximately $3.0-6.0 million depending on vessel size and scrubber specification. The return on installing a scrubber derives from fuel expenditure savings, which in turn depend on the price differential between high- and low-Sulphur bunker fuel. In the container shipping sector, fuel is paid for by the liner operator. Consequently, containership-owners must be able to charge a charter rate premium to liner operators in order to justify investing in scrubbers. Industry uptake of scrubbers has exceeded initial expectations. As at September 30, 2019, 3.5% of the containership fleet by number of vessels, and 6.8% of the fleet by TEU capacity were scrubber-fitted. It is expected that around 35% of containerships by TEU capacity and around 15% by number of ships will eventually be scrubber-fitted. As it takes around nine to eleven weeks to install a scrubber on an existing vessel, during which time the vessel is taken out of service, an increase in vessels undergoing scrubber installation has the effect of temporarily reducing fleet supply.

Third, vessel operators can comply with the IMO 2020 regulations by consuming bunker fuel with 0.5% Sulphur content. This is the default option, and the large majority of small and mid-size containerships will switch to burning Low Sulphur Fuel Oil (LSFO) from January 1, 2020, onwards. Low Sulphur fuel is expected to cost more than high Sulphur fuel, at least in the short to medium term. The pricing spread is not yet clear, but forward curves suggest a differential of around $200 per mt.

There are numerous implications from these changes. The compliance method chosen will become an additional source of differentiation between vessels, and vessel-specific fuel efficiency considerations are expected to be increasingly relevant. Further, if industry bunker expenditure does increase as expected, it is possible that liner companies will respond by slowing vessel operating speeds further, as relative fuel consumption is lower at lower speeds, and by chartering fuel efficient vessels where available. Slowing the global fleet by 1 knot would imply a reduction in effective supply of 6.7% (assuming trading patterns and port stays as at September 30, 2019).

Demand

Global container trade predominantly involves the movement of manufactured and semi-manufactured goods. Growth drivers include the increasing consumption of manufactured goods, the containerization of goods formerly transported by other vessel types (above all refrigerated cargoes), and the offshoring of manufacturing and extension of global supply chains. Consequently, historically containerized trade has tended to expand at a multiple of both global Gross Domestic Product (“GDP”) growth and total seaborne trade growth.

The container trade growth-multiplier effect was disrupted in 2015 and 2016, when both seaborne and container trade grew slower than world GDP. In 2015 container trade grew by 1.7%, compared against world

GDP growth of 3.4%, and in 2016 container trade grew by around 2.8% and world GDP by around 3.4%. In 2017 the container trade growth multiplier strengthened notably and remained in positive territory in 2018. World GDP growth and container trade growth have faced headwinds in 2019, with container trade forecast to grow by 2.5% and world GDP growth by 3.2%. However, container trade growth is forecast to accelerate in 2020 to 3.7%.

Growth of Containerized Trade, Including 2019 and 2020 Forecasts

Traditionally, global container trade has been separated into four different trade groupings: the arterial East-West Trades (“Mainlanes”), the non-Mainlane East-West trades, North-South trades and intra-regional trades.

The Mainlane trades are the major East-West routes connecting Asia, North America and Europe: the Asia-Europe, Transpacific and Transatlantic trades. Of these, the Transpacific (commonly taken to refer to all cargoes moved between Asia and North America, regardless of whether they cross the Pacific or go via the Suez Canal) and Asia-Europe are the largest.

Cargoes on the Asia-Europe and, to some degree, on the Transpacific trades tend to be carried on the largest vessels (over 10,000 TEU) since the length and high cargo volumes of these trades, combined with well-developed port infrastructure, allow such vessels to maximize their economies of scale. Asia-Europe services across the industry deploy the fleet’s largest vessels, trending towards 18,000 TEU or larger, with an average ship size of 15,604 TEU. Excluding the bottom and top decile of vessels by nominal TEU capacity, vessels deployed on Asia-Europe services trades range in size from 9,040 to 20,388 TEU. On Transpacific services the average ship size is 8,764 TEU. Excluding the bottom and top decile of vessels by nominal TEU capacity, vessels deployed on Transpacific services trades range in size from 4,728 to 13,371 TEU.

Although during the mid-2000s the Asia-Europe and Transpacific trades saw rapid growth, particularly on the stronger Asian export leg, the compound annual growth rate for all the Mainlane trades has declined since the global financial crisis. The compound annual growth rate fell to just under 3.0% over the period 2010-2012, and just over 3.1% between 2013 and 2018. Growth over the nine months to September 30, 2019 is estimated at 3.0%.

The non-Mainlane East-West trades are those which link the Middle East and Indian Subcontinent to Asia, Europe and North America. Of these, the most significant is the Westbound Asia-Middle East/Indian

Subcontinent trade, which in 2018 represented nearly 5.5% of global volumes. While historically these trades have been served by smaller vessels than those deployed on the Mainlane trades, the combination of relatively high cargo volumes and port infrastructure development has resulted in the deployment of vessels of 10,000 TEU or larger on some service loops (with vessels on one current service reaching 21,000 TEU). The average vessel size on non-Mainlane East-West trades is 6,215 TEU. Excluding the bottom and top decile of vessels by nominal TEU capacity, vessels deployed on non-Mainlane East-West trades range in size from 1,577 to 10,070 TEU.

North-South trades are those which connect North America, Europe and Asia with Central and South America, Sub-Saharan Africa and Oceania. North-South trades grew by a compound annual rate of 3.1% from 2010 to 2018 across the industry and the largest of them—the Southbound Asia-Latin America trade—is projected to total 4.4 Mn TEU in 2019. Vessels serving these trades span the range of large feeders (around 2,700 TEU), up to 13,500 TEU vessels on selected Far East to West Africa trades. Average vessel size is 5,141 TEU. Excluding the bottom and top decile of vessels by nominal TEU capacity, vessels deployed on North-South trades range in size from 1,756 to 9,234 TEU.

Intra-regional trades are the largest trade grouping and include the intra-Asian, intra-European and intra-Latin America and Caribbean trades. Of these, the largest is the intra-Asian trade, representing approximately one third of global containerized volumes. Each intra-regional trade is made up of many different sub-trades, which may have very different characteristics. Consequently, intra-regional trades are served by a wide range of vessels, ranging from containerships under 1,000 TEU up to vessels in excess of 5,200 TEU. However, for a majority of the intra-regional sub-trades either low freight volumes, short distances or port restrictions make them most suited to smaller vessels; in some cases only smaller vessels equipped with gear—i.e. those with their own cranes to load and unload containers—are viable. On intra-regional trades the average vessel size is 1,758 TEU. Excluding the bottom and top decile of vessels by nominal TEU capacity, vessels deployed on intra-regional trades range in size from 560 to 4,011 TEU.

The chart below breaks down estimated global containerized volumes by trade grouping in 2018, while the subsequent chart shows estimated annual growth by trade grouping from 2016 through 2018, with forecast values for 2019 and 2020.

Global Container Trade by Trade Grouping, Full Year 2018 Estimates

Annual Container Trade Growth by Trade Grouping, Including 2019 and 2020 Forecasts

The pie chart illustrates the broad-based nature of global container trade, with limited exposure to any single trade-lane. This is significant in the context of the US-China trade conflict which began in 2018. The Transpacific trades represent 12.5% of overall volumes, while trade between China and the US (and vice-versa) represents 6.7% of global containerized volumes. Furthermore, a consequence of the trade conflict has been the increased market share of non-Chinese manufacturers on the Asia-US trade via a process of cargo substitution. Over the first nine months of 2019, US containerized imports from ASEAN countries plus Japan, South Korea, and Taiwan grew by an aggregate of 17.9% (equal to an increase of 640,000 TEU), while imports from China and Hong Kong shrank by 5.2% (equal to a decrease of 449,000 TEU).

Supply

As at September 30, 2019, 5,182 containerships with a nominal capacity totaling 22.7 million TEU were on the water. A further 2.4 million TEU were on order, for delivery through 2022. ‘Nominal capacity’ refers to the maximum number of 20-foot containers that a vessel can carry, without regard to weight restrictions. A more realistic measure of the cargo carrying capacity of a containership is its homogenous intake at 14 mt per TEU.

Containerships range in size from under 500 TEU to over 23,000 TEU. There is considerable overlap in trading patterns for each size segment of the containership fleet and these patterns have evolved, and continue to evolve, over time. Since 2008, the tonnage cascade—which refers to the process of the deployment of larger vessels which displace smaller vessels which, in turn, displace even smaller vessels onto other tradelanes—has accelerated due to the top-heavy orderbook and comparatively weaker recent volume growth on the Mainlanes. As at September 30, 2019 75.0% of capacity over 10,000 TEU, was deployed on Mainlane trades. However, mid-sized and smaller tonnage remains core to global container shipping networks, especially on the non-Mainlane and large intra-regional trades such as intra-Asia.

Containership Fleet Composition by # of Vessels, September 30, 2019

Containership Deployment by Trade, as at September 30, 2019

Deployment for the 5,100-7,499 TEU and 4,000-5,099 TEU fleet segments is split more evenly: for vessels in the 5,100-7,499 TEU segment the Mainlanes provide 28.1 of employment, non-Mainlane East-West and North-South trades combined a further 60.5%, and longer-haul regional routes the remaining 11.4%; for vessels in the 4,000-5,099 TEU ‘classic’ Panamax segment, Mainlane trades provide 19.9% of employment, non-Mainlane East-West trades 7.0%, North-South trades 31.6%, and regional and South-South routes the remaining 41.5%. Significant numbers of ‘classic’ Panamax vessels have been re-deployed to what were traditionally ‘feeder’ trades in recent years.

Non-Mainlane East-West and North-South trades provide employment to half of the 3,000-3,999 TEU fleet segment, with most of the remainder employed on regional routes. Vessels below 3,000 TEU (“feeder vessels”) are most commonly employed on intra-regional trades, which account for 74.0% of feeder deployment; North-South trades account for an additional 10.7%, with the remainder split between non-Mainlane East-West and specialist Mainlane routes.

Generally speaking, deployment on Mainlane trades is not limited by ‘hard’ physical size restrictions. This certainly applies to the major European, Middle Eastern and Far East ports, which can accommodate the largest vessels in the fleet. Whilst in theory some North American ports can also accommodate 18,000 TEU vessels, liner companies have been reluctant to deploy these larger vessels in North America to date.

Deployment on non-Mainlane trades is more often subject to physical constraints, such as shallow draft, length restrictions, and limited shore-side infrastructure. Factors such as these can be compounded by liner companies’ desire not to tie up their larger, strategic vessels in congested or otherwise inefficient ports. In emerging markets, under-developed shore-side infrastructure can also create a requirement for geared vessels with their own cranes to load and unload cargo. As at September 30, 2019, 10.0% of the global fleet (by TEU capacity) was geared, while geared tonnage represented only 2.6% of the industry-wide orderbook. The simple average age of the geared fleet across the industry was 15.1 years.

In addition to infrastructure considerations, some key restrictions to introducing larger vessels onto many regional services are commercial. Due to short voyage distances, frequent port calls and lower volumes, it can be challenging to both maintain a high-frequency service and keep vessel utilization at a profitable level when larger vessels are introduced. This difficulty is compounded when a route is served by many independent operators. On regional trades, the liner operator landscape remains highly fragmented.

Growth of the containership fleet has been driven by anticipated growth in containerized trade, together with up-sizing of vessels to achieve economies of scale. Between 1995 and 2008, the nominal carrying capacity of the industry-wide fully cellular fleet grew by a compound annual rate of 11.4%; and from 2009 through 2018 at 6.1%. On September 30, 2019, the fleet was 3.1% larger than at the end of 2018, and fleet growth over the remainder of 2019 and in 2020 is expected to be moderate.

The orderbook-to-fleet ratio is a key indicator of the pace of fleet growth in future years. For containerships this measure peaked at over 60.0% in 2007. As at December 31, 2018, it was 12.3%, and by September 30, 2019, the global orderbook-to-fleet ratio had fallen to 10.6%—the lowest ratio seen since the 1980s.

Historical Development of the Containership Fleet

In recent years, ordering has been heavily weighted towards larger vessels, and consequently the orderbook, both in absolute terms and as a percentage of the existing fleet, is highest in the segment for vessels over 10,000 TEU. As at September 30, 2019, the orderbook-to-fleet ratio across the industry for mid-size and smaller vessels (9,999 TEU and below) was 3.6%, and 2.6% for ships of 2,000—9,999 TEU. As of September 30, 2019, there were no vessels on order between 4,000-10,000 TEU, a segment of the fleet that accounts for 44.0% of the global fleet by TEU capacity; and the lead time for ordering a new ship would likely be around two years.

Estimated Capacity on Order by Segment, as at September 30, 2019

Containership newbuildings are either contracted by a liner company intending to operate the vessel, or by an independent charter-owner planning to charter it to a line. Charter-owners either order vessels with pre-arranged term charters to a liner company—often referred to as a “back-to-back” arrangement—or on a speculative basis, hoping to fix the vessel on the open market once it is delivered.

The sector has been capital-constrained since 2008. This is a product of the retrenchment of shipping banks (particularly those based in Europe) and the decline of the German KG environment (which is covered in the “Containership Leasing” section). While alternative capital providers, including private equity and Chinese leasing companies, have increased their activity within the sector, financial distress and a generally more stringent regulatory environment for the major shipping banks have restricted the funding available to the industry.

Consequently, since the global financial crisis, the ordering of new containerships has been by the liner companies themselves and by the relatively few charter-owners with access to capital. In recent years, speculative ordering has been rare, with most newbuilding commitments made by charter-owners made back-to-back with long-term charters to established liner operators. Chinese leasing companies have been increasingly active as a source of financing for top tier liner companies—largely as a substitute for conventional senior lending that would historically have been provided by European shipping banks.

The weighting of the orderbook towards larger vessels also implies that the near-term impact of the new generation of fuel-efficient “eco-ships”—referring to new designs of vessels which are configured to offer reduced fuel consumption and are optimized to operate at lower speeds—may be more pronounced in the larger size segments and under-represented in the mid-sized and smaller vessel segments. Furthermore, the contracting of such tonnage by liner companies or, on a back-to-back basis, by charter-owners implies that such vessels are unlikely to be a significant component of the spot charter market for some time. Consequently, it is expected that those eco-ships that do appear on the spot charter market will earn a premium but will be unlikely to more generally define vessel earnings until they account for a significantly larger proportion of the market.

“Eco” Design Share of Fleet by Sub-segment, as at September 30, 2019

Vessel propulsion and fueling technology is expected to evolve in the future. However, alternate propulsion technologies are currently immature, and uncertainty hangs over which fuel types are likely to become market standards—or at least credible, and readily available alternates—over the longer term. This uncertainty prompts a wait-and-see approach and is a further brake on the ordering of new ships.

In the meantime, global shipyard capacity has seen consolidation and reduction since the Global Financial Crisis, with the number of active shipyards globally at the end of 2018 down by approximately 65% since the 2007 peak. This process of consolidation is expected to increase the pricing discipline of shipyards, potentially adding upward pressure to newbuild vessel prices.

Number of Active Shipyards by Region, 2007-2018

In addition to deliveries of new ships from the orderbook, various factors influence effective supply (i.e. the carrying capacity of the containership fleet as it is deployed and operated): scrapping, vessel idling, and slow steaming.

Scrapping. From 2000 to 2008, strong markets meant that in aggregate only 300,000 TEU of capacity was scrapped in total across the industry. In 2009, the market downturn led owners to demolish 400,000 TEU that year alone. 2016 was a record year for scrapping, driven by a “right-sizing” of the Panamax fleet with the opening of wider locks in the Panama Canal: across the industry, 670,000 TEU of capacity was demolished, with ‘classic’ Panamax and smaller Post-Panamax vessels representing two thirds of the tonnage scrapped. 409,000 TEU were scrapped in 2017. Scrapping volumes fell to only 119,000 TEU in 2018 against a backdrop of healthier time charter earnings and firming asset values. The first nine months of 2019 saw a resurgence in vessel scrapping, with just under 160,000 TEU demolished. All scrapping activity to date has been focused on the mid-sized and smaller vessel segments and as at September 30, 2019, the largest vessel ever scrapped was 6,627 TEU.

Historical Scrapping Volumes, through September 30, 2019

Furthermore, the regulatory environment continues to evolve in such areas as ballast water treatment and Sulphur emissions. Scrapping activity may be increased in due course if retro-fitting existing vessels for compliance were to imply non-economic capital expenditure, or older and more fuel-hungry vessel designs find themselves at a competitive disadvantage in a higher fuel price environment.

The combination of scrapping and limited newbuilding activity has led to very limited, and in some cases net-negative, fleet growth in most of the mid-size and smaller fleet segments across the industry in recent years.

Net Fleet Growth by Segment, 2016 through September 30, 2019

In addition to scrapping capacity, the industry has responded to oversupply by idling vessels. Total idle capacity rose from 70,000 TEU in September 2008 to a peak of over 1.5 million TEU, representing 13.3% of the global fleet, in October 2009. Idle capacity subsequently fell to 110,000 TEU in mid-2011, before peaking again at 840,000 TEU in December 2012. Thereafter, the idle fleet across the industry has expanded and contracted in a cyclical fashion, while generally trending down. Idle fleet capacity (including ships being retro-fitted for scrubbers) at September 30, 2019 was 3.2%.

Evolution of the Idle Fleet, through September 30, 2019

Slow Steaming. Slow steaming has also been a significant factor in restraining effective capacity growth. It was first introduced in 2008 as a response to high fuel prices as the relationship between vessel speed and fuel consumption is non-linear. Slow steaming typically leads to additional vessels being deployed into an existing service, to maintain a given service frequency, while each vessel steams at a lower speed. It is most easily and effectively applied to longer trades and was pioneered on the Asia-Europe trade.

In 2007, a standard Asia-Europe service was maintained with eight vessels on an eight-week rotation. By the end of 2013 eleven and twelve vessel strings, on eleven-week or twelve-week rotations, had become the norm. Today, most services continue to turn in eleven or twelve weeks using eleven to twelve vessels, even as average vessel size has increased. High bunker prices have also seen slow steaming extended to other long distance, high-volume trades such as the Transpacific, Asia-Latin America and Asia-Middle East trades. While the nominal industry-wide capacity of the containership fleet expanded by 34.0% from 2008 to 2012, adjusting for slow steaming reduced this growth rate to 19.0%. Between 2012 and 2018, incremental slow steaming has been relatively limited. However, the service speeds of several Asia-Europe services have already been slowed in 2019, and it is possible that liner companies will use slow steaming more broadly as a response to higher fuel prices following the regulatory changes in January 2020.

Containership Age Profile and Quality by Size Segment

The global containership fleet spans a range of ship sizes. Within each size segment, ships vary by age, specification, and quality.

The weighting of the orderbook towards larger vessels, and comparative under-investment in mid-sized and smaller ships, mean that, on average, ships in the smaller size segments of the containership fleet are significantly older than those in the larger size segments. Approximately 74% of the fleet under 2,000 TEU by nominal capacity is more than ten years old and 24.0% is at least 20 years old. The age profile of the small containership fleet is expected to become ‘older’ in the near future. In contrast, no vessel over 10,000 TEU is more than 13 years old; no ship larger than 5,100 TEU is more than 24 years old.

Age Profile of Containership Fleet by Size Segment, as at September 30, 2019

A popular proxy for vessel quality is yard and country of build. Historically (at least until the 2008-09 financial crisis) ships built at Japanese, South Korean, Taiwanese and European yards are considered to be of higher build-quality than those built at Mainland Chinese shipyards. While the gap in build quality has since narrowed, the large number of small and mid-size containerships built before 2008-09 means that this remains an important consideration for a sizeable proportion of the fleet.

Country of Build of Containership Fleet Size by Size Segment, as at September 30, 2019

Another proxy for, and source of, differentiation across vessels is the number of reefer plugs on a vessel, which—along with installed power—determines the number of refrigerated containers that can be carried. As growth in the transport of refrigerated cargoes continues to outpace wider containerized trade growth, liner companies have an incentive to maximize the volume of lucrative reefer cargoes they can carry. This is especially the case on Latin America trade routes. The chart below shows the average number of reefer plugs by vessel size band, alongside the bottom quartile average and the vessel with the highest number of reefer points in each size band. There is clear differentiation between vessels with the highest reefer capacity and the average vessel in each size band.

Reefer Plugs per Vessel of Containership Fleet by Size Segment, as at September 30, 2019

Slot Costs

A fundamental aspect of containership markets is that the relationship between vessel carrying capacity and daily fuel and operating costs is non-linear. This is usually expressed in terms of a vessel’s slot cost, which is the daily cost to a liner company of each loaded container on a ship, assuming the vessel is full.

Ships with identical ‘nominal’ TEU capacities can in practice have different ‘effective’ TEU capacities (calculated on the basis of homogenous loads of 14 mt / TEU) since, all else equal, relatively ‘wide’ vessels exhibit superior stability and so are able to carry a larger number of laden containers than ‘narrower’ vessels. For this reason, ‘widebeam’ (including Post-Panamax) containerships tend to command a premium in terms of time charter rates versus their narrower beam (Panamax and smaller) peers. Similarly, in response to the high fuel price environment in 2013-14 shipyards began to produce more modern ‘Eco’ design containerships, with improved design and more fuel-efficient engines. As ‘Eco’ ships can offer substantial fuel savings relative to ‘Pre-Eco’ vessels of a similar size, they also tend to command both higher time charter earnings and resale values.

Slot costs can be calculated using the following formula, where the cargo-carrying capacity of a vessel is defined as the maximum number of 20 ft containers weighing 14 tons that a ship is able to carry (as opposed to its nominal TEU capacity).

Fuel Cost ($ per Day)	+	Charter Hire ($ per day)	=	Slot Cost ($ per TEU per day)
Loadable Capacity of Ship (No. TEU @ 14 mt)

The greater the cargo-carrying capacity and fuel-efficiency of a ship, the lower the slot cost. The lower the slot cost, the more attractive a vessel is to liner companies in the charter market. Fuel efficiency is a function of both the size of the vessel and of the design features of an individual vessel. The chart below shows how the relationship between per-slot fuel costs and overall carrying capacity changes as vessel size increases. As vessel size increases, daily fuel costs per slot decrease.

Illustrative Daily Fuel Cost per TEU Slot, by Ship Size

In the chart, the relationship between daily fuel cost per slot and ship size is displayed under two different fuel price scenarios: one where ships consume high-Sulphur bunker fuel that costs an assumed $400/mt, and one where ships burn low-Sulphur bunker fuel oil that costs an assumed $600/mt. Under the higher fuel price scenario, the fuel efficiency of larger vessels relative to smaller vessels increases. As fuel costs are expected to increase once new MARPOL Annex VI regulations (IMO 2020) come into force on 1 January, 2020, questions of fuel efficiency and their impact on slot costs will become ever more important to liner companies. Lower fuel costs per slot also translate to lower carbon and related emissions per slot, meaning vessels with lower slot costs will—all else equal—generate lower emissions per-TEU mile.

As shown in the slot cost calculation formula, vessel costs are a function of fuel costs and charter hire. For vessels of different sizes the fuel cost component can be calculated using assumptions about the speed at which vessels are operated (assumed to be 18 knots), the fuel consumption of vessels of different sizes at the assumed operating speed (measured in mt/day), the average time that vessels of different sizes spend at sea, and the price of fuel in $/mt. For a theoretical vessel of 4,250 TEU this daily fuel cost amounts to around $18,400 per day if the ship is burning high-Sulphur bunker fuel at the assumed cost of $400/mt, and around $27,500 if the ship is burning low-Sulphur bunker fuel at the assumed cost of $600/mt.

As a hypothetical exercise, if it is assumed that the charter hire of a theoretical 4,250 TEU vessel is $10,000 per day then the vessel’s total costs when burning high-Sulphur bunker fuel amount to around $28,400 per day. Assuming that the vessel can carry around 2,800 20 ft containers weighing 14 mt, this produces a daily slot cost of $10.11 per slot.

Slot cost parity is an exercise that explores how time charter rates are affected if daily slot costs across vessels of different sizes are assumed to be equal. For each theoretical vessel, total daily costs are calculated by multiplying the vessel’s carrying capacity by the assumed ‘parity’ daily slot cost (in this exercise $10.11 per slot). If the calculated daily fuel cost for each theoretical vessel (using the methodology described above) is subtracted from this theoretical total cost, the remaining amount is the theoretical charter hire component for each vessel. Put another way, for each vessel this daily time charter rate is the rate that would imply overall slot cost parity with a 4,250 TEU vessel with a daily charter hire of $10,000 per day.

The chart below compares this ‘implied’ slot cost parity time charter rate across different vessel sizes. The economies of scale associated with slot costs explain the greater relative time charter ‘upside’ commanded by larger vessels. Another feature revealed by slot cost parity is that as fuel costs rise, daily time charter rates can also increase for larger vessels while holding slot costs constant. For smaller vessels the implied time charter rate supporting slot cost parity decreases as fuel prices rise.

Daily Time Charter Rate by Vessel Size Implying Overall Slot Cost Parity with 4,250 TEU Panamax

It must be noted, however, that the potential economies associated with deploying larger vessels can only be unlocked if the utilization levels on those vessels (the percentage of available capacity actually occupied), market share and service frequency on a particular route) are high. Other factors include voyage length (larger vessels tend to be most cost-efficient on longer trades) and physical constraints (ports need to be sufficiently deep, with appropriate berth length, and equipped with sufficient shore-side infrastructure to handle larger vessels). With these limitations in mind, liner companies look for the lowest possible slot cost on any possible trade, and size vessels accordingly—taking into account total available cargo volume, anticipated market share, and service frequency.

Liner Industry Consolidation

An important development in the sector over the last few years has been a wave of consolidation between liner operators.

Significant recent mergers include: Hapag-Lloyd and CSAV in 2014; Hamburg Süd and CCNI in 2015; COSCON and CSCL (both Chinese state-owned carriers), to form COSCO Shipping, in 2016; CMA CGM and APL in 2016; Hapag-Lloyd and UASC in 2017; Maersk Line and Hamburg Süd in 2017; COSCO Shipping and OOCL in 2018; and the three major Japanese operators—MOL, NYK Line and K Line—to form Ocean Network Express (ONE) in 2018. This process of consolidation has reduced the number of global operators to eight (from 20, in 2016).

On the Mainlane trades the principal carriers operate in alliances, through which liners combine to operate joint services under vessel sharing arrangements. This allows for a more efficient service network, the offering of a greater range of direct port pairs, and management of capacity. As of 30 September, 2019, there were three alliances operating on the Mainlane trades: the 2M Alliance, the OCEAN Alliance and THE Alliance. Other major liner companies (such as Zim) may cooperate with an alliance on a trade-by-trade basis. Formal alliances do not operate outside of the Mainlane trades, although non-Mainlane trades do see other forms of cooperation between liner companies.

Liner Company Alliance Members

The chart above shows the effects of the pending entry of HMM into THE Alliance. HMM had previously operated a vessel sharing agreement on certain trades with the 2M Alliance, but was not a full alliance member.

As shown in the chart below, each of the alliances—which comprise nine companies in total—will control a larger volume of operating capacity than the aggregate of the remaining 91 out of the top 100 operators (on the basis of the current fleet and orderbook).

Operating Capacity (Existing and On-Order as at September 30, 2019)

of the Liner Company Alliances

Containership Leasing

Fully cellular fleet ownership is split between liner companies and charter-owners. Liner companies are logistics service providers. They are responsible for the seaborne transportation of containerized cargo, its handling at load and discharge ports and also often inland transportation between those ports and the container’s origin/destination. While there are more than a hundred liner companies, over 67.0% of fully cellular capacity is controlled by the top five lines and 93.0% of capacity is controlled by the top twenty lines.

Liner companies have increasingly disaggregated vessel operation from vessel ownership. In a highly capital-intensive industry, chartering vessels allows liner companies to outsource their capital requirements while also giving them a platform to flex operating capacity up and down in line with fluctuations in demand. As at September 30, 2019, 55.0% of containership capacity deployed by the top 25 liners was chartered in from containership lessors. 54.0% of the total capacity operated by all liner companies was chartered in. 12.3% of overall capacity is provided by the top five charter-owners, and 22.4% by the top 30. In 1995 it has been reported that only 16.0% of the liner fleet was chartered in.

Ownership of Containership Fleet Capacity, September 30, 2019

The chart below shows the fleet and orderbook of the top 25 liner companies, as well as highlighting the percentage of their capacity which is chartered in.

Fleet Profiles of the Top 25 Liner Companies, September 30, 2019

Charter-owners are represented throughout the containership fleet. However, they are particularly prominent in the market for smaller vessels, controlling over half the tonnage in every fleet segment below 3,900 TEU. Overall, the charter-owner fleet totaled over 12.0 million TEU as at September 30, 2019, of which nearly 4.6 million TEU was composed of vessels under 5,100 TEU.

The Charter-owner Fleet by Vessel Size Segment, September 30, 2019

Historically, the German KG system was the principal source of funding for many German shipowners, allowing them to become leading providers of chartered containership tonnage.

A KG is a closed end fund construct broadly analogous to a limited partnership. It has been employed as an investment vehicle for high net worth individuals (primarily German) in various asset classes, including shipping assets. In addition to the returns from their investments, investors in ship-oriented KGs also gain various tax benefits; although since 2005 these tax benefits have been reduced.

However, since 2008 the KG environment for ship investments has been significantly constrained, with limited new capital raised. The resulting retrenchment of German owners—traditionally the providers of mid-sized and smaller tactical tonnage to the sector—has had a significant impact.

The top charter-owners are now far more mixed. However, both in terms of volume and as a percentage of the overall orderbook, the aggregate charter-owner orderbook is low by historic standards. As recently as the beginning of 2015, charter-owners accounted for nearly 70.0% of the outstanding industry-wide orderbook; as at September 30, 2019 the proportion stood at 47.0%.

Fleet Profiles of the Top 30 Charter-Owners, September 30, 2019

Contractual Dynamics and Economics of the Containership Leasing (Charter) Market

Liner companies charter vessels in from independent charter-owners. Charters can either be on a time charter or a bareboat basis.

Under a time charter, with the exception of fuel, which is paid for by the lessee, the operating costs of the vessel—including crewing and provisioning, maintenance and repair, lubricating oils and insurances—are borne by the lessor. The lessor must also cover capital expenditure associated with maintaining the vessel, including that for periodic drydocking. Time charters are broadly analogous to wet leases.

Under a bareboat charter, all operating expenses (including fuel) are borne by the lessee. The lessee must also typically cover required capital expenditure on the vessel during the lifetime of the lease. Bareboat charters are effectively financing transactions.

Shipping industry bodies, such as BIMCO (the “Baltic and International Maritime Council”), have developed standard contractual forms as the bases for time charter and bareboat charter agreements. These forms have been widely adopted by the industry.

Time charters tend to be more common than bareboat charters in the containership charter market.

Charter periods can vary in length. The spot market generally refers to charters of 12 months or less. Term charters cover longer fixtures: periods of five years or more are not uncommon. Charters of over seven years tend to be more akin to a financing arrangement than tactical access to tonnage. Charter contracts with international liner operators tend to be denominated in U.S. dollars.

The containership charter market has evolved with the containership fleet, with a liquid charter market only developing for a given vessel size segment once the fleet of vessels on the charter market for that segment reaches a critical mass. This can be driven by charter-owners making speculative orders for the charter market (currently rare), liner companies selling vessels to charter-owners (either outright, or with a charter back), and from ships entering the charter market on expiry of their initial “financing” charters. Consequently, the charter market for the smaller sizes of containerships has a longer pedigree than for larger vessels. Today, there is a liquid charter market for vessels up to around 8,500 TEU. Although there are larger ships on the charter market, transaction volumes are currently limited.

The volume of containership charter fixtures varies according to the demand for ships and the average length of charter. The chart below shows the evolution of reported containership fixtures. In 2005 and 2006 the total volume of charter fixtures fell as average charter length increased with firm industry conditions. Conversely, fixtures in 2012 reached their highest level ever, in part as a result of shorter charter periods due to the weaker industry conditions but also as a function of the larger charter-owner fleet. 2013 fixtures were estimated to have fallen marginally below 2012 levels, but since then the volume of fixtures activity has remained elevated. Fixture activity in 2017 was especially strong, but fell back in 2018. Fixture activity so far in 2019 has been healthy.

Reported Annual Containership Fixture Activity,

through September 30, 2019

Average Length of Containership Fixtures, sub-8,500 TEU Vessels, Q1 1990-Q3 2019

In the spot, or short-term, charter market, rates are driven by the dynamics of supply and demand (see the chart below), which may differ by fleet segment. Generally, when demand growth exceeds supply growth, earnings in the short-term charter market tend to improve. However, this trend can be distorted by additional factors such as slow steaming (which has the effect of reducing effective supply, without being reflected in supply-side growth statistics) and idle capacity (which exacerbates the impact of supply growth). As at September 30, 2019, idle capacity was limited (3.2%—including ships being retro-fitted for scrubbers), while IMO 2020 is expected to catalyse incremental slow steaming.

Containership Earnings in the Spot Charter Market

are Shaped by Supply and Demand Fundamentals

(2019 and 2020 Data are Forecast Values)

The Containership Spot Market Charter Rate Index used above is calculated using weighted average charter rates of vessels from 10 different fleet segments, with the weighting assigned according to the number of fixtures reported in each vessel size segment in a given year.

Evolution of Containership Time Charter Rates

in the Short-Term Charter Market, through September 30, 2019

Spot market time charter rates have fluctuated since the market trough in Q4 2016. In most cases historically the time charter earnings of vessels of different sizes have moved in tandem, even if the larger vessels in less liquid markets see greater volatility and greater upside, Over the first half of 2019 this normal pattern did not hold, as spot time charter market earnings of larger vessels (above 5,500 TEU) increased strongly while earnings for smaller benchmarks saw little to no gain. This has been partly attributed to the impact of ‘scrubber’ installation prior to the MARPOL regulatory changes on January 1, 2020, which created the need for liner companies to charter in replacement tonnage to replace vessels removed from the fleet to have exhaust cleaning technology installed. As the vessels undergoing these installations tended to be large vessels (larger than 10,000 TEU) liner companies have tried to source relatively large vessels as their replacements. However, it is also illustrative of the finely balanced supply / demand dynamics in these size segments at present.

Panamax and Post-Panamax Time charter Earnings Developments since Q4 2018

Asset Values

Containership newbuilding prices are dictated by the global supply of, and overall demand across all shipping sectors for, shipyard capacity; also the input costs faced by the shipyards themselves (primarily steel, labor, equipment and energy).

The secondhand market for containerships has grown along with the container shipping industry, particularly as charter-owners have increased their share of the fleet, driving an increase in the number of transactions. Secondhand containership sales can either be on a charter-free basis, where the vessel is delivered as-is, or with a charter contract attached. The latter is particularly common when liner companies are selling a vessel: charter-owners often find a sale and leaseback structure attractive for the contracted cash flow during the leaseback period, while liner companies take an asset off their balance sheet and release equity. The economics of such a transaction are negotiated as a function of purchase price, charter rate, charter duration, expected residual value of the vessel and counterparty risk.

Sale and purchase activity within the sector is influenced both by sentiment and by the availability of capital.

Sale and Purchase Transactions for Containerships, by Size of Vessel and by Type of Transaction, through September 30, 2019

	2017					2018					2019
	Q1	Q2	Q3	Q4	TOT	Q1	Q2	Q3	Q4	TOT	Q1	Q2	Q3
Sales	68	83	78	66	295	65	51	30	36	182	29	45	34
Resales	3	4	0	2	9	1	0	0	0	1	0	0	0
5,100+ TEU	12	14	8	0	34	3	17	5	5	30	7	7	6
4,000-5,099 TEU	7	23	28	12	70	2	8	5	8	23	3	11	5
2,000-3,999 TEU	31	24	19	22	96	17	14	7	3	41	1	7	5
1,000-1,999 TEU	16	17	15	29	77	35	11	9	18	73	12	14	14
Sub-1,000 TEU	2	5	8	2	17	8	1	4	2	15	6	6	4
Buyers
German	3	1	4	4	12	10	8	4	8	30	0	9	4
Greek	3	25	4	7	39	9	3	3	10	25	10	6	2
Other Tramp	28	46	44	35	153	36	18	21	16	91	12	21	20
Liner	34	11	26	19	90	9	22	2	2	35	7	9	8
Sellers
German	56	52	53	26	187	20	21	13	11	65	10	21	10
Other Tramp	13	18	20	37	88	35	21	12	17	85	10	17	27
Liner	2	13	5	2	22	9	2	5	8	24	10	7	3
Total Demo	53	37	30	21	141	8	5	7	40	60	8	21	10

Charter-free containership values between 2003 and 2008 were at elevated levels, driven by strong industry conditions, elevated charter earnings, and high newbuilding prices. However, as the earnings environment deteriorated at the end of 2008, asset values also came under pressure. Since the financial crisis, secondhand prices have—with the brief exception of 2010 and 2011—remained significantly below pre-crisis levels.

The chart below shows the evolution of prices for newbuildings, five-year-old, ten-year-old and fifteen-year-old vessels, using an unweighted index across vessel sizes from 500 TEU to 13,000 TEU.

Price Index for Newbuild, 5-year-old, 10-year-old,

15-year-old, and 20-year-old vessels (100 = January 2000), through September 30, 2019

As at September 30, 2019, the newbuilding price for a theoretical 3,500 TEU vessel was $42.5 million, down from a 2008 peak of almost $66.0 million, but up from a 2017 trough of $33.5 million. The resale price for a 15-year-old vessel at the same point was a little under $5.9 million, barely distinguishable from scrap value. Despite some recovery from the low-point in resale prices reached in 2016 (where a 15-year-old vessel reached $4.2 million), prices remain low by historic standards. The chart below shows the evolution of benchmark prices for a 3,500 TEU vessel.

3,500 TEU Vessel Price Benchmarks for Newbuildings,

Existing Tonnage (5-year-old, 10-year-old and

15-year-old Vessels) and Scrap, through September 30, 2019

The resale price of vessels (particularly older units) is also affected by fluctuations in vessel demolition prices. Vessel demolition prices are driven by scrap steel markets in the Indian Subcontinent, where the large majority of vessels are sold for demolition. Demolition prices are volatile, with prices for the first nine months of 2019 averaging $408 / ldt.

Indian Subcontinent Containership Demolition Prices, $/ldt, January 2000 to September 2019

Another measure of the extent to which industry-wide vessel values are depressed in the current environment is age-adjusted newbuilding price parity. For any given vessel, this can be calculated by taking the newbuilding price prevailing in the market for a vessel with corresponding characteristics, depreciating that price on a straight-line basis to scrap, and determining the point on the depreciation line matching the age of the vessel. The chart below illustrates this approach. Depreciation assumptions may vary, inter alia, by vessel type, vessel segment, and analyst.

Implied Newbuilding Price Parity—Based on a 25-Year Depreciation Profile—for Illustrative Five, Ten and 15-Year-Old Vessels v. Prevailing Secondhand Market Prices for Those Vessels, Estimated as at Sep. 30, 2019

The charts below show the evolution of, and correlations between, newbuilding prices, second hand asset values, and earnings in the short-term charter market over time. The first chart shows long term trends, while the second focuses on developments since the fundamentals-driven recovery commencing early-2017. Both charts also reflect the impact of seasonality and sentiment upon the sector.

Spot Market Time Charter Rate, Newbuild Price

and Secondhand Price Index Development, January 2000 through September 30, 2019

Asset Value and Spot Market Time Charter Rate Development, September 1, 2016 through June 30, 2019

BUSINESS

Business Overview

Our legal and commercial name is Global Ship Lease, Inc. We are a Republic of the Marshall Islands corporation that owns a fleet of 41 mid-sized and smaller containerships which we charter out under fixed-rate charters to reputable container shipping companies (“liner companies” or “liner operators”).

History and Development of the Company

We were formed in 2007 to purchase and charter back 17 containerships owned or to be purchased by CMA CGM, then the third largest containership operator in the world by number of ships.

On August 14, 2008, we merged indirectly with Marathon, a company then listed on the American Stock Exchange. Under the merger agreement, Marathon, a U.S. corporation, first merged with its wholly-owned Marshall Islands subsidiary, Holdings, with Holdings continuing as the surviving company. Global Ship Lease, Inc., at that time a subsidiary of CMA CGM, then merged with Holdings, with Holdings again being the surviving company. Holdings was renamed Global Ship Lease, Inc. and became listed on the NYSE on August 15, 2008.

On November 15, 2018, we completed a transformative transaction and acquired Poseidon Containers’ 20 containerships, one of which, the Argos, was contracted to be sold, which sale was completed in December 2018, which we refer to herein as the “Poseidon Transaction”. On the closing of the Poseidon Transaction, we issued to the Poseidon unitholders 3,005,603 Class A common shares and 250,000 Series C Preferred Shares, which are convertible to an aggregate of 12,955,187 Class A common shares in certain circumstances, and assumed the debt of Poseidon Containers, which amounted to $509.7 million as of November 15, 2018.

Following the announcement of the Poseidon Transaction on October 29, 2018, we have agreed to multiple new charters in an improving market over multi-year durations, to renew or replace expiring charters, that have resulted in material improvements to key performance metrics, such as:

•

Increased remaining contract duration: Since the announcement of the Poseidon Transaction, we have agreed to 31 new charters with an aggregate contract duration of 70 years, resulting in TEU-weighted average remaining contract duration for our entire fleet, as of September 30, 2019 and including subsequent announcements of new charters and options to extend which are under our control, and assuming the mid-point of the redelivery period, of 2.6 years, or 2.9 years also including options to extend which are under the charterers’ control and assuming the latest redelivery date.

•

Significant new contracted revenue: Since announcing the Poseidon Transaction, we have entered into charters, both as charter renewals, new charters, and for ship acquisitions, which are expected to generate $522 million contracted revenue (measured over the term of the charter to the mid-point of redelivery including options to extend these new charters which are under our control). Contracted future revenue was $778 million, as of September 30, 2019 and including subsequent agreements of new charters (assuming the mid-point of redelivery under charters and including options to extend which are under our control). We estimate that our contracted revenue represents 99% of Adjusted EBITDA for 2019, 88% for 2020 and 68% for 2021 on the assumption that ships coming off charter are re-employed at 10 year historical average rates, less 5% commissions.

As of the date of this prospectus, we owned 41 mid-sized and smaller containerships and have agreed to acquire two further ships. Nine ships (representing 31% of our current fleet by TEU capacity) are new-design, high-specification, fuel-efficient, and wide-beam. Our fleet, excluding the two vessels we have agreed to acquire, has a total capacity of 224,162 TEU, making us the 13th largest non-operating owner of containerships as of September 30, 2019, according to MSI. As of September 30, 2019, the charter-attached value of our fleet of 41 vessels (not including the two ships scheduled to be delivered in December 2019 and January 2020) was $1.29 billion and the charter-free value of our fleet was $1.13 billion.

With the inclusion of the two ships we have agreed to acquire, which are scheduled to be delivered in December 2019 and January 2020, our fleet size would increase to 43 ships, with a total capacity of 237,462 TEU, with an average size of 5,522 TEU and a TEU-weighted average age of 12.4 years.

All of our ships are chartered out on time charters, representing contracted future revenue of $778 million as of September 30, 2019, including subsequent new charters (including those on the two ships to be acquired) and options to extend which are under our control, and assuming the mid-point of redelivery, over a TEU-weighted average remaining term of 2.6 years. Contracted future revenue was $862 million on the same basis, but also including options to extend which are under the charterers’ control and assuming the latest redelivery date, over a TEU-weighted average remaining term of 2.9 years. By applying the Adjusted EBITDA Margin of 62% for the nine months ended September 30, 2019 to contracted future revenue, this would imply Contracted Adjusted EBITDA of $482 million on our contracted future revenue of $778 million (to the mid-point of redelivery and including options to extend charters which are under our control) and $534 million on our future contracted revenue of $862 million (also including options to extend which are under the charterers’ control and assuming the latest redelivery). Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA are non-U.S. GAAP measures. For a description of Adjusted EBITDA, Adjusted EBITDA Margin and Contracted Adjusted EBITDA and a reconciliation of these measures to net income, the most directly comparable US GAAP financial measure, please see “Summary Financial Data—Non-U.S. GAAP Financial Measures” below

We believe that we possess a number of competitive strengths that differentiate us and will allow us to capitalize on opportunities in the containership sector, including:

Experienced Management Team. Members of our management team, board of directors and Managers have extensive experience in the container shipping industry and have long-term relationships with companies, individuals and institutions within the wider shipping industry. Our Executive Chairman, George Giouroukos, has more than 25 years of leadership and shipping industry experience, while our Chief Executive Officer, Ian Webber, has 30 years of shipping industry experience, 12 of which serving as our Chief Executive Officer. We believe that we will be able to capitalize on the experience and relationships of our management, board of directors and Managers to identify future acquisitions and charter opportunities beyond those widely and publicly marketed, expand our customer base, and finance these acquisitions and refinance our debt. See “Management.”

Significant Contracted Revenue. All of our ships are chartered out on time charters, representing contracted future revenue of $778 million as of September 30, 2019, including subsequent new charters (including those on the two ships to be acquired) and options to extend which are under our control, and assuming the mid-point of redelivery, over a TEU-weighted average remaining term of 2.6 years. Contracted future revenue was $862 million on the same basis, but also including options to extend which are under the charterers’ control and assuming the latest redelivery date, over a TEU-weighted average remaining term of 2.9 years. Our contracted revenue mostly consists of revenue generated by our larger ships as these have higher daily charter rates and longer charter durations provides substantial forward visibility on earnings. Our smaller, lower-earning ships are mostly employed on shorter term contracts, which we believe will provide upside earnings potential in what we anticipate will be a firming charter market after a protracted downturn. Since announcing the Poseidon Transaction, we have entered into charters, both as charter renewals and for ship acquisitions, which are expected to generate $522 million contracted revenue (measured over the term of the charter to the mid-point of redelivery including options to extend these new charters which are under our control).

Diversified Portfolio of Charterers. As of September 30, 2019, charterers of our ships included Maersk Line, MSC, COSCO-OOCL, CMA CGM, Hapag-Lloyd, and ZIM. In addition, our Commercial Manager has established relationships with, and has previously arranged charters with, many other reputable liner operators, such as ONE, Wan Hai, Evergreen, Seaboard Marine, and X-Press Feeders. We expect to continue to capitalize on our senior management’s and Commercial Manager’s long-standing relationships with leading liner companies. We believe that the experience of our senior management team, coupled with our Technical

Manager’s extensive experience and reputation, will continue to assist us in securing high employment coverage for our ships to facilitate our future growth.

Focused Fleet Composition. Our fleet is focused on high specification, mid-sized and smaller ships, which we believe are undersupplied in the market and have multiple deployment opportunities. We own and operate 43 containerships, including the two ships that will be delivered to us in December 2019 and January 2020, respectively, ranging in size between 2,207 TEU and 11,040 TEU, built at reputable shipyards, with high specifications, and which are well-maintained. Such mid-size and smaller ships are operationally flexible and are core to servicing multiple non-arterial, intermediate, and intra-regional container trades which, in aggregate, represented over 70% of global containerized trade volumes in 2018. Limited investment by the industry in recent years in mid-sized and smaller containerships has resulted in a small orderbook to be delivered over the next two-three years (the orderbook to fleet ratio for 2,000—10,000 TEU ships was 2.6% as of September 30, 2019, versus an overall ratio of 10.6%) and an aging global fleet, with limited availability of latest-generation ships in these segments.

Fleet with High Technical Specifications. Value-adding attributes that render our ships attractive to our customers, the liner operators, include capacity to carry a large number of temperature-controlled containers (“reefers”), wide-beam and fuel-efficient designs, and onboard cranes (“gear”) for cargo handling. We believe that these features enable our fleet to achieve higher levels of employment and earnings against ships with lower specifications. 73% of our fleet capacity is made up of Post-Panamax containerships larger than 5,500 TEU, which provide enhanced ship stability and thus greater cargo carrying capacity. Cargo carrying capacity is an important selection criterion for liner operators as it reduces slot cost, which is calculated for any given ship as daily fuel cost plus daily charter hire divided by standardized loadable capacity. Nine of our Post-Panamax ships are also latest-generation, fuel efficient “Eco” ships, which further enhance slot cost economics for liner operators and command an earnings premium in the charter market versus non-Eco ships and have the potential to provide longer term charters. Fuel efficiency becomes even more valuable as fuel prices rise, as is anticipated with the introduction of industry-wide emission control regulations from January 2020 (“IMO 2020”), with which the vast majority of ships will comply by burning higher cost, low sulfur fuel. Furthermore, we believe there is a clear correlation between low slot costs and low emissions per TEU, favoring our low slow cost fleet.

Capitalize on Cascade. The shipping industry up-sizes ships over time in order to capture economies of scale by increasing the carrying capacity of ships. This up-sizing is also referred to as the “cascade,” and involves larger ships progressively displacing smaller ships into other trade lanes. Non-mainlane, intermediate, and intra-regional trades are of fundamental importance to global containerized trade—representing, in aggregate, over 70% of global containerized trade volumes in 2018—and are predominantly served by mid-size and smaller ships, which we believe are supply-constrained. We also believe that our fuel-efficient, low slot cost ships position us to capitalize on cascading opportunities in these markets. As of September 30, 2019, according to MSI, 42.0% of the global fleet (by number of ships) was comprised of ships of 2,000 TEU or smaller, providing significant cascading opportunities for even the smallest ships in our fleet (2,200 TEU).

Efficient Ship Operations. We believe that our Technical Manager’s experience in the technical management of containerships, and their reputation in the shipping industry as operators with high safety and operating standards, are important in servicing our charterers, who depend on reliable ships and responsible containership owning companies to meet their exact and demanding ship scheduling requirements. Our Technical Manager has been managing ships successfully since 1994 and this depth of experience not only provides our customers with a high level of service quality and confidence but also gives us competitive average daily operating costs. Despite significant drydocking of our ships for regulatory surveys and upgrades, utilization for the nine months ended September 30, 2019 was 96.0%. In addition, our Technical Manager has experience in upgrading ships, including reefer capacity and fuel efficiency and in the efficient design of scrubbers, all of which raise our ships to higher commercial standards enhancing their marketability and earning capacity.

Growth Track Record. We have a proven ability to grow by purchasing, or agreeing to purchase, five ships with pre-agreed charters that are immediately accretive to cashflow and earnings, while concurrently putting in place competitively-priced and conservatively-structured debt to facilitate such growth. Our Executive Chairman, George Giouroukos, has structured and concluded over 250 secondhand and newbuilding ship transactions. The strategic combination between GSL and Poseidon Containers in November 2018 also demonstrates our capacity to successfully execute transformative corporate transactions. We believe that our senior management team’s extensive knowledge of, and contacts within, the container shipping industry will allow us to continue to add value-accretive ships and charters to our portfolio.

Multiple Financing Sources. Access to cost-effective capital is important in the container shipping industry. As a publicly listed company with a business model primarily oriented towards providing medium-term charters to reputable counterparties, we can potentially access equity and debt markets, both private and public, on a recurrent basis. In a capital-constrained environment, we believe that being a publicly listed company with a high level of transparency and reporting is an advantage in competing with other containership owning companies, which are predominantly private and do not have access to such diverse sources of capital. In addition, our management team has extensive and long-standing relationships with commercial banks that provide us with access to the traditional secured loan bank market. Specifically, since the Poseidon Transaction, our significantly expanded banking relationships now include Citi, Credit Agricole, Deutsche Bank, ABN Amro, DVB, CIT, Entrust, ATB, Hellenic Bank and Siemens, most of which participated in our new syndicated $268.0 million senior secured credit facility.

Our Business Strategies

Our primary objective is to maximize value for our shareholders by pursuing the following strategies:

Maintain Fleet Focus. We intend to maintain our focus on containerships of 2,000 – 11,000 TEU, weighted towards wide-beam, high-reefer, fuel-efficient ships of 5,500 – 10,000 TEU. We believe the cost-return characteristics of ships in this size segment are attractive. Specifically, they are sought after by charterers given their operational flexibility and low slot costs and should thereby allow us to manage our fleet deployment effectively, locking in upside earnings potential for shareholders by securing longer-term charters generating contracted cashflows. Furthermore, due to scarce capital being disproportionately allocated to the construction of the largest containerships for the main East-West trades lanes, such as Asia – Europe, the order-book for containerships below 10,000 TEU is at historically low levels and, according to MSI, there are no ships on order in our area of focus, the 4,000 TEU and 9,999 TEU segment, which, combined with reasonable demand growth for container shipping services, particularly in the trade lanes where our ships are best deployed, is expected to result in continuing improvements in charter rates and hence asset values, over time. We expect supply to tighten further for these ship segments with the implementation on January 1, 2020 of the new industry-wide emission controls under IMO 2020, which we believe may prompt liner operators to slow down their ships in order to reduce fuel burn and thus cost, reducing effective supply.

Optimize Charter Portfolio. We intend to proactively manage our portfolio of charters to lock in upside earning potential, while also providing downside protection through charter cover. This provides significant forward visibility of stable cashflows, while preserving the flexibility to capitalize on potentially rising charter rates. We currently charter most of our high revenue producing ships under medium term time charters of between three to five years, with staggered maturities, while the remainder of the fleet, mostly our smaller ships, are on shorter term charters of less than 12 months to position us to benefit from market increases in charter rates. Additionally, we will continue to charter our ships to reputable charterers, such as our long-standing clients Maersk Line, MSC, COSCO-OOCL, CMA CGM, Hapag Lloyd and ZIM, and will continue to expand the number of leading liner companies chartering our ships in order to further diversify our portfolio of charters from customer, geographic and maturity perspectives.

Moderate Leverage Level and Reduced Cost of Debt. Our mandatory debt repayment profile will result in substantial debt reduction over the next few years. We believe that reducing our leverage and maintaining debt at a moderate level will enable us to reduce our overall cost of debt, enhance our financial flexibility and allow us to make opportunistic acquisitions consistent with our strategy. We expect to finance future ship acquisitions, with cash on hand, borrowings under new credit facilities, or subject to favorable market conditions, public debt or equity offerings, or a combination thereof.

Implement Disciplined Growth. We intend to continue to grow and renew our fleet mainly by acquiring second-hand containerships with high specifications and fuel efficiency, that are already employed on charters or that can be so employed immediately following their acquisition, as market conditions allow. When evaluating these future acquisitions, we will consider, among other things, fundamental developments in the container shipping industry, the value of the ship compared to historical levels, the cash flow expected to be earned by the ship in relation to its value, the credit quality of the charterer and duration and terms of charter contracts, its condition and technical specifications, as well as the overall diversification of our fleet and customer portfolio. We believe that attractive, counter-cyclical investment opportunities are available in the market. These may include both structured sale and leaseback transactions with liner companies and the acquisition of selected, attractively-priced ships, in the sale and purchase market. In addition, we will evaluate and consider strategic corporate acquisitions on a selective and prudent basis.

Leverage Our Managers’ Experience. We intend to leverage our Technical Manager’s expertise to continue to manage our ships efficiently and reliably at a low daily operating cost, as well as support future growth. We believe that our Technical Manager is able to oversee the technical management of our fleet at a cost than is lower than we could achieve in-house and which is competitive compared to other independent ship management companies. Additionally, we believe that our outsourced management arrangements provide scalability to facilitate growth without the incurrence of significant additional overheads. In addition, our Technical Manager has experience in upgrading the reefer capacity and fuel efficiency of ships, and in the efficient design of scrubbers, as well as other characteristics that raise our ships to higher commercial standards enhancing their marketability and earning capacity. Moreover, our Commercial Manager has direct relationships with liner companies as evidenced by multiple long-term contracts, including repeat business, secured since the completion of the Poseidon Transaction.

Our Fleet

The table below provides information about our fleet of 43 containerships as of November 12, 2019:

Ship Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date	Latest Charter Expiry Date		Daily Charter Rate $
CMA CGM Thalassa	11,040	38,577	2008	CMA CGM	4Q25	1Q26		47,200
UASC Al Khor(1)	9,115	31,764	2015	Hapag-Lloyd	1Q22	2Q22		34,000
Anthea Y(1)	9,115	31,890	2015	COSCO	2Q20	3Q20		39,200
Maira XL(1)	9,115	31,820	2015	COSCO	2Q20	3Q20		39,200
MSC Tianjin	8,667	34,243	2005	MSC	2Q24	3Q24	(2)	—	(2)
MSC Qingdao	8,667	34,305	2004	MSC	2Q24	3Q24	(2)	—	(2)
GSL Ningbo	8,667	34,243	2004	Maersk	3Q20	4Q20		18,000
GSL Kalliopi	7,849	29,105	2004	Maersk	3Q22	4Q24	(3)	—	(3)
GSL Grania	7,849	—	2004	Maersk	3Q22	4Q24	(3)	—	(3)
GSL Eleni	7,849	29,261	2004	Maersk	2Q24	3Q24	(3)	—	(3)
Mary(1)	6,927	23,424	2013	CMA CGM	3Q23	4Q23		25,910
Kristina(1)	6,927	23,424	2013	CMA CGM	2Q24	3Q24		25,910
Katherine(1)	6,927	23,424	2013	CMA CGM	1Q24	2Q24		25,910
Alexandra(1)	6,927	23,424	2013	CMA CGM	1Q24	2Q24		25,910
Alexis(1)	6,882	23,919	2015	CMA CGM	1Q24	2Q24		25,910
Olivia I(1)	6,882	23,864	2015	CMA CGM	1Q24	2Q24		25,910
New Purchase One	6,650	27,999	2002	Confidential	2Q20	4Q20		—	(11)
New Purchase Two	6,650	27,999	2002	Confidential	1Q20	2Q20		—	(11)

Ship Name	Capacity in TEUs	Lightweight (tons)	Year Built	Charterer	Earliest Charter Expiry Date		Latest Charter Expiry Date		Daily Charter Rate $
CMA CGM Berlioz	6,621	26,776	2001	CMA CGM	2Q21		4Q21		34,000
Agios Dimitrios	6,572	24,746	2011	MSC	3Q19		4Q23		12,500	(4)
Tasman	5,936	25,010	2000	Maersk	1Q22		3Q22	(5)	12,500	(5)
Dimitris Y	5,936	25,010	2000	ZIM	2Q21		3Q21		14,500
Ian H	5,936	25,128	2000	ZIM	1Q21		2Q21		14,500
Dolphin II	5,095	20,596	2007	HMM	4Q19	(6)	4Q19	(6)	11,500	(6)
Orca I	5,095	20,696	2006	Maersk	2Q20	(7)	2Q21	(7)	9,000	(7)
CMA CGM Alcazar	5,089	20,087	2007	CMA CGM	4Q20		2Q21		33,750
CMA CGM Château d’If	5,089	20,100	2007	CMA CGM	4Q20		2Q21		33,750
CMA CGM Jamaica	4,298	17,272	2006	CMA CGM	3Q22		1Q23		25,350
CMA CGM Sambhar	4,045	17,355	2006	CMA CGM	3Q22		1Q23		25,350
CMA CGM America	4,045	17,355	2006	CMA CGM	3Q22		1Q23		25,350
GSL Valerie	2,824	11,971	2005	MSC	2Q20		3Q20		9,000
Athena	2,762	13,538	2003	MSC	1Q20		2Q20		9,000
Maira	2,506	11,453	2000	MSC	1Q20		2Q20		8,500
Nikolas	2,506	11,370	2000	MSC	1Q20		2Q20		9,000
Newyorker	2,506	11,463	2001	MSC	1Q20		2Q20		9,000
CMA CGM La Tour	2,272	11,742	2001	CMA CGM	4Q19		4Q19		15,300
CMA CGM Manet	2,272	11,742	2001	CMA CGM	4Q19		4Q19		15,300
CMA CGM Matisse	2,262	11,676	1999	CMA CGM	4Q19		4Q19		15,300
CMA CGM Utrillo	2,262	11,676	1999	CMA CGM	1Q20		1Q20		8,500
GSL Keta	2,207	11,731	2003	OOCL	4Q19		4Q19		8,700	(8)
GSL Julie	2,207	11,731	2002	CMA CGM	4Q19		4Q19	(9)	7,200	(9)
Kumasi	2,207	11,731	2002	CMA CGM	4Q19		1Q21	(10)	9,800	(10)
Marie Delmas	2,207	11,731	2002	CMA CGM	4Q19		1Q21	(10)	9,800	(10)

(1)	Modern design, high reefer capacity fuel efficient ships.
(2)	Five year charter at implied Adjusted EBITDA of $25.6 million per ship for the period.
(3)

GSL Eleni was delivered in 2Q19, GSL Grania was delivered in 3Q19 and GSL Kalliopi was delivered in October 2019. GSL Eleni is chartered for five years; GSL Kalliopi and GSL Grania are chartered for three years plus two successive periods of one year at option of the charterer. Implied Aggregate Adjusted EBITDA of $32.0 million for firm periods, increasing to $47.0 million if all options are exercised.

(4)	Thereafter, the Company has the option, callable in 4Q19, to extend for four years at $20,000 per day.
(5)	Additional 12—month extension at charterer’s option, for an additional $4.4 million implied Adjusted EBITDA.
(6)	Thereafter, 8-12 months to Feedertech at $12,500 per day commencing November 15, 2019.
(7)	Rate increases to $10,000 per day from June 3, 2020.
(8)	Thereafter, 100—180 days to OOCL at $9,400 per day commencing October 28, 2019.
(9)	Option for six months plus or minus 30 days extension at $8,500 per day from October 16, 2019 has been exercised by the charterer.
(10)	The Company has the option to extend to December 31, 2020 plus or minus 90 days, at $9,800 per day.
(11)	New Purchase One is expected to be delivered in December 2019 and New Purchase Two in January 2020. Implied Aggregate Adjusted EBITDA of $2.8 million for median period.

Employment of our Fleet

We employ the ships in our fleet on time charters. A time charter is a contract for the use of a ship for a fixed period of time at a specified daily rate. Under a time charter, the ship owner provides and bears the cost of crew, lubricating oil and all maintenance and other services related to the ship’s operation, the cost of which is recovered from the daily charter rate. As ship owner, we are also responsible for insuring our interests in the ship and liabilities as owner arising from its use. The charterer is responsible for substantially all of the ship’s voyage costs, such as fuel (bunker) costs, canal fees, port expenses, cargo handling costs and extra war risk insurance costs if the ship is deployed outside normal insurance limits and enters areas which are specified by the insurance underwriters as being subject to additional premiums.

The term for a time charter commences on the ship’s delivery to the charterer. Time charter agreements may include options, in favor of the owner or the charterer, to extend the charter on pre-agreed terms. Charters may be extended on mutually agreed terms, or the ship may be re-delivered by the charterer at the end of the charter period, within a pre-agreed time window (to allow for operational flexibility), in which case we would seek alternate employment with another charterer.

Our charters are with a number of different charterers and expire on different dates over a period of time. We believe the diversified charterer base reduces counterparty risk and the staggered expirations of our charters reduces our exposure to rechartering risk and may mitigate the impact of the cyclical nature of the container shipping industry.

Daily Charter Rate

Daily charter rate refers to the gross amount per day payable by the charterer to the owner for the use of the ship. It may be reduced by chartering commission payable to a broker or other party. Under our time charters, hire is payable to us typically every 15 days in advance and in U.S. dollars. The daily charter rate is a fixed daily amount that will remain the same for the relevant period of the charter, although the charter rate can be reduced in certain circumstances where there are added costs to the charterer due to ship performance deficiencies in speed or fuel consumption. Hire can also be reduced, pro-rata for any cost savings that we may realize, if the ship is laid up or idled at the charterers’ request.

Operations and Expenses

As owners, we are required to maintain each ship in class and in an efficient state of hull and machinery and are responsible for ship costs such as crewing, lubricating oil, maintenance, insurance and drydocking. The charterer is responsible for the voyage costs, which includes bunker fuel, stevedoring, port charges and towage. As described below, we have entered into ship management agreements to sub-contract the day-to-day technical management of our ships.

Right of First Refusal

Pursuant to the terms of the initial time charters with CMA CGM, of which 13 are in place as of the date of this prospectus, CMA CGM has a right of first refusal to purchase the ship at matching terms to any offer of any third party if we decide to sell it during, or at the end of, the charter period. Should CMA CGM decline to exercise its right of first refusal in case of a sale during the charter period, we will be entitled to sell the ship, subject to CMA CGM’s prior approval, which shall not be unreasonably withheld. CMA CGM has the right to reject a sale of a ship to owners whose business or shareholding is determined to be detrimental or contrary to its interest.

Off-hire

Under a time charter, when the ship is not available for service, and is “off-hire,” the charterer generally is not required to pay charter hire (unless the charterer is responsible for the circumstances giving rise to the ship’s unavailability), and we are responsible for costs during any off-hire period, and possible additional costs of fuel to regain lost time. A ship generally will be deemed to be off-hire if there is an occurrence that affects the full working condition of the ship, including:

•	any drydocking for repairs, maintenance or classification society inspection;

•	any damage, defect, breakdown or deficiency of the ship’s hull, machinery or equipment or repairs or maintenance thereto;

•

any deficiency of the ship’s master, officers and/or crew, including the failure, refusal or inability of the ship’s master, officers and/or crew to perform the service immediately required, whether or not within its control;

•	its deviation, other than to save life or property, which results in the charterer’s lost time;

•	crewing labor boycotts or certain ship arrests; or

•	our failure to maintain the ship in compliance with the charter’s requirements, such as maintaining operational certificates.

Ship Management and Maintenance

Under each of our time charters, we are responsible for the operation and technical management of each ship, which includes crewing, provision of lubricating oils, maintaining the ship, periodic drydocking and performing work required by regulations. The day-to-day crewing and technical management of our ships are provided by Technomar, our Technical Manager, pursuant to the terms of ship management agreements.

Termination and Withdrawal

Generally, if a ship is off-hire for a significant number of consecutive days, then the charterer may cancel the charter without any further consequential claims provided the ship is free of cargo. The number of these days varies from 20 to 90 days and depends on the relevant charter agreement. Some of our charters provide that we can in some circumstances provide a substitute ship during an anticipated extended period of off-hire.

For a number of ships chartered to CMA CGM, if a ship’s fuel consumption exceeds a level specified in the charter over a continuous period of 30 days, and the reason is within our or the ship’s control, CMA CGM may request that we cure the deficiency. If the deficiency is not cured within 30 days after we receive notice, then CMA CGM may terminate the charter. OOCL does not have a similar right.

Generally, if either party informs the other party of a default under the charter, and the default is not rectified within 60 days of such notice, then the party giving the notice has the right to terminate the time charter with respect to that ship.

The charter will terminate in the event of a total (actual or constructive) loss of the ship or if the ship is requisitioned.

We may suspend the performance of our obligations under the charter if the charterer defaults on its payment obligations under the charter.

Ship Management

For details regarding the technical and commercial management of our ships, please see “Item 4. Information on the Company—B. Business Overview—Ship Management” and “—Commercial Management” in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.

Insurance

We arrange for insurance coverage for each of our ships, including hull and machinery insurance, protection and indemnity insurance and war risk insurance. We are responsible for the payment of all premiums. For more information regarding our insurance coverage, please see “Item 4. Information on the Company—B. Business Overview—Risk of Loss and Liability Insurance” contained in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.

Inspection by Classification Societies

For details regarding inspection and classification of our ships, please see “Item 4. Information on the Company—B. Business Overview—Inspection by Classification Societies” contained in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.

Competition

We operate in markets that are highly competitive. We expect to compete for ship purchases and charters based upon price, customer relationships, operating expertise, professional reputation and size, age and condition of the ship. We also expect to compete with many other companies, both other owners and operators including CMA CGM and its subsidiaries, to, among other things, purchase newbuildings and secondhand ships to grow our fleet.

We expect substantial competition in obtaining new containership charters from a number of experienced and substantial companies. Many of these competitors may have greater financial resources than us, may operate larger fleets, may have been established for longer and may be able to offer better charter rates. Due to the recent container shipping industry downturn, there have been an increased number of ships available for charter, including many from owners with strong reputations and experience. Excess supply of ships in the container shipping market results in a more active short-term charter market and greater price competition for charters. As a result of these factors, we may be unable to purchase additional containerships, expand our relationships with existing customers or obtain new charterers on a profitable basis, if at all, which would have a material adverse effect on our business, results of operations and financial condition.

Permits and Authorizations

We are required by various governmental and other agencies to obtain certain permits, licenses and certificates with respect to our ships. The kinds of permits, licenses and certificates required depend upon several factors, including the commodities transported, the waters in which the ship operates, the nationality of the ship’s crew and the age of a ship. Not all of the permits, licenses and certificates currently required to operate the ships globally have been obtained by us or our Managers beforehand, they will be obtained in cases voyage requires it to operate them in these waters.

Environmental and Other Regulations

Government regulation significantly affects our business and the operation of our ships. For details regarding the environmental and government regulations affecting our business, please see “Item 4. Information on the Company—B. Business Overview—Environmental and Other Regulations” in our 2018 Annual Report and incorporated herein by reference.

Legal Proceedings

We have not been involved in any legal proceedings that may have, or have had a significant effect on our business, financial position, results of operations or liquidity, and we are not aware of any proceedings that are pending or threatened that may have a material adverse effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims associated with operating containerships. We expect that these claims would be covered by insurance, subject to customary deductibles. Claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Exchange Controls

We are not aware of any governmental laws, decrees or regulations in the Republic of The Marshall Islands that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities.

Properties

Other than our ships, we do not own any material property. Please see “Item 4. Information on the Company B. Business Overview—Our Fleet” for a description of our ships. Our ships serve as collateral under our debt agreements. For further information regarding our debt agreements and the security thereunder, please see “Description of Other Indebtedness.” We do not own any real property.

MANAGEMENT

Directors and Senior Officers

Our directors and executive officers as of the date of this prospectus and their ages as of the date of this prospectus are listed below:

Name	Age	Position
George Giouroukos	54	Executive Chairman
Michael S. Gross	58	Director
Alain Wils	76	Director
Philippe Lemonnier	58	Director
Michael Chalkias	49	Director
Henry Mannix III	40	Director
Alain Pitner	70	Director
Menno van Lacum	49	Director
Ian J. Webber	62	Chief Executive Officer
Thomas A. Lister	50	Chief Commercial Officer
Anastasios Psaropoulos	41	Chief Financial Officer

George Giouroukos: Mr. Giouroukos has been our Executive Chairman since November 2018 when the strategic combination with Poseidon Containers was completed. He has been involved in Shipping since 1993, when he joined a major Greek shipowning company and worked in various departments. He founded Technomar, an internationally recognized ship management company, in 1994, where he has served as Managing Director. With over 25 years of experience in the sector, he has negotiated and executed over 200 secondhand and newbuilding ship transactions, creating partnerships with a number of major shipping banks resulting in co-investment of approximately $230 million in workout transactions. He has also partnered with Private Equity firms to jointly invest in container and dry bulk ships. Mr. Giouroukos serves as the Chairman of the Hellenic Advisory Committee of International classification society, RINA and holds a Bachelor in Mechanical Engineering from University College London and a Master in Engineering from Brunel University.

Michael S. Gross: Mr. Gross has been a director since inception and was Chairman from September 2008 to November 2018 when the strategic combination with Poseidon Containers closed. Since 2010, Mr. Gross has been the Chairman of the board of directors and Chief Executive Officer of Solar Senior Capital Ltd. Since 2007, Mr. Gross has served as the Chairman and Chief Executive Officer of Solar Capital Ltd, a finance company focusing on debt and equity investments in leveraged companies. From 2004 to 2006, Mr. Gross was the President and Chief Executive Officer of Apollo Investment Corporation (“AIC”), a publicly traded business development company, and was the managing partner of Apollo Investment Management, L.P. (“AIM”), the investment adviser to AIC. From 1990 to 2006 Mr. Gross was a senior partner of Apollo Management, a leading private equity firm which he co-founded in 1990.

Alain Wils: Mr. Wils has been a director since May 2014. He is a consultant in the shipping and logistics industries, after more than 40 years of experience in the sector. Mr. Wils joined the CMA CGM group in 1996 as managing director of the previously state-owned shipping company, CGM, on its acquisition by CMA. He was appointed an executive board member of CMA CGM in 2001 on the merger of CMA and CGM until his retirement in 2008. From 1992 to 1996, he was chairman and CEO of Sceta International, later renamed Geodis International, a leading European logistics and freight forwarding company. He was the managing director of the shipping group Delmas Vieljeux, which he joined in 1971, from 1982 to 1992. Mr. Wils, who is a graduate of HEC Paris and of Paris University, was appointed Chevalier de la Légion d’Honneur in 1995 and chaired the French Shipowners’ Association from 1998 to 2000.

Philippe Lemonnier: Mr. Lemonnier has been as director since September 2017. He currently serves as Vice President Group Performance Control at CMA CGM group. Previously he was Global Head of Efficiency

Programs at CEVA Logistics, also responsible for Procurement and the Margin Improvement Program. He has served as Group Financial Controller and in charge of the Agility Program (cost savings program) at CMA CGM, having joined the company in 2005. He has more than 30 years of experience in finance and accounting, and has served in senior leadership roles across multiple industries, including as the Chief Financial Officer of two French telecommunications companies.

Michael Chalkias: Mr. Chalkias has been a director since November 2018 when the strategic combination with Poseidon Containers was completed. He is the Co-founder of Prime Marine, a leading international product tanker and gas carrier company, which has managed more than 95 ships since its inception, where he serves as Co-Chief Executive Officer. Since March 2018, Mr. Chalkias has also served as non-executive, non-independent director of First Ship Lease Trust (“FSL Trust”), a Singapore-based business trust listed on the Mainboard of the Singapore Exchange Securities Trading Limited. FSL Trust currently owns a diversified portfolio of 18 ships. Mr. Chalkias has more than 25 years of experience in the shipping industry, during which he has accumulated broad experience in all aspects of the business and established strong relationships in the shipping industry. Prior to co-founding Prime Marine’s predecessor in 1999, he was employed by Tufton Oceanic Limited, a specialized shipping finance and investment firm in London, where he was involved with debt and equity instruments as well as structured financing. Over the course of his career, Mr. Chalkias has invested in many ships, primarily product tankers and gas carriers. Mr. Chalkias holds an MSc with Distinction in Shipping, Trade & Finance from the Cass Business School at the City University of London and a BSc with Honors in Maritime Business and Maritime Law from the University of Plymouth.

Henry (Hank) Mannix III: Mr. Mannix was appointed a director in November 2018. He has served as a director of Poseidon Containers since 2010. Mr. Mannix joined Kelso & Company, a U.S. private equity firm, in 2004 and became a Managing Director in 2015. He spent the preceding two years in the investment banking division of Credit Suisse First Boston. Mr. Mannix is also a director of Elara Caring, Physicians Endoscopy and The Traxys Companies. Mr. Mannix received a B.A. in Math and Economics from the College of the Holy Cross in 2001. Mr. Mannix has extensive experience in corporate financing and in evaluating the financial performance and operations of companies across a variety of business sectors, including the shipping sector.

Alain Pitner: Mr. Pitner, who has 30 years of shipping experience, was appointed a director in November 2018. Mr. Pitner commenced his career in 1974 in the Risk Department of Banque Indosuez, now part of Credit Agricole Group. He held various operational and commercial responsibilities in the Bank’s French Export Credit Department. In 1987, Mr. Pitner joined the Shipping Division of the Bank’s Structured Finance Department, where he financed newbuildings and was also responsible for special projects. He then was entrusted with increasingly senior roles. In September 2017, after 42 years, Mr. Pitner retired from the bank. He graduated from Reims business school and holds a MSIA from Krannert Business School—Purdue University, USA.

Menno van Lacum: Mr. van Lacum was appointed a director in November 2018 and commenced his career in 1997 at the Fortis Group in the Netherlands. In 1999, he joined the Transportation Group at MeesPierson where he was responsible, in different capacities, for arranging and structuring debt capital markets and leasing products predominantly for the Transportation Equipment Leasing sector. In 2005, Mr. van Lacum became Director of the Fortis Principal Finance Group in the USA, responsible for holding equity investments and structuring debt instruments across different asset classes within the Transportation Sector. In 2009, Mr. van Lacum joined the Transportation Capital Group (“TCG”) as a Partner in the Netherlands. TCG is a private investment firm focusing primarily on the shipping industry. Mr. van Lacum holds a Master’s Degree in Economics from the University of Amsterdam, Netherlands.

Ian J. Webber: Mr. Webber has been our Chief Executive Officer since August 2008. From 1979 to 1996, Mr. Webber worked for PriceWaterhouse, the last five years of which he was a partner. From 1996 to 2006, Mr. Webber served as the Chief Financial Officer and a director of CP Ships Limited, a containership operator and subsidiary of Canadian Pacific Limited until 2001 and thereafter a public company listed on the New York and Toronto stock exchanges until its acquisition by TUI A.G. in 2005. Mr. Webber is a graduate of Cambridge University.

Thomas A. Lister: Mr. Lister has been our Chief Commercial Officer since August 2008 and, from April 2017 to November 2018, was also our Chief Financial Officer. From 2005 until 2007, Mr. Lister was a Senior Vice President at DVB. Before that, from 2004 to 2005, he worked for the German KG financier and ship owning group, Nordcapital & E.R.Schiffahrt, as Director of Business Development. From 1991 to 2002, Mr. Lister worked in a number of managerial, strategic and operational roles in international shipping groups. Mr. Lister graduated from Durham University and holds an MBA from INSEAD.

Anastasios Psaropoulos: Mr. Psaropoulos became our Chief Financial Officer in November 2018. He has over 12 years of experience in finance in the shipping sector. He has served as Chief Financial Officer of Poseidon Containers and Technomar, which he joined in 2011, participating in a number of successful distressed assets acquisitions. Prior to Poseidon, he was financial controller in Dolphin Capital, an AIM listed real estate development fund. He has also worked as an external auditor with PricewaterhouseCoopers, covering shipping and oil & gas industries. Mr. Psaropoulos holds a Master in Economics with specialization in Finance and Investments, from the Athens University of Economics and Business. He has also participated in the Program for Leadership Development (PLDA) of Harvard Business School.

From November 2008 until the completion of the Poseidon Transaction in November 2018, Vivek Puri was our Chief Technical Officer. His employment ended in April 2019.

From August 2008 to March 2017, Susan J. Cook was our Chief Financial Officer. From April 2017 to February 2019, she was a part-time advisor to the company.

Board of Directors and Executive Compensation

For information regarding employment agreements and executive and director compensation, please see “Item 6. Directors, Senior Management and Employees—B. Compensation” contained in our 2018 Annual Report, incorporated by reference herein, and our Report on Form 6-K, filed with the Commission on August 9, 2019, incorporated by reference herein.

Board Practices

For details regarding our board practices, including information regarding board committees, please see “Item 6. Directors, Senior Management and Employees—C. Board Practices” in our 2018 Annual Report and incorporated herein by reference.

On November 12, 2019, we entered into a Board Observer Agreement with B. Riley Financial, Inc. and B. Riley FBR which (i) amended the prior engagement letter and underwriting agreement by and between B. Riley FBR and the Company to eliminate the right of B. Riley FBR to appoint a director to our Board of Directors; and (ii) granted a right to B. Riley Financial, Inc. to designate an observer to our Board of Directors, provided that B. Riley Financial, Inc. owns more than 5% of the outstanding voting power of the Company.

Employees

As of September 30, 2019, we had six employees and as of December 31, 2018, we had 12 employees. At each of December 31, 2017 and 2016, we had nine employees.

DESCRIPTION OF THE NOTES

The                % Senior Unsecured Notes due 2024 (the “Notes”) are being issued under an Indenture dated as of                 , 2019, as supplemented by the First Supplemental Indenture dated as of November     , 2019, which we refer to collectively as the “Indenture,” between the Company and Wilmington Savings Fund Society, FSB, trustee. Set forth below is a description of the specific terms of the Notes and the Indenture. This description supplements the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture filed as an exhibit to a Report on Form 6-K to be filed by the Company.

General

The Notes:

•	will be our general unsecured, senior obligations;

•	will be initially limited to an aggregate principal amount of $ (assuming no exercise of the over-allotment option described herein);

•

will mature on December 31, 2024 unless earlier redeemed or repurchased, and 100% of the aggregate principal amount, plus accrued and unpaid interest to, but not including, the maturity date, will be paid at maturity;

•

will bear cash interest from                 , 2019 at an annual rate of     %, payable quarterly in arrears on the last day of February, May, August and November of each year, beginning on February 29, 2020, and at maturity;

•	will be redeemable at our option, in whole or in part, at any time on or after December 31, 2021, at the prices and on the terms described under “—Optional Redemption” below;

•	will be redeemable at our option, in whole, at any time on or before December 31, 2021, at the price and on the terms described under “—Optional Redemption in Case of Change of Control” below;

•	will be issued in denominations of $25.00 and integral multiples of $25.00 in excess thereof;

•	will not have a sinking fund;

•	are expected to be listed on the NYSE under the symbol “GSLD”; and

•	will be represented by one or more registered Notes in global form, but in certain limited circumstances may be represented by Notes in certificated form.

The Indenture does not limit the amount of indebtedness that we or our subsidiaries may issue. The Indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Covenants —Merger, Consolidation or Sale of Assets” below, the Indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may from time to time, without the consent of the existing holders, issue additional Notes having the same terms as to status, redemption or otherwise (except for the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Notes offered by this prospectus supplement; provided that if any such additional Notes are not fungible with the Notes initially offered hereby for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers.

Ranking

The Notes are senior unsecured obligations of the Company, and, upon our liquidation, dissolution or winding up, will rank (i) senior to the outstanding shares of our common stock, (ii) senior to any of our future subordinated debt, (iii) pari passu (or equally) with our existing and future unsecured and unsubordinated indebtedness, (iv) effectively subordinated to any existing or future secured indebtedness (including indebtedness that is initially unsecured to which we subsequently grant security), to the extent of the value of the assets securing such indebtedness and (v) structurally subordinated to all existing and future indebtedness of our subsidiaries, including trade payables.

As of September 30, 2019, we had $882.0 million of senior debt outstanding under the agreements governing our indebtedness. For information regarding our current outstanding indebtedness that will be effectively senior to the Notes, please see “—Description of Other Indebtedness” contained in this prospectus supplement.

Interest

Interest on the Notes will accrue at an annual rate equal to     % from and including                  , 2019 to, but excluding, the maturity date or earlier acceleration or redemption date and will be payable quarterly in arrears on the last day of February, May, August and November of each year, beginning on February 29, 2020, and at maturity, to the record holders at the close of business on the immediately preceding February 15, May 15, August 15 and November 15 (and December 15 immediately preceding the maturity date), as applicable (whether or not a business day).

The initial interest period for the Notes will be the period from and including                  , 2019, to, but excluding, February 29, 2020, and subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be. The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment.

“Business day” means, for any place where the principal and interest on the Notes is payable, each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day in which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Optional Redemption

The Notes may be redeemed for cash in whole or in part at any time at our option (i) on or after December 31, 2021 and prior to December 31, 2022, at a price equal to 102% of the principal amount to be redeemed, (ii) on or after December 31, 2022 and prior to December 31, 2023, at a price equal to 101% of the principal amount to be redeemed, and (iii) on or after December 31, 2023 and prior to maturity, at a price equal to 100% of the principal amount to be redeemed, in each case, plus accrued and unpaid interest to, but excluding, the date of redemption.

Optional Redemption in Case of Change of Control

If a Change of Control Event (as defined below) occurs, we will have the right, but not the obligation, before December 31, 2021, to redeem the Notes, in whole but not in part, within 90 days of the occurrence of such Change of Control Event, at a redemption price in cash equal to 104% of the aggregate principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the issue date of the Notes or issued thereafter.

“Change of Control Event” means: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of the Capital Stock entitling that person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

Redemption—General

Any redemption shall be upon notice not fewer than 30 days and not more than 60 days prior to the date fixed for redemption. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the redemption date by the trustee from the outstanding Notes not previously called for redemption, by lot, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The trustee will promptly notify us in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of DTC or its nominee will be selected by DTC in accordance with DTC’s applicable procedures.

Unless we default on the payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Events of Default

Holders of our Notes will have rights if an Event of Default occurs in respect of the Notes and is not cured, as described later in this subsection. The term “Event of Default” in respect of the Notes means any of the following:

(1)	we do not pay interest on any Note when due, and such default is not cured within 30 days;

(2)	we do not pay the principal of the Notes when due and payable;

(3)

we breach any covenant or warranty in the Indenture with respect to the Notes and such breach continues for 60 days after we receive a written notice of such breach from the trustee or the holders of at least 25% of the principal amount of the Notes; and

(4)	certain specified events of bankruptcy, insolvency or reorganization occur and remain undischarged or unstayed for a period of 90 consecutive days following entry of such final judgment or decree.

The trustee may withhold notice to the holders of the Notes of any default, except in the payment of principal or interest, if the trustee in good faith determines the withholding of notice to be in the interest of the holders of the Notes.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.

Remedies if an Event of Default Occurs

If an Event of Default, other than an event of default described in clause (4) above, has occurred and is continuing, either the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the entire principal amount of the Notes then outstanding, together with accrued and unpaid interest, if any, to be due and payable immediately by a notice in writing to us and, if notice is given by the holders of the Notes, the trustee. This is called an “acceleration of maturity.” If the Event of Default occurs in relation to our filing for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur, the principal amount of the Notes, together with accrued and unpaid interest, if any, will automatically, and without any declaration or other action on the part of the trustee or the holders, become immediately due and payable.

At any time after a declaration of acceleration of the Notes has been made by the trustee or the holders of the Notes and before any judgment or decree for payment of money due has been obtained by the trustee, the holders of a majority of the outstanding principal of the Notes, by written notice to us and the trustee, may rescind and annul such declaration and its consequences if (i) we have paid or deposited with the trustee all amounts due and owed with respect to the Notes (other than principal that has become due solely by reason of such acceleration) and certain other amounts, and (ii) any other Events of Default have been cured or waived.

At our election, the sole remedy with respect to an Event of Default due to our failure to comply with certain reporting requirements under the Trust Indenture Act or under “—Covenants—Reporting” below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the trustee or the holders of not less than 25% of the outstanding principal amount of the Notes may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If we choose to pay such additional interest, we must notify the trustee and the holders of the Notes by certificate of our election at any time on or before the close of business on the first business day following the Event of Default.

Before a holder of the Notes is allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce such holder’s rights relating to the Notes, the following must occur:

•	such holder must give the trustee written notice that the Event of Default has occurred and remains uncured;

•

the holders of at least 25% of the outstanding principal of the Notes must have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

•	such holder or holders must have offered to the trustee indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority of the outstanding principal of the Notes.

No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Book-entry and other indirect holders of the Notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Waiver of Defaults

The holders of a majority of the outstanding principal amount of the Notes may on behalf of the holders of all Notes waive any past default with respect to the Notes other than (i) a default in the payment of principal or interest on the Notes when such payments are due and payable (other than by acceleration as described above), or (ii) in respect of a covenant that cannot be modified or amended without the consent of each holder of Notes.

Covenants

In addition to any other covenants described in the accompanying prospectus, as well as standard covenants relating to payment of principal and interest, maintaining an office where payments may be made or securities can be surrendered for payment, payment of taxes by us and related matters, the following covenants will apply to the Notes. To the extent of any conflict or inconsistency between the base Indenture and the following covenants, the following covenants will govern.

Merger, Consolidation or Sale of Assets

The Indenture provides that we will not merge or consolidate with or into any other person (other than a merger of a wholly-owned subsidiary into us), or sell, transfer, lease, convey or otherwise dispose of all or substantially all our property in any one transaction or series of related transactions unless:

•

we are the surviving entity or the entity (if other than us) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made will be a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Liberia, the Republic of Panama, the Commonwealth of Bermuda, the British Virgin Islands, the Cayman Islands, the Isle of Man, Cyprus, Norway, Greece, Hong Kong, the United Kingdom, Malta, any Member State of the European Union or any jurisdiction generally acceptable as determined in good faith by the board of directors of the Company, to institutional lenders in the shipping industries;

•

the surviving entity (if other than us) expressly assumes, by supplemental Indenture in form reasonably satisfactory to the trustee, executed and delivered to the trustee by such surviving entity, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by us;

•	immediately before and immediately after giving effect to such transaction or series of related transactions, no default or Event of Default has occurred and is continuing; and

•

in the case of a merger where the surviving entity is other than us, we or such surviving entity will deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental Indenture, if any, in respect thereto, comply with this covenant and that all conditions precedent in the Indenture relating to such transaction have been complied with.

Reporting

So long as any Notes are outstanding, we will (i) file with the Commission within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the Trustee and the holders of the Notes within 15 days after the date on which we would be required to file the same with the Commission pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all financial information to the extent required of us to be contained in our filings on Form 20-F and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the Commission if the Commission does not permit such filing, although such reports will be required to be furnished to the Trustee. Documents filed by us with the Commission via the EDGAR system will be deemed to have been furnished to the Trustee and the holders of the Notes as of the time such documents are filed via EDGAR, provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR.

Modification or Waiver

There are three types of changes we can make to the Indenture and the Notes:

Changes Not Requiring Approval

There are changes that we and the Trustee can make to the Notes without the specific approval of the holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect holders of the Notes in any material respect and include changes:

•	to evidence the succession of another corporation, and the assumption by the successor corporation of our covenants, agreements and obligations under the Indenture and the Notes;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an Event of Default;

•

to modify, eliminate or add to any of the provisions of the Indenture to such extent as necessary to effect the qualification of the Indenture under the Trust Indenture Act, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental Indenture which may be defective or inconsistent with other provisions;

•	to secure the Notes;

•

to evidence and provide for the acceptance and appointment of a successor trustee and to add or change any provisions of the Indenture as necessary to provide for or facilitate the administration of the trust by more than one trustee; and

•	to make provisions in regard to matters or questions arising under the Indenture, so long such other provisions to do not materially affect the interest of any other holder of the Notes.

Changes Requiring Approval of Each Holder

We cannot make certain changes to the Notes without the specific approval of each holder of the Notes. The following is a list of those types of changes:

•	changing the stated maturity of the principal of, or any installment of interest on, any Note;

•	reducing the principal amount or rate of interest of any Note;

•	changing the place of payment where any Note or any interest is payable;

•	impairing the right to institute suit for the enforcement of any payment on or after the date on which it is due and payable;

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to modify or amend the Indenture; and

•	reducing the percentage in principal amount of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults.

Changes Requiring Majority Approval

Any other change to the Indenture and the Notes would require the following approval:

•	if the change only affects the Notes, it must be approved by holders of a majority in aggregate principal amount of the outstanding Notes; and

•

if the change affects more than one series of debt securities issued under the Indenture, it must be approved by the holders of a majority in aggregate principal amount of each of the series of debt securities affected by the change.

Consent from holders to any change to the Indenture or the Notes must be given in writing.

Further Details Concerning Voting

The amount of Notes deemed to be outstanding for the purpose of voting will include all Notes authenticated and delivered under the Indenture as of the date of determination except:

•	Notes cancelled by the trustee or delivered to the trustee for cancellation;

•

Notes for which we have deposited with the trustee or paying agent or set aside in trust money for their payment or redemption and, if money has been set aside for the redemption of the Notes, notice of such redemption has been duly given pursuant to the Indenture to the satisfaction of the trustee;

•

Notes held by the Company, its subsidiaries or any other entity which is an obligor under the Notes, unless such Notes have been pledged in good faith and the pledgee is not the Company, an affiliate of the Company or an obligor under the Notes;

•	Notes for which have undergone full defeasance, as described below; and

•

Notes which have been paid or exchanged for other Notes due to such Notes loss, destruction or mutilation, with the exception of any such Notes held by bona fide purchasers who have presented proof to the trustee that such Notes are valid obligations of the Company.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to vote or take other action under the Indenture, and the trustee will generally be entitled to set any day as a record date for the purpose of determining the holders of the Notes that are entitled to join in the giving or making of any Notice of Default, any declaration of acceleration of maturity of the Notes, any request to institute proceedings or the reversal of such declaration. If we or the trustee set a record date for a vote or other action to be taken by the holders of the Notes, that vote or action can only be taken by persons who are holders of the Notes on the record date and, unless otherwise specified, such vote or action must take place on or prior to the 180th day after the record date. We may change the record date at our option, and we will provide written notice to the trustee and to each holder of the Notes of any such change of record date.

Defeasance

The following defeasance provisions will be applicable to the Notes. “Defeasance” means that, by irrevocably depositing with the trustee an amount of cash denominated in U.S. dollars and/or U.S. government obligations sufficient to pay all principal and interest, if any, on the Notes when due and satisfying any additional conditions noted below, we will be deemed to have been discharged from our obligations under the Notes. In the event of a “covenant defeasance,” upon depositing such funds and satisfying similar conditions discussed below we would be released from certain covenants under the Indenture relating to the Notes. The consequences to the holders of the Notes would be that, while they would no longer benefit from certain covenants under the Indenture, and while the Notes could not be accelerated for any reason, the holders of the Notes nonetheless would be guaranteed to receive the principal and interest owed to them.

Covenant Defeasance

Under the Indenture, we have the option to take the actions described below and be released from some of the restrictive covenants under the Indenture under which the Notes were issued. This is called “covenant defeasance.” In that event, holders of the Notes would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay the Notes. In order to achieve covenant defeasance, the following must occur:

•

we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion of our counsel stating that under U.S. federal income tax law, we may make the above deposit and covenant defeasance without causing holders to be taxed on the Notes differently than if those actions were not taken;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•

no default or Event of Default with respect to the Notes has occurred and is continuing, and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the covenant defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;

•

the covenant defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the covenant defeasance have been complied with.

Full Defeasance

If there is a change in U.S. federal income tax law, we can legally release ourselves from all payment and other obligations on the Notes if we take the following actions below:

•

we must irrevocably deposit or cause to be deposited with the trustee as trust funds for the benefit of the all holders of the Notes cash, U.S. government obligations or a combination of cash and U.S. government obligations sufficient, without reinvestment, in the opinion of a nationally recognized firm, of independent public accountants, investment bank or appraisal firm, to generate enough cash to make interest, principal and any other applicable payments on the Notes on their various due dates;

•

we must deliver to the trustee a legal opinion confirming that there has been a change to the current U.S. federal income tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing holders to be taxed on the Notes any differently than if we did not make the deposit;

•	we must deliver to the trustee an officers’ certificate stating that the Notes, if then listed on any securities exchange, will not be delisted as a result of the deposit;

•

no default or Event of Default with respect to the Notes has occurred and is continuing and no defaults or Events of Defaults related to bankruptcy, insolvency or organization occurs during the 90 days following the deposit;

•	the full defeasance must not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act;

•	the full defeasance must not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreements or instruments to which we are a party;

•

the full defeasance must not result in the trust arising from the deposit constituting an investment company within the meaning of the Investment Company Act unless such trust will be registered under the Investment Company Act or exempt from registration thereunder; and

•	we must deliver to the trustee an officers’ certificate and a legal opinion from our counsel stating that all conditions precedent with respect to the full defeasance have been complied with.

In the event that the trustee is unable to apply the funds held in trust to the payment of obligations under the Notes by reason of a court order or governmental injunction or prohibition, then those of our obligations discharged under the full defeasance or covenant defeasance will be revived and reinstated as though no deposit of funds had occurred, until such time as the trustee is permitted to apply all funds held in trust under the procedure described above may be applied to the payment of obligations under the Notes. However, if we make any payment of principal or interest on the Notes to the holders, we will have the right to receive such payments from the trust in the place of the holders.

Listing

We have applied to list the Notes on the NYSE under the symbol “GSLD.” If the application is approved, we expect trading in the Notes on the NYSE to begin within 30 business days of the date of the original issue date. The Notes are expected to trade “flat,” meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

Governing Law

The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

Global Notes; Book-Entry Issuance

The Notes will be issued in the form of a global certificate, or “Global Notes,” registered in the name of The Depository Trust Company, or “DTC”. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of the Notes. No person that acquires a beneficial interest in the Notes will be entitled to receive a certificate representing that person’s interest in the Notes except as described herein. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of the Notes will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a

“clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants, or “Direct Participants,” deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.”

DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or “Indirect Participants.” DTC has an S&P rating of AA+. The DTC Rules applicable to its participants are on file with the Commission. More information about DTC can be found at www.dtcc.com.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Note, or the “Beneficial Owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions and interest payments on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct

Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee or depositary on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with the Notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC nor its nominee, the applicable trustee or depositary, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee or depositary. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of the Company, the trustee, any depositary, or any agent of any of them will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Termination of a Global Note

If a Global Note is terminated for any reason, interest in it will be exchanged for certificates in non-book-entry form as certificated securities. After such exchange, the choice of whether to hold the certificated Notes directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a Global Note transferred on termination to their own names, so that they will be holders of the Notes. See “—Form, Exchange and Transfer of Certificated Registered Securities.”

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the Notes at the close of business on the record date for the applicable interest payment date, even if that person no longer owns the Note on the interest payment date. Because we pay all the interest for an interest period to the holders on the record date, holders buying and selling the Notes must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the Notes to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period.

Payments on Global Notes

We will make payments on the Notes so long as they are represented by Global Notes in accordance with the applicable policies of the depositary in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interest in the Global Notes. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Securities

In the event the Notes become represented by certificates, we will make payments on the Notes as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder of the Note at his or her address shown on the trustee’s records as of the close of business on the record date. We will make all payments of principal by check at the office of the trustee in the contiguous United States and/or at other offices that may be specified in the Indenture or a notice to holders against surrender of the Note.

Payment When Offices Are Closed

If any payment is due on the Notes on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the Indenture as if they were made on the original due date. Such payment will not result in a default under the Notes or the Indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on the Notes.

Form, Exchange and Transfer of Certificated Registered Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•

DTC notifies us at any time that it is unwilling or unable to continue as depositary for such Global Note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default with respect to such Global Note has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a Global Note.

Holders may exchange their certificated securities for Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed and as long as the denomination is equal to or greater than $25.

Holders may exchange or transfer their certificated securities at the office of the trustee. We have appointed the trustee to act as our agent for registering the Notes in the name of holders transferring Notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts.

Holders will not be required to pay a service charge for any registration of transfer or exchange of their certificated securities, but they may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we redeem any of the Notes, we may block the transfer or exchange of those Notes selected for redemption during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to determine or fix the list of holders to prepare the mailing. We may also refuse to register transfer or exchanges of any certificated Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note that will be partially redeemed.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Wilmington Savings Fund Society, FSB is expected to serve as the trustee under the Indenture and will be the principal paying agent and registrar for the Notes. The trustee may resign or be removed with respect to the Notes provided that a successor trustee is appointed to act with respect to the Notes.

Wilmington Savings Fund Society, FSB (individually and in any capacity, including Trustee) has not participated in or been involved in the preparation of this prospectus supplement and assumes no responsibility or liability for its contents.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a table summarizing our indebtedness as of September 30, 2019:

Lender	$ million	Collateral vessels	Interest Rate	Final maturity date
2022 notes	340.0	GSL Fleet (18 vessels)	9.875%	November 15, 2022
CITI Credit Facility	24.8	GSL Fleet (18 vessels)	LIBOR plus 3.25%	October 31, 2020
Hayfin Credit Facility	7.8	GSL Valerie	LIBOR plus 5.50%	July 16, 2022
Poseidon-DVB Credit Facility	47.1	Maira, Nikolas, Newyorker, Mary	LIBOR plus 2.85%	December 31, 2020
Poseidon-Deutsche, CIT, Entrust Credit Facility	133.1	Al Khor, Anthea Y, Maira XL	LIBOR plus 3.00%	June 30, 2022
Poseidon-Blue Ocean Credit Facility	36.2	Al Khor, Anthea Y, Maira XL	LIBOR plus 10.00%	June 30, 2022
Hellenic Credit Facility	24.5	GSL Eleni, GSL Kalliopi, GSL Grania	LIBOR plus 3.90%	May 24, 2024
New Senior Facility	230.0	Orca I, Katherine, Dolphin II, Athena, Kristina, Agios Dimitrios, Alexandra, Alexis, Olivia I	LIBOR plus 3.00%	September 17, 2024
New Junior Facility	38.5	Orca I, Katherine, Dolphin II, Athena, Kristina, Agios Dimitrios, Alexandra, Alexis, Olivia I	10.00%	September 17, 2024

TOTAL	882.0

Notes

9.875% First Priority Secured Notes due 2022

On October 31, 2017, we issued $360.0 million in aggregate principal amount of 9.875% First Priority Secured Notes due 2022 in a private placement.

The 2022 notes mature on November 15, 2022. Proceeds after the deduction of the original issue discount, but before expenses, amounted to $356.4 million.

The 2022 notes bear interest at a coupon rate of 9.875% per annum, and is payable semi-annually on May 15 and November 15 of each year, commencing on May 15, 2018. As at December 31, 2018 the 2022 notes were secured by first priority ship mortgages on 18 of our vessels in the GSL Fleet) and by assignments of earnings and insurances, pledges over certain bank accounts, as well as share pledges over each subsidiary owning a Mortgaged Vessel. In addition, the 2022 notes are fully and unconditionally guaranteed, jointly and severally, by our relevant 18 vessel owning subsidiaries and Global Ship Lease Services Limited.

We are required to have a minimum cash balance of $20.0 million on each test date, being March 31, June 30, September 30 and December 31 in each year.

We are required to repay $40.0 million each year for the first three years and $35.0 million thereafter, across both the 2022 notes and the Citibank Super Senior Term Loan (“Citi Term Loan”). See “—$54.8 Million Citibank Super Senior Term Loan” below. The Citi Term Loan has minimum fixed amortization whereas as long as amounts are outstanding under the Citi Term Loan, amortization of the 2022 notes is at the option of the noteholders, who can accept or reject an annual tender offer which we are obliged to make. In December 2018, the tender offer was accepted in full and we repurchased $20.0 million nominal amount of the 2022 notes at a purchase price of 102%. In October 2019, we made an offer to current holders of our 2022 notes to repurchase $20.0 nominal amount of the 2022 notes at a purchase price of 102%. Any portion of the offer not accepted, up to the $20.0 million, will be applied to repay the Citi Term Loan at par. Should the amount outstanding under the Citi Term Loan be insufficient to absorb the total amount to be repaid, the excess will be mandatorily redeemed against the 2022 notes at 102%. Around the third anniversary of the issue of the 2022 notes, we will mandatorily redeem $40.0 million of the 2022 notes at a purchase price of 102%, less any amount remaining under the Citi Term Loan. Around the fourth anniversary of the issue of the 2022 notes, we will mandatorily redeem $35.0 million of the 2022 notes at a purchase price of 102%.

On December 20, 2018, we entered into a First Supplemental Indenture of the 2022 notes under which the date beginning on which we are permitted to pay dividends to common shareholders in an aggregate amount per year equal to 50% of our consolidated net profit after taxes for the preceding financial year, was brought forward from January 1, 2021 to January 1, 2020. Also, certain restrictions were agreed in the increase in the permitted transfer basket and the immediate increase in dividend capacity as a result of completing the Poseidon Transaction, and certain other provisions of the Indenture, among other things, the restricted payment covenant, the arm’s length transaction covenant and the reporting covenant were amended.

Optional Redemption

We may redeem the 2022 notes in whole or in part, at our option, at any time before November 15, 2019, at a redemption price equal to 100% of the principal amount plus a make-whole premium as provided in the indenture. We may redeem the 2022 notes in whole or in part, at our option, at any time on or after November 15, 2019, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the 2022 notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of 2022 notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2019	104.938%
2020	102.469%
2021	100.000%

As of September 30, 2019, the outstanding balance on the 2022 notes was $340.0 million.

Credit Facilities

$54.8 million Citibank Super Senior Term Loan

On October 26, 2017, and in connection with our 2022 notes, we entered into a $54.8 Million Super Senior Term Loan with Citibank N.A. (the “Citi Credit Facility”) The proceeds of this facility were used, together with the proceeds of our 2022 notes and cash on hand, to refinance our 10.000% first priority secured notes due 2019 and other debt then outstanding. The term loan matures on October 31, 2020. The term loan is cross-collateralized on a first priority basis with the collateral under our 2022 notes, including 18 vessels in the GSL Fleet. The term loan is to be amortized in four semi-annual instalments of $10.0 million followed by two semi-annual instalments of $7.4 million.

The term loan bears interest at LIBOR plus a margin of 3.25%.

As of September 30, 2019, the outstanding balance on this facility was $24.8 million.

$65.0 million Hayfin Non-Revolving Secured Term Loan Facility

On September 7, 2018, we agreed a new $65 million Non-Revolving Secured Term Loan Facility with Hayfin Services LLP, as agent and service agent, and other financial institutions (the “Hayfin Credit Facility”). The facility provides for a secured term loan of up to $65 million, which was available for drawing until May 10, 2019. The facility matures on July 16, 2022. On September 10, 2018, we drew down approximately $8.1 million and used the proceeds in connection with our acquisition of GSL Valerie. The remaining undrawn amount of $56.9 was cancelled on May 10, 2019.

The facility bears interest at LIBOR plus a margin of 5.5%.

As of September 30, 2019, the outstanding balance of this facility was $7.8 million.

$52.6 million DVB Credit Facility

In connection with the Poseidon Transaction, we assumed debt outstanding of $51.1 million related to Maira, Nikolas, Newyorker and Mary, provided by DVB Bank SE (the “Poseidon-DVB Credit Facility”). The facility agreement is dated July 18, 2017, with initial drawdown amount of $52.6 million and final maturity of December 31, 2020.

The facility has a repayment schedule, along with a cash sweep clause, whereby excess cash flows will be used against the outstanding balance of the facility and will be specifically applied to the prepayment of the balloon instalment up to a specific amount. Tranches A and B, each amounting to $5.5 million, is scheduled to be repaid in four consecutive quarterly instalments of $0.3 million starting from March 31, 2020 and a balloon payment of $4.4 million payable on December 31, 2020. Tranche C, amounting to $5.8 million, is scheduled to be repaid in four consecutive quarterly instalments of $0.3 million starting from March 31, 2020 and a balloon payment of $4.7 million payable on December 31, 2020. Tranche D, of the remaining $35.8 million, is scheduled to be repaid in four consecutive quarterly instalments of $1.1 million starting from March 31, 2020 and a balloon payment of $31.5 million payable also on December 31, 2020. In addition, certain financial covenants will apply starting from January 1, 2020.

The facility bears interest at LIBOR plus a margin of 2.85% per annum.

As of September 30, 2019, the outstanding balance on this facility was $47.1 million.

$180.5 million Deutsche, CIT, Entrust Credit Facility

In connection with the Poseidon Transaction, we assumed outstanding indebtedness of $180.5 million relating to UASC Al Khor, Maira XL and Anthea Y provided by Deutsche Bank AG. The agreement is dated November 9, 2018, with initial drawdown amount of $180.5 million and final maturity of June 30, 2022 (the “Deutsche Bank Facility”).

On December 31, 2018, the borrowers entered into a deed of amendment and restatement with the bank. Based on this restatement there was a re-tranche of the facility such that it was split into a senior facility in an amount of $141.9 million (“Senior Facility”) and a junior facility in an amount of $38.6 million (“Junior Facility”). The Lenders of the Senior Facility are Deutsche Bank AG and CIT Bank N.A and the Lenders of the Junior Facility are Deutsche Bank AG, Blue Ocean, and Entrustpermal ICAV. The final maturity of both the Senior and Junior is June 30, 2022. In addition to the repayment schedule, a cash sweep mechanism based on a DSCR ratio of 1.10:1 (DSCR ratio is the ratio of Cash Flow to the Cash Flow Debt Service) will apply pro rata against the Senior Facility and the Junior Facility.

Senior Facility

The Senior Facility is comprised of three tranches. Tranche A relates to Al Khor and is scheduled to be repaid in 14 instalments of $0.9 million with the first such instalment due three months from the utilization date, and a final instalment of $35.1 million. Tranche B relates to Anthea Y and is scheduled to be repaid in 14 instalments of $0.9 million, the first such instalment due three months from the utilization date, and a final instalment of $35.2 million. Tranche C relates to Maira XL and is scheduled to be repaid in 14 instalments of $0.9 million, the first such instalment due three months from the utilization date, and a final instalment of $35.3 million.

The Senior Facility bears interest at LIBOR plus 3.0% payable quarterly in arrears.

As of September 30, 2019, the outstanding balance on the Senior Facility was $133.1 million.

Junior Facility

The Junior Facility comprised of in three Tranches. Tranche A relates to Al Khor and is scheduled to be repaid in 14 instalments of $0.2 million, the first such instalment due three months from the utilization date, and a final instalment of $9.6 million. Tranche B relates to Anthea Y and is scheduled to be repaid in 14 instalments of $0.2 million, the first such instalment due three months from the utilization date, and a final instalment of $9.6 million. Tranche C relates to Maira XL and is scheduled to be repaid in 14 instalments of $0.2 million, the first such instalment due three months from the utilization date, and a final instalment of $9.6 million.

The Junior Facility bears interest at LIBOR plus 10.0% payable quarterly in arrears.

As of September 30, 2019, the outstanding balance on the Junior Facility was $36.2 million.

Hellenic Senior Secured Facility

On May 23, 2019, we entered into a facility agreement with Hellenic Bank Public Company Limited for an amount up to $37.0 million. Borrowings under this facility were available in tranches and were used in connection with the acquisition of the GSL Eleni, GSL Kalliopi and GSL Grania. We drew down on an initial tranche of $13.0 million on May 24, 2019, in connection with the acquisition of the GSL Eleni. The facility is repayable in 20 equal quarterly instalments of $0.5 million each with a final balloon payment of $4.0 million payable together with the final instalment. We drew down a second tranche of $12.0 million on September 4, 2019, in connection with the acquisition of the GSL Grania. The facility is repayable in 20 equal quarterly instalments of $0.4 million each with a final balloon payment of $4.0 million, payable together with the final instalment.

The Hellenic Credit Facility bears interest at LIBOR plus a margin of 3.9% per annum.

As of September 30, 2019, the outstanding balance of this facility was $24.5 million.

New Senior Facility

On September 19, 2019, we entered into a new syndicated $268.0 million senior secured credit facility comprised of two tranches (the “New Senior Facility”) with major commercial lenders Crédit Agricole Corporate and Investment Bank, ABN AMRO Bank N.V, CIT Bank NA, Hellenic Bank Public Company Limited and Siemens Financial Services Inc. The first tranche of the New Senior Facility of $230.0 million was drawn down, in full, and the proceeds were used to refinance five of our senior credit facilities existing at the time with maturities in December 2020 and April 2021 (the “First Tranche Refinancing”). The senior credit facilities that were refinanced are our $65.3 million ABN AMRO Bank Credit Facility, $17.1 million Amsterdam Trade Bank N.V. Credit Facility, $80.0 million Crédit Agricole Credit Facility, $24.5 million Blue Ocean Credit Facility and $55.7 million Crédit Agricole Credit Facility. As a result of the First Tranche Refinancing, three 2000-built 6,000 TEU ships, Tasman, Dimitris Y and Ian H, became unencumbered. The second tranche of up to $38.0 million is available to us on similar terms until May 2020 to facilitate further refinancing. The final maturity date of the

New Senior Loan is September 2024, five years after drawdown. Borrowings under the New Senior Facility bear interest at LIBOR plus a margin of 3.0% and the scheduled amortization is $5.2 million per quarter.

As of September 30, 2019, the outstanding balance of this facility was $230.0 million.

New Junior Facility

On September 19, 2019, we also refinanced all of the existing indebtedness under our $38.5 million Blue Ocean Credit Facility (the “New Junior Facility”), with the only change being to extend the maturity from September 2023 to September 2024, consistent with the maturity date of the New Senior Loan. The other terms of the New Junior Facility remain consistent with the original $38.5 million Blue Ocean Credit Facility, bearing interest at 10.0% and repayable in one balloon payment upon maturity.

As of September 30, 2019, the outstanding balance of this facility was $38.5 million.

Covenants

Certain of our credit facilities have financial covenants, which require us to maintain, among other things:

•	minimum consolidated liquidity of not less than $12.5 million, or an average of $300,000 per vessel, whichever is higher;

•	minimum net worth of not less than $50.0 million;

•

minimum market value of collateral for each credit facility, such that the aggregate market value of the vessels collateralizing the particular credit facility is between 125% and 135%, depending on the particular facility, of the aggregate principal amount outstanding under such credit facility, or, if we do not meet such threshold, to provide additional security to eliminate the shortfall; and

•

book leverage ratio (the ratio of total borrowings divided by total assets) and value adjusted leverage ratio (the ratio of total interest-bearing debt divided by the value adjusted total assets) of not more than 75%.

The agreements governing our indebtedness also contain undertakings restricting us from, among other things:

•	incur additional indebtedness or issue certain preferred stock;

•	make any substantial change to the general nature of our business;

•	pay dividends on or repay or distribute any dividend or share premium reserve;

•	redeem or repurchase capital stock;

•	create or impair certain securities interests, including liens;

•	transfer or sell certain assets;

•	enter into certain transactions other than arm’s length transactions;

•	acquire a company, shares or securities or a business or undertaking;

•	enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction, or sell all or substantially all of our properties or assets;

•	experience any change in the position of Executive Chairman; and

•	change the flag, class or technical or commercial management of the vessel mortgaged under such facility or terminate or materially amend the management agreement relating to such vessel.

Our secured credit facilities are generally secured by, among other things:

•	a first priority mortgage over the relevant collateralized vessels;

•	first priority assignment of earnings and insurances from the mortgaged vessels;

•	pledge of the earnings account of the mortgaged vessel;

•	pledge of the equity interest of each of the vessel-owning subsidiaries; and

•	corporate guarantees.

TAX CONSIDERATIONS

The following is a discussion of material United States federal and Marshall Islands income tax considerations that may be relevant to prospective holders of our Notes. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to holders of our Notes that purchase our Notes at their issue price as part of the initial offering and hold our Notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, holders that are required to recognize income no later than when such income is reported on an applicable financial statement, holder that are subject to the Base Erosion and Anti-Avoidance Tax or former citizens or long-term residents of the United States) or holders that will hold our Notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding our Notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of our Notes.

No ruling has been requested from the Internal Revenue Service, or the IRS, regarding any matter affecting us, holders of our Notes, or our shareholders.

Except as otherwise noted, this discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of our Notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of our Notes that is, for U.S. federal income tax purposes: (a) a U.S. citizen or U.S. resident alien; (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (c) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on our Notes

Stated interest on a Note generally will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Interest paid on our Notes generally will be foreign source income and, depending on your circumstances, treated as either “passive” or “general” category income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, redemption, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in our Notes and the proceeds received on the sale, redemption, exchange, retirement or other taxable disposition (except to the extent such proceeds are attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income). The proceeds you receive will include the amount of any cash and the fair market value of any other property received for our Notes. Your adjusted tax basis in our Notes generally will equal the amount you paid for our Notes. Gain or loss recognized upon a sale, redemption, exchange, retirement or other taxable disposition of our Notes (i) will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source gain or loss, as applicable, for U.S. foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Tax on Unearned Income

Certain U.S. Holders who are individuals, estates or trusts, or U.S. Individual Holders, are subject to a 3.8% tax on certain investment income, including interest, and gain from the disposition of our Notes. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our Notes.

Information Reporting and Backup Withholding

In general, information reporting will apply to all payments of interest on, and the proceeds of the sale or other disposition (including a retirement or redemption) of, Notes held by a U.S. Holder unless the U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to these payments unless the U.S. Holder provides the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Holders who are individuals and who hold certain specified foreign financial assets, including financial instruments issued by a foreign corporation not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Notes.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our Notes (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on our Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on interest on the Notes unless the interest is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the interest is deemed to be effectively connected with that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the interest in the same manner as if it were a U.S. Holder and, in the case of a non-U.S. Holder that is a corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable treaty rate).

Disposition of Notes

In general, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain resulting from the sale, redemption, exchange, retirement or other taxable disposition of a Note unless (i) the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the United States), in which case the non-U.S. Holder will generally be subject to U.S. federal income tax on such gain in the same manner as if such non-U.S. Holder were a U.S. person and, in addition, if the non-U.S. Holder is a foreign corporation, may also be subject to the branch profits tax described above, or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case the non-U.S. Holder may be subject to tax at a 30% rate on gain resulting from the disposition of our Notes which may be offset by U.S.-source capital losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding generally will not apply to payments of interest on Notes held by a non-U.S. Holder if such interest is paid outside the United States by a non-U.S. payor or a non-U.S. middleman (within the meaning of U.S. Treasury Regulations) or the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met or otherwise establishes an exemption.

Any payment received by a non-U.S. Holder from the sale, redemption or other taxable disposition of a Note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. Holder properly certifies under penalties of perjury as to its non-U.S. status and certain other conditions are met, or otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption or other taxable disposition of a note effected outside the United States by a non-U.S. office of a broker. However, if the broker is considered a U.S. payor or U.S. middleman (within the meaning of U.S. Treasury Regulations), information reporting will apply to the payment of the proceeds of a sale, redemption or other taxable disposition of a note effected outside the United States unless the broker has documentary evidence in its records that the non-U.S. Holder is a non-U.S. Holder and certain other conditions are met. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against the non-U.S. Holder U.S. federal income tax liability, if any, and may entitle the non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our Notes, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the Notes.

Each prospective investor is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each investor to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

UNDERWRITING (CONFLICTS OF INTEREST)

B. Riley FBR, Inc. (“B. Riley FBR”) is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite that underwriter’s name at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriter	Principal Amount of Notes
B. Riley FBR, Inc.	$
Ladenburg Thalmann & Co. Inc.	$
Clarksons Platou Securities AS	$
Janney Montgomery Scott LLC	$
William Blair & Company, L.L.C.	$
Fearnley Securities	$
National Securities Corp.	$
Wedbush Securities Inc.	$
Incapital LLC	$
Boenning & Scattergood, Inc.	$
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all of the Notes if they purchase any of the notes. The underwriters’ obligations to purchase the Notes from us are several and not joint.

The underwriters propose to offer the Notes directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement, plus accrued interest, if any, from                 , 2019 and to certain dealers at the public offering price minus a concession not to exceed     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the public offering price and other selling terms may be changed by the underwriters.

Certain executive management members have expressed indications of interest to purchase an aggregate of approximately $300,000 in principal amount of Notes in this offering at the public offering price set forth on the front cover page of this prospectus. The underwriters will not receive any discounts or commission for sales of such Notes to executive management members. In addition, B. Riley FBR or its affiliate have expressed indications of interest to purchase an aggregate of up to $2,000,000 in principal amount of Note in this offering at the public offering price set forth on the front cover page of this prospectus. These indications of interest are not binding agreements or commitments to purchase Notes and no binding agreement will be executed to purchase such Notes until an underwriting agreement is executed.

The Notes consist of a new issue of securities with no established trading market. We intend to apply to list the notes on the NYSE under the symbol “GSLD.” If the listing is approved, we expect trading of the Notes to begin within the 30 day period after the initial delivery of the Notes. Even if the Notes are listed, there may be little or no secondary market for the Notes. The representatives of the underwriters have advised us that, following completion of this offering, one or more underwriters intend to make a market in the Notes after the initial offering, although they are under no obligation to do so. The underwriters may discontinue any market making activities at any time without notice. We can give no assurance as to development, maintenance or liquidity of any trading market for the Notes.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $                aggregate principal amount of the Notes at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional Notes approximately proportionate to that underwriter’s initial purchase commitment.

The following table shows the total underwriting discounts that we will pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option to purchase additional Notes.

	Per Note	Without Option	With Option
Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Net Proceeds, before expenses	$	$	$

Certain expenses associated with the offer and the sale of the Notes, exclusive of the underwriting discount, are estimated to be approximately $            and will be paid by us. We will pay all of our expenses and costs in connection with this offering, including the underwriting discounts payable to the underwriters. In addition to the underwriting discounts, we have agreed to pay in cash to the representative a structuring fee (the “Structuring Fee”) equal to $250,000, which Structuring Fee is to be paid in cash at the closing. We also agreed to reimburse the representative upon request for its reasonable out-of-pocket, accountable, bona fide expenses actually incurred in the offering, including any fees and disbursements of the representative’s legal counsel up to $85,000, provided that the total amount to be reimbursed shall not exceed $150,000 in the aggregate.

In connection with this offering, the representative of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a short position. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase Notes originally sold by the syndicate member. Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the absence of such activities. These activities, if commenced, may be discontinued at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

We have agreed that, for a period beginning on the date of the underwriting agreement and until the day that is 30 days thereafter, we will not, directly or indirectly, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) any senior unsecured notes of our company (other than the Notes sold pursuant to this prospectus supplement) or publicly announce an intention to effect any such transaction. The representative of the underwriters, in its sole discretion, may release us from this restriction at any time without notice.

Each of Clarksons Platou Securities AS and Fearnley Securities AS, who are underwriters of this offering, is not a US registered broker-dealer and, therefore, intends to participate in the offering outside of the United States. To the extent that the offering by Clarksons Platou Securities AS is within the United States, Clarksons Platou Securities AS will offer to and place securities with investors through Clarksons Platou Securities, Inc., an affiliated US broker-dealer. To the extent that the offering by Fearnley Securities AS is within the United States, Fearnley Securities AS will offer to and place securities with investors through Fearnley Securities Inc., an affiliated US broker-dealer. The activities of each of Clarksons Platou Securities AS and Fearnley Securities AS in the United States will be effected only to the extent permitted by Rule 15a-6 under the Exchange Act. Fearnley Securities Inc. may compensate Fearnley Securities AS for finder services provided in connection with the offering of the Notes, and such compensation shall be derived exclusively from, and not in addition to, any underwriting discount or commission received by Fearnley Securities Inc. in connection with the offering of the Notes.

Conflicts of Interest

During the past two months, each of Clarksons Platou Securities AS and Fearnley Securities, Inc. has provided consulting services to us for which they each have received fees of $100,000 from us. In addition, certain of the other underwriters have performed and may continue to perform investment banking, commercial banking and advisory services for us from time to time for which they receive customary fees. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they will receive customary fees.

B. Riley FBR intends to purchase $2,000,000 aggregate principal amount of the Notes in this offering from us at the public offering price. B. Riley Financial, Inc., the parent company of B. Riley FBR is the beneficial owner of approximately 11% of our outstanding Class A common shares. An aggregate of 1,816,159 of such shares were acquired by B. Riley Financial, Inc. and its affiliate in our offering of common shares that was completed on October 1, 2019 and are subject to lock-up agreements with FINRA pursuant to FINRA Rule 5110(g) until March 24, 2020. Under FINRA Rule 5121(f)(6), a beneficial owner of 10 percent or more of the outstanding common equity of an entity is deemed to “control” such entity. In addition, B. Riley Financial, Inc. and B. Riley FBR have entered into a Board Observer Agreement, which (i) amended the prior engagement letter and underwriting agreement between B. Riley FBR and the Company to eliminate the right of B. Riley FBR and its affiliate to appoint a director to our Board of Directors; and (ii) granted a right to B. Riley Financial, Inc. to designate an observer to our Board of Directors, provided that B. Riley Financial, Inc. owns more than 5% of the outstanding voting power of the Company.

As a result of its “control” of the Company under FINRA Rules, B. Riley FBR is deemed to have a “conflict of interest” within the meaning of Rule 5121, and this offering will be conducted in accordance with the requirements of Rule 5121(a). That rule requires that a “qualified independent underwriter” meeting specified requirements must participate in the preparation of this prospectus and exercise its usual standard of due diligence with respect thereto. Ladenburg Thalmann & Co. Inc. has agreed to act as the qualified independent underwriter for this offering and has agreed in so acting to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act. Ladenburg Thalmann & Co. Inc. will not receive a fee for acting as the qualified independent underwriter for this offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (the “FSMA”) (Financial Promotion) Order 2005 (“the Order”), or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of the respective contents.

Each underwriter has:

A.

only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

B.	complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers (other than individuals) purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase of Notes under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the

Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the Notes to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered Notes, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued Notes; (iv) that the Notes that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriter and its affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the Notes, other than the underwriter, is authorized to make any further offer of Notes on our behalf or on behalf of the underwriter.

Notice to Prospective Investors in Switzerland.

The Notes will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus supplement forms a part, all of which will be paid by us.

Commission registration fee	$	*
FINRA Fee	$
Legal fees and expenses	$
Accounting fees and expenses	$
Trustee fees and expenses	$
Printing costs	$
Miscellaneous	$

Total	$

*	Previously paid.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law. The underwriter has been represented in connection with this offering by Morgan, Lewis & Bockius LLP, Palo Alto, California.

EXPERTS

The financial statements as of December 31, 2018 and for the year ended December 31, 2018 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The industry information attributed to MSI throughout this prospectus, including under the heading “The International Container Shipping and Containership Leasing Industry”, has been reviewed by MSI, which has confirmed to us that such information accurately describes the container shipping market.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement and accompanying base prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Commission on March 29, 2019, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

The description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on August 12, 2008, as amended by Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on March 26, 2019, including any subsequent amendments or reports filed for the purpose of updating such description.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 31, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer).

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 9, 2019, which contains our management’s discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2019.

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (except for any reference to, or information contained in, the Company’s website and the statements attributed to the Company’s Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 7, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus supplement by writing or us at the following address:

Global Ship Lease, Inc.

Attn: Ian J. Webber

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

United Kingdom

44 (0) 20 3998 0063

www.globalshiplease.com

Information provided by the Company

We will furnish holders of our Class A common shares and Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prospectus

$500,000,000

Common Shares, Preferred Shares, Debt Securities,

Warrants, Rights, Purchase Contracts and Units

Global Ship Lease, Inc.

Through this prospectus, we may periodically offer:

(1) our common shares,

(2) our preferred shares,

(3) our debt securities,

(4) our warrants,

(5) our rights,

(6) our purchase contracts, and

(7) our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $500,000,000.

Our Class A common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “GSL.” Our depositary shares, each of which represents a 1/100th interest in a share of our Series B Preferred Shares, are listed on the NYSE under the symbol “GSL-B.”

An investment in these securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled “Risk Factors” beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2019.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares, preferred shares, debt securities, warrants, rights, purchase contracts and units described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. We will provide updated information if required whenever we offer our securities pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.

This prospectus and any prospectus supplement do not and will not contain all the information provided in the registration statement that we filed with the Commission. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under “Where You Can Find Additional Information.”

Unless the context otherwise requires, references to the “Company,” “we,” “us,” “our” or “Global Ship Lease” refer to Global Ship Lease, Inc., and “Poseidon Containers” refers to Poseidon Containers Holdings LLC and K&T Marine LLC, collectively, with whom we completed a strategic combination on November 15, 2018. Unless otherwise indicated, all references to “$” and “dollars” in this prospectus are to U.S. dollars. We use the term “TEU”, meaning twenty-foot equivalent unit, the international standard measure of container size, in describing volumes in world container trade and other measures, including the capacity of our containerships, which we also refer to as ships. Unless otherwise indicated, we calculate the average age of our vessels on a weighted average basis, based on TEU capacity. All share and per share amounts disclosed in this prospectus give retroactive effect, for all periods presented, to the one-for-eight reverse stock split of our Class A common shares effected on March 25, 2019.

ii

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

The Company

Global Ship Lease, Inc. is a Marshall Islands corporation that owns a fleet of mid-sized and smaller containerships which are chartered out under fixed-rate charters to reputable container shipping companies (“liner companies” or “liner operators”).

As of the date of this prospectus, we owned 41 mid-sized and smaller containerships of which nine (representing 31% of our fleet by TEU capacity) are new-design, high-specification, fuel-efficient, and wide-beam. Our fleet has a total capacity of 224,162 TEU. Our fleet’s average size is 5,467 TEU, with a TEU weighted average age of 12.2 years as at September 30, 2019.

The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063. Our website address is www.globalshiplease.com. The information included on our website is not incorporated herein by reference. From time to time, we may use our website and social media outlets as channels of distribution of material company information.

Our Class A common shares began trading on the NYSE under the symbol “GSL” on August 15, 2008. Our depositary shares, each of which represents a 1/100th interest in a share of our Series B Preferred Shares, began trading on the NYSE under the symbol “GSL-B” on August 20, 2014.

CORPORATE INFORMATION

We were incorporated in the Republic of the Marshall Islands on March 14, 2008 as GSL Holdings Inc.

On August 14, 2008, we merged with Marathon Acquisition Corp., a company then listed on the American Stock Exchange, and with the pre-existing Global Ship Lease, Inc., which was then wholly owned by CMA CGM. GSL Holdings, Inc. was the surviving entity, changed its name to Global Ship Lease, Inc. and became listed on the New York Stock Exchange, or the NYSE.

The mailing address of our principal executive office is c/o Global Ship Lease Services Limited, 25 Wilton Road, London SW1V 1LW, United Kingdom, and our telephone number is +44 (0) 20 3998 0063.

OTHER INFORMATION

We are incorporated under the laws of the Republic of the Marshall Islands, and as a consequence, you may encounter difficulty protecting your interests as shareholders, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 29, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning our operations, cash flows, financial position, dividend policy, the anticipated benefits of our strategic transaction with Poseidon Containers, and the likelihood of success in acquiring additional vessels to expand our business.

Forward-looking statements appear in a number of places in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2018, filed with the Commission on March 29, 2019, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein, including, without limitation, in the sections entitled “Business Overview,” “Management’s Discussion and Analysis of Financial Conditions and Operations,” and “Dividend Policy.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. The risks described under “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our results of operations, financial condition, liquidity and the development of the industries in which we operate. New risks can emerge from time to time, and it is not possible for us to predict all such risks, nor can we assess the impact of all such risks on our business or the extent to which any risks, or combination of risks and other factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Commission after the date of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities by us offered by this prospectus as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement or report on Form 6-K incorporated by reference into the registration statement of which this prospectus forms a part will include information about our capitalization.

ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by us pursuant to this prospectus in one or more offerings, including on any stock exchange, quotation service, market or other trading facility on which our securities are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.

In addition, we may sell some or all of our securities included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	a distribution by way of dividend or otherwise to our existing shareholders;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; or

•

trading plans entered into by us pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of our securities on the basis of parameters described in such trading plans.

In addition, we may enter into options or other types of transactions that require us to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. As a result, we have informed, or will inform, them that Regulation M, promulgated under the Securities

Exchange Act of 1934, or the Exchange Act, may apply to sales by any broker dealers or other persons acting on our behalf in the market. We may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus or prospectus supplement, or if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the public offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Under our Articles of Incorporation, as amended, our authorized share capital consists of:

•	214,000,000 Class A common shares, $0.01 per share, of which 17,556,738 shares were issued and outstanding as of the date of this prospectus;

•	20,000,000 Class B common shares, $0.01 per share, of which none were issued and outstanding as of the date of this prospectus;

•	15,000,000 Class C common shares, $0.01 per share, of which none were issued and outstanding as of the date of this prospectus;

•	16,100 Series B Preferred Shares, $0.01 per share, of which 14,000 shares were issued and outstanding as of the date of this prospectus; and

•	250,000 Series C Preferred Shares, $0.01 per share, of which 250,000 shares were issued and outstanding as of the date of this prospectus.

Share History

In each of 2016 and 2017, 4,266 Class A common shares were awarded to our directors under our 2015 Equity Incentive Plan, representing 20% of their base compensation.

On November 15, 2018, we completed a strategic combination with Poseidon Containers, acquiring 20 containerships (the “Poseidon Transaction”). The consideration given for the acquisition of the net assets was 3,005,603 Class A common shares and 250,000 Series C Preferred Shares. In addition, as a consequence of the completion of the Poseidon Transaction, all outstanding stock awards to officers and employees vested and 60,425 Class A common shares were issued in November 2018.

On January 2, 2019, as a consequence of the completion of the Poseidon Transaction, all of our issued and outstanding Class B common shares converted one-for-one into 925,745 Class A common shares.

On March 25, 2019, we effected a one-for-eight reverse stock split of our Class A common shares, which our shareholders authorized at our special meeting of shareholders held on March 20, 2019. There was no change to the trading symbol, number of authorized shares, or par value of our Class A common shares in connection with the reverse stock split. All share and per share amounts disclosed in this prospectus give effect to the reverse stock split retroactively, which resulted in the number of issued and outstanding Class A common shares reducing from 79,543,921 to 9,942,950 at that time.

On October 1, 2019, we completed an underwritten public offering of 7,613,788 Class A common shares at a public offering price of $7.25 per share, for gross proceeds of approximately $55.2 million, which we refer to as the October 2019 Offering. Certain members of our executive management purchased an aggregate of 168,968 Class A common shares in the offering at the public offering price.

Memorandum and Articles of Association

The rights, preferences and restrictions attaching to each class of shares of our capital stock are described in the sections “Description of Capital Shares,” “Description of Preferred Shares,” and “Description of Depositary Shares” of the Amendment No. 1 to our registration statement on Form F-3 (File No. 333-197518) filed with the Commission on July 28, 2014 and hereby incorporated by reference into this prospectus. There have been no changes since that date, other than the issuance of the Series B Preferred Shares in August 2014 and Series C Preferred Shares in November 2018, as described below.

On August 20, 2014, we issued 1,400,000 depositary shares, each of which represents 1/100th of one share of our Series B Preferred Shares. In the event of any liquidation, dissolution or winding up of our affairs, holders of the Series B Preferred Shares will have the right to receive the liquidation preference of $2,500.00 per share of Series B Preferred Shares (equivalent to $25.00 per depositary share or $35.0 million in the aggregate) plus an amount equal to all accumulated and unpaid dividends thereon to the date of payment, whether or not declared. Dividends are payable at 8.75% per annum in arrears on a quarterly basis, when and if declared by the Board of Directors. Following the issuance of the Series B Preferred Shares of the Company, no dividend may be declared or paid or set apart for payment on our common stock and each other class or series of capital stock established after the original issue date of the Series B Preferred Shares that is not expressly made senior to or on parity with the Series B Preferred Shares as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”) (other than a dividend payable solely in Junior Securities), unless full cumulative dividends have been or contemporaneously are being paid or declared and set aside for payment on all outstanding Series B Preferred Shares and any securities that rank pari passu with the Series B Preferred Shares through the most recent respective dividend payment dates. Holders of the Series B Preferred Shares generally have no voting rights, except in limited circumstances. At any time after August 20, 2019 (or within 180 days after the occurrence of a fundamental change), the Series B Preferred Shares may be redeemed, at the discretion of the Company, in whole or in part, at a redemption price of $2,500.00 per share (equivalent to $25.00 per depositary share). The rights, preferences and restrictions attaching to the Series B Preferred Shares are described in the section “Description of Series B Preferred Shares and Depositary Shares” of our prospectus supplement dated August 13, 2014 filed with the Commission on August 15, 2014 and hereby incorporated by reference into this prospectus. There have been no changes since that date. The rights, preferences and restrictions attaching to the Series B Preferred Shares are further qualified by (i) the Certificate of Designations of Global Ship Lease, Inc., filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and effective August 19, 2014, and (ii) the Deposit Agreement, dated as of August 20, 2014, by and among Global Ship Lease, Inc., Computershare Inc. and Computershare Trust Company, N.A., as applicable, as depositary, registrar and transfer agent, and the holders from time to time of the depositary receipts described therein (each of (i) and (ii) being incorporated by reference to Exhibits 3.1 and 4.1, respectively, of Global Ship Lease, Inc.’s Report on Form 6-K (File No. 001-34153) filed on August 20, 2014), each of which is hereby incorporated by reference into this prospectus. There have been no changes since that date.

On November 15, 2018, we issued 250,000 Series C Preferred Shares of par value $0.01 per share. The Series C Preferred Shares are convertible to an aggregate of 12,955,187 Class A common shares at the option of the holder on the date when our 9.875% First Priority Secured Notes due 2022 are no longer outstanding. In September 2019 we entered into a letter agreement with KIA VIII (Newco Marine) Ltd. and KEP VI (Newco Marine) Ltd., or together, Kelso, the holders of all of our Series C Preferred Shares outstanding as of the date of this prospectus, whereby Kelso agreed to convert its outstanding Series C Preferred Shares into Class A common shares upon the repayment in full of our 9.875% First Priority Secured Notes due 2022. In addition, the Series C Preferred Shares will convert automatically upon transfer to any person who is not an affiliate of the initial holder of such Series C Preferred Shares. Upon the occurrence of any liquidation, dissolution or winding up of our affairs, holders of Series C Perpetual Shares shall be entitled to receive an amount equal to the amount payable in respect of the number of Class A common shares into which such Series C Preferred Shares would be convertible at such time, such amount to be determined as of the record date for determination of holders of Class A common shares entitled to receive such distribution or, if no such record date is established, as of the date of such distribution. Holders of Series C Preferred Shares are entitled to a dividend only should such a dividend be declared on our Class A common shares. If our Board of Directors declares a dividend or other distribution upon the then-outstanding Class A common shares, then the holders of the Series C Preferred Shares shall be entitled to receive the amount of dividends as would be payable in respect of the number of Class A common shares into which such Series C Preferred Shares would be convertible. Each Series C Preferred Share shall entitle the holder thereof to 38.75 votes on all matters submitted to a vote of shareholders. Except as otherwise provided in the Certificate of Designation for Series C Preferred Shares or required by law, the Series C Preferred Shares shall vote together with the Common Shares as one class in the election of directors of the Company and on all other matters submitted to a vote of the shareholders. The Series C Preferred Shares shall be perpetual and shall not be subject to mandatory redemption, sinking fund or other similar provisions. The rights, preferences and restrictions attaching to the Series C Preferred Shares are described in the Certificate of Designation for Series C Perpetual Preferred Shares of Global Ship Lease, Inc. (incorporated by reference to Exhibit A of Global Ship Lease, Inc.’s Report on Form 6-K (File No. 001-34153) filed on October 29, 2018) and hereby incorporated by reference into this prospectus. There have been no changes since that date.

We are not aware of any limitations on the rights to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities, imposed by the laws of the Republic of the Marshall Islands or by our Articles of Incorporation or Bylaws.

Registration Rights Agreements

In connection with the October 2019 Offering, we have entered into a registration rights agreement with certain affiliates of B. Riley FBR, Inc., or the B. Riley Affiliates, the underwriter in the October 2019 Offering, pursuant to which we agreed to register any shares of our Class A common stock held by the B. Riley Affiliates following the completion of the October 2019 Offering to the extent such shares constitute “restricted” or “control” securities under applicable rules and regulations of the Commission, or the B. Riley Registration Rights Agreement. The B. Riley Registration Rights Agreement provides the B. Riley Affiliates with certain piggyback and demand registration rights, and contains customary indemnification and other provisions.

We also have a registration rights agreement with certain of our major shareholders that was amended and restated in October 2018. For a description of the Amended and Restated Registration Rights Agreement, please see our Annual Report on Form 20-F filed with the Commission on March 29, 2019 as updated by annual and other reports and documents that we file with the Commission after the date of this prospectus and that are incorporated by reference herein.

DESCRIPTION OF DEBT SECURITIES

We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to the registration statement of which this prospectus forms a part or as an exhibit to a report under the Exchange Act, that will be incorporated by reference into the registration statement of which this prospectus forms a part or a prospectus supplement. We refer to any applicable prospectus supplement, amendment to the registration statement and/or Exchange Act reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are each referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto). Each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement or a supplemental indenture, if any, relating to such series.

The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.

General

We expect that neither indenture will limit the amount of debt securities which may be issued and that each indenture will provide that debt securities may be issued in one or more series.

We expect that the subsequent filings related to a series of offered debt securities will describe the following terms of the series:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	whether the debt securities will be our senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	the applicability and terms of any guarantees;

•

any period or periods during which, and the price or prices at which, we will have the option to or be required to redeem or repurchase the debt securities of the series and the other material terms and provisions applicable to such redemption or repurchase;

•	any optional or mandatory sinking fund provisions;

•	any conversion or exchangeability provisions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any covenants or other material terms relating to the debt securities;

•	whether the debt securities will be issued in the form of global securities or certificates in registered form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the debt securities; and

•	any other special features of the debt securities.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to the applicable subsequent filings for the particular terms and provisions of the debt securities offered by any prospectus supplement.

Senior Debt Securities

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsubordinated debt.

Subordinated Debt Securities

We may issue subordinated debt securities under a subordinated debt indenture. These subordinated debt securities would rank subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	our ability to incur either secured or unsecured debt, or both;

•	our ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

We expect that each indenture and the rights of the respective holders generally may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

(1) changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

(2) reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

(3) reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

(4) waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

(5) makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

(6) makes any change with respect to holders’ rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

(7) waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities;

will be effective against any holder without his consent.

Additionally, certain changes under each indenture will not require the consent of any holders. These types of changes are generally limited to clarifications of ambiguities, omissions, defects and inconsistencies in each indenture and amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under each indenture, such as adding security, covenants, additional events of default or successor trustees.

Events of Default

We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium when due;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

We expect that each indenture will require us to file annually, after debt securities are issued under that indenture, with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

We expect that the terms of each indenture will provide us with the right to omit complying with specified covenants and specified events of default described in a subsequent filing upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities.

We expect that to exercise this right we will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Form of Debt Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Both certificated securities in definitive form and global securities may be issued either in registered form, where our obligation runs to the holder of the security named on the face of the security, or in bearer form, where our obligation runs to the bearer of the security.

Definitive securities name you or your nominee as the owner of the security, other than definitive bearer securities, which name the bearer as owner, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.

Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities, other than global bearer securities, which name the bearer as owner. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees. If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements:

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or selling agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities. So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the indenture.

Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest in that registered global security, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders of a registered global security or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustee or any other agent of us or agent of the trustee will have any responsibility or liability to owners of beneficial interests for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We expect that the indenture will provide that if the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will be required to issue securities in definitive form in exchange for the registered global security that had been held by the depositary. In addition, the indenture is expected to allow us to decide, at any time and in our sole discretion, to not have any of the securities represented by one or more registered global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the registered global security or securities representing those securities. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

If we issue registered global securities, we expect that the Depository Trust Company, or DTC, will act as depository and the securities will be registered in the name of Cede & Co., as DTC’s nominee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The warrants will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us, a basket of such securities, an index or indices of such securities, or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the security otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights. We expect that such terms will include, where applicable:

•	the exercise price for the rights;

•	the number of rights issued to each shareholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

The rights will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction, unless otherwise stated in the applicable prospectus supplement (or a post-effective amendment hereto).

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units. We expect that such terms will include, among others:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares and/or rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

TAX CONSIDERATIONS

Our Annual Report on Form 20-F filed with the Commission on March 29, 2019, as updated by annual and other reports and documents that we file with the Commission after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax considerations that may be relevant to prospective investors in our common shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by such prospectus supplement.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$64,900
FINRA Fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The financial statements as of December 31, 2018 and for the year ended December 31, 2018 incorporated by reference into this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements as of December 31, 2017 and for each of the two years in the period ended December 31, 2017 incorporated by reference into this prospectus have been so incorporated in reliance on the report (which contains an explanatory paragraph disclosing that the Company has entered into significant contracts with CMA CGM, a related party and the main source of the Company’s operating revenue, as described in Note 2(a) to the financial statements) of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globalshiplease.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

Annual Report on Form 20-F for the year ended December 31, 2018 filed with the Commission on March 29, 2019, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•

The description of our Class  A Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on August 12, 2008, as amended by Amendment No. 1 to the Registration Statement on Form 8-A, filed with the Commission on March 26, 2019, including any subsequent amendments or reports filed for the purpose of updating such description.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on May 31, 2019 (except for the commentary of the Company’s Executive Chairman and Chief Executive Officer).

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 9, 2019, which contains our management’s discussion and analysis of financial condition and results of operations and unaudited interim consolidated financial statements and related notes for the six month period ended June 30, 2019.

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on August 9, 2019, announcing the results of our Annual Meeting of Shareholders.

•

Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 24, 2019 (except for any reference to, or information contained in, the Company’s website and the statements attributed to the Company’s Chairman and Chief Executive Officer contained in Exhibit 99.1 thereto).

•	Our Report of Foreign Private Issuer on Form 6-K, filed with the Commission on October 3, 2019.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus

(if they state that they are incorporated by reference into this prospectus), until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or us at the following address:

Global Ship Lease, Inc.

Attn: Ian J. Webber

c/o Global Ship Lease Services Limited

25 Wilton Road

London SW1V 1LW

United Kingdom

44 (0) 20 3998 0063

www.globalshiplease.com

Information provided by the Company

We will furnish holders of our Class A common shares and Series C Preferred Shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

$

    % Senior Unsecured Notes due 2024

Global Ship Lease, Inc.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

B. Riley FBR	Ladenburg Thalmann	Clarksons Platou Securities AS

Janney Montgomery Scott	William Blair	Fearnley Securities

Co-Managers

National Securities Corp.	Wedbush Securities	Incapital	Boenning and Scattergood, Inc.

                    , 2019